Exhibit 10.29

[Pursuant to Item 601(b)(10) of Regulation S-K, certain confidential portions of this exhibit have been omitted by means of marking such portions with asterisks as the identified confidential portions (i) are not material and (ii) would be competitively harmful if publicly disclosed.]

LICENSE AND COLLABORATION AGREEMENT

among

F-STAR GAMMA LIMITED,

F-STAR BIOTECHNOLOGISCHE FORSCHUNGS-UND

ENTWICKLUNGSGES.M.B.H,

F-STAR BIOTECHNOLOGY LIMITED,

and

DENALI THERAPEUTICS INC.

Dated as of 24 August 2016

Confidential

-i-

THIS LICENSE AND COLLABORATION AGREEMENT is made and entered into effective as of 24 August 2016 (the “Effective Date”) by and between

(1)	F-STAR GAMMA LIMITED, a limited liability company incorporated under the laws of England and Wales (“Licensor”), and

(2)	DENALI THERAPEUTICS INC., a corporation organized under the laws of Delaware (“Denali”); and

(3)

F-STAR BIOTECHNOLOGY LIMITED, a limited liability company incorporated under the laws of England and Wales (“F-star Ltd”) solely for the purposes of the Sections referenced on the signature page hereto, and F-STAR BIOTECHNOLOGISCHE FORSCHUNGS- UND ENTWICKLUNGSGES.M.B.H, an Austrian limited liability company incorporated under the laws of the Republic of Austria (“F-star GmbH”) solely for the purposes of the Sections referenced on the signature page hereto.

Licensor and Denali are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

BACKGROUND

(A)

Licensor Controls (as defined herein) certain intellectual property rights with respect to Fcabs (as defined herein), mAb[2] (as defined herein) and Licensed Products (as defined herein) in the Territory (as defined herein).

(B)

Denali has expertise with respect to blood-brain barrier transcytosis. In order to facilitate the development of products the Parties have agreed to collaborate in the identification of Fcabs that have utility in the delivery of therapeutics across the blood-brain barrier which Denali shall use to develop Licensed Products.

(C)

Licensor wishes to grant to Denali, and Denali wishes to take, on an Accepted Fab Target (as defined herein) by Accepted Fab Target basis, an option to a license under such intellectual property rights to develop and commercialize Licensed Products in the Territory, in each case in accordance with the terms and conditions set forth below.

(C)

Under separate agreements, including the Buy-out Option Agreement (as defined herein) the shareholders in Licensor have granted an option to Denali to acquire the entire share capital in Licensor pursuant to the terms of the SPA (as defined herein).

NOW, THEREFORE, in consideration of the premises and the mutual promises and conditions hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, do hereby agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement and the Schedules to this Agreement the following capitalized terms, whether used in the singular or plural, shall have the meanings set out below:

1.1	“Accepted Fcab Target” means an Fcab Target that has become an Accepted Fcab Target as provided for in Section 3.1.6.

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1.2

“Accepted Fab Target” means a Fab Target that has become an Accepted Fab Target as provided for in Section 3.4. With respect to a Fab that is an Incorporated Biologic, the Accepted Fab Target will mean the Incorporated Biologic itself.

1.3

“Accounting Standards” means, with respect to (a) Licensor, F-star Ltd or F-star GmbH, that records and books of accounts shall be maintained in accordance with International Financial Reporting Standards (“IRFS”), and (b) Denali or its Affiliates or Sublicensees, that records and books of accounts shall be maintained in accordance with United States Generally Accepted Accounting Principles or IFRS.

1.4

“Affiliate” means, with respect to a Party, any Person that, directly or indirectly, through one (1) or more intermediaries, controls, is controlled by or is under common control with such Party. For purposes of this definition, “control” and, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with” means (a) the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise; or (b) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of a Person (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity). The Parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such case such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management or policies of such entity. Notwithstanding the foregoing: (i) none of [***] shall be deemed an “Affiliate” of Licensor or of each other, other than [***], which are Affiliates solely of each other; and (ii) no company with substantially the same shareholders as Licensor or [***] shall be an Affiliate of any of the Licensor, [***].

1.5	“Agreement” means this agreement and all schedules, appendices and other addenda attached hereto as any of the foregoing may be amended in accordance with the provisions of this Agreement.

1.6	“Alliance Manager” has the meaning set forth in Section 2.10.

1.7

“Antibody” means an immunoglobulin (Ig) molecule or fragment thereof that binds to an antigen and shall include monospecific and multispecific immunoglobulin molecules or a nucleic acid-containing molecule that encodes such an immunoglobulin molecule or fragment thereof including any of the foregoing as conjugates bound to a toxin, label or other moiety. In the case of an Incorporated Biologic, “Antibody” will mean the Ig molecule or fragment thereof together with the attached Incorporated Biologic.

1.8

“Applicable Law” means federal, state, local, national and supra-national laws, statutes, rules, and regulations, including any rules, regulations, guidelines, or other requirements of the Regulatory Authorities, major national securities exchanges or major securities listing organizations, that may be in effect from time to time during the Term and applicable to a particular activity or country or other jurisdiction hereunder.

1.9

“Approved Subcontractors” means those subcontractors specified in each Fcab Discovery Plan and each mAb[2] Development Plan or otherwise agreed to by the Parties in writing. For clarity, F-star Ltd will be an Approved Subcontractor for Licensor.

1.10	“Audit Arbitrator” has the meaning set forth in Section 9.18.

Confidential

*** Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

1.11	“Bankruptcy Code” has the meaning set forth in Section 14.8.1.

1.12	“Biosimilar Application” has the meaning set forth in Section 10.3.3.

1.13	“BLA” has the meaning set forth in the definition of “Drug Approval Application” in Section 1.43.

1.14	“Breaching Party” has the meaning set forth in Section 14.4.

1.15	“Business Day” means a day other than a Saturday or Sunday on which banking institutions in San Francisco, California or London, England are open for business.

1.16	“Buy-out Option Agreement” means the agreement made between Denali and the shareholders of Licensor dated on the Effective Date, a copy of which is included as Schedule 1.16.

1.17

“Buy-out Option Period” means the period commencing on the Effective Date and ending on the earlier of (i) Denali’s Initiation of the first Clinical Study of a mAb[2]; and (ii) the fourth (4th) anniversary of the first Fcab Delivery as extended pursuant to Section 7.1 or (iii) the sixty sixth (66th) month after delivery by Denali of a Denali Fcab Notice as extended pursuant to Section 7.1.

1.18	“Buy-out Option” means the option to buy the entire share capital of Licensor pursuant to the Buy-out Option Agreement.

1.19

“Calendar Quarter” means each successive period of three (3) calendar months commencing on January 1, April 1, July 1 and October 1, except that the first Calendar Quarter of the Term shall commence on the Effective Date and end on the day immediately prior to the first to occur of January 1, April 1, July 1 or October 1 after the Effective Date, and the last Calendar Quarter shall end on the last day of the Term.

1.20

“Calendar Year” means each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31, except that the first Calendar Year of the Term shall commence on the Effective Date and end on December 31 of the year in which the Effective Date occurs and the last Calendar Year of the Term shall commence on January 1 of the year in which the Term ends and end on the last day of the Term.

1.21	“Centralized Approval Procedure” means the procedure through which a MAA filed with the EMA results in a single marketing authorization valid throughout the European Union.

1.22

“Clinical Studies” means Phase I, Phase II, Phase III, and such other tests and studies in human subjects that are required by Applicable Law, or otherwise conducted or recommended by the Regulatory Authorities, to obtain or maintain Regulatory Approvals for a Licensed Product for one (1) or more indications, including tests or studies that are intended to expand the approved indications for such Licensed Product.

1.23	“Combination Product” means a Licensed Product containing or consisting of one (1) or more mAb[2] and one (1) or more Other Active Ingredients, whether in the same or different formulations.

1.24

“Commercialization” means any and all activities directed to the preparation for sale of, offering for sale of, or sale of a molecule or product, including activities related to marketing, promoting, distributing, importing and exporting such molecule or product, and, for purposes of setting forth the rights and obligations of the Parties under this Agreement, shall be deemed to include conducting medical affairs activities and conducting Phase IV Studies, and interacting with Regulatory Authorities regarding any of the foregoing. When used as a verb, “to Commercialize” and “Commercializing” means to engage in Commercialization, and “Commercialized” has a corresponding meaning.

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1.25

“Commercially Reasonable Efforts” means, with respect to the performance of Development, Commercialization, or Manufacturing activities with respect to an Fcab, a mAb[2] or a Licensed Product by a Party, the carrying out of such activities using efforts and resources comparable to the efforts and resources that such Party would typically devote to compounds or products of similar market potential at a similar stage in development or product life.

1.26

“Confidential Information” means any Information or data provided orally, visually, in writing or other form by or on behalf of one (1) Party (or an Affiliate or representative of such Party) to the other Party (or to an Affiliate or representative of such Party) in connection with this Agreement after the Effective Date, including Information relating to the terms of this Agreement, any Fcab, any mAb[2] or any Licensed Product, any Exploitation of any Fcab or any mAb[2] or any Licensed Product, any Know-How with respect thereto developed by or on behalf of the disclosing Party or its Affiliates (including Denali Program Know-How and Licensor Program Know-How, as applicable), or the scientific, regulatory or business affairs or other activities of either Party. For the avoidance of doubt, any disclosure of Confidential Information by F-star Ltd or F-star GmbH to Denali or its Affiliates shall be deemed to be a disclosure on behalf of Licensor. Notwithstanding the foregoing, (a) Licensor Background IP and Licensor Program IP will be considered Confidential Information of Licensor, (b) Denali Background IP and Denali Program IP will be considered Confidential Information of Denali, and (c) Joint Program IP shall be deemed to be the Confidential Information of both Parties, and both Parties shall be deemed to be the receiving Party and the disclosing Party with respect thereto.

1.27

“Control” means, with respect to any item of Information, material, Patent, or other property right, the possession of the right, whether directly or indirectly, and whether by ownership, license, covenant not to sue or otherwise (other than by operation of the license and other grants in ARTICLE 8), to grant a license, sublicense or other right to or under such Information, material, Patent, or other property right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party; provided, that, except in the case of the Gamma IP License, neither Party shall be deemed to Control any item of Information, material, Patent, or other property right of a Third Party if access under this Agreement requires or triggers a payment obligation, unless the Party being granted a sublicense hereunder to such Information, material, Patent or other property right agrees in writing to pay such payment obligation.

1.28	“CREATE Act” has the meaning set forth in Section 10.2.4.

1.29	“Default Notice” has the meaning set forth in Section 14.4.

1.30	“Denali Background IP” means, collectively, Denali Background Patents and Denali Background Know-How.

1.31

“Denali Background Know-How” means, to the extent such Know-How is disclosed by Denali to Licensor, any and all Know-How Controlled by Denali on the Effective Date or during the Term that is developed or invented as a result of performing activities outside the scope of each Fcab Discovery Plan and each mAb[2] Development Plan and that is necessary or useful for the research, discovery or Exploitation of any Fcab against any Accepted Fcab Target, or an Antibody containing such Fcab, or any

Confidential

mAb[2]. Denali Background Know-How specifically includes any Antibody (other than any Fcabs and/or mAb[2]s) that is Controlled by Denali or its Affiliates which are necessary or useful for the purpose of performing activities under, or otherwise utilized in, an Fcab Discovery Plan or a mAb[2] Development Plan.

1.32

“Denali Background Patents” means any and all Patents Controlled by Denali on the Effective Date or during the Term that are invented as a result of performing activities outside the scope of each Fcab Discovery Plan and each mAb[2] Development Plan and that in the absence of a License would be infringed by the research, discovery or Exploitation of any Fcab against any Accepted Fcab Target, or an Antibody containing such Fcab, or any mAb[2]. Denali Background Patents specifically includes the claims of any Patent that covers an Antibody (other than any Fcabs and/or mAb[2]s) that is Controlled by Denali or its Affiliates for the purpose of performing activities under, or otherwise utilized in, an Fcab Discovery Plan or mAb[2] Development Plan.

1.33

“Denali Fcab” means an Fcab which binds to an Accepted Fcab Target that was first identified from a Denali Library, and which Fcab is not a Joint Fcab, and for which Denali informs Licensor in writing that Denali is progressing with such Fcab (such notice the “Denali Fcab Notice”).

1.34	“Denali Indemnitees” has the meaning set forth in Section 13.2.

1.35	“Denali Library” means any repertoire of Antibodies which have binding sites in a constant domain and which repertoire is generated by Denali whilst carrying out Technical Development.

1.36	“Denali Program IP” means, collectively, Denali Program Patents and Denali Program Know-How.

1.37

“Denali Program Know-How” means any and all Know-How that is not Platform Know-How and that is developed or invented after the Effective Date (a) solely by or on behalf of Denali or its Affiliates or agents in performing activities under each Fcab Discovery Plan (including Know-How relating to any Denali Fcab or Joint Fcab but excluding any Licensor Program Know-How or Licensor Program Patents) or (b) by or on behalf of Denali or its Affiliates or Licensor (including any of Licensor’s Approved Subcontractors, and under the Gamma Support Services Agreement or otherwise) or its Affiliates or jointly by Denali or its Affiliates and Licensor or its Affiliates in performing activities under each mAb[2] Development Plan (including any mAb[2] as a composition of matter). Denali Program Know-How specifically excludes Denali Background Know-How, Licensor Program Know-How and Joint Program Know-How.

1.38

“Denali Program Patents” means any and all Patents that are not Platform Patents and that claim inventions invented after the Effective Date (a) solely by or on behalf of Denali or its Affiliates or agents in performing activities under each Fcab Discovery Plan (including relating to any Denali Fcab or Joint Fcab but excluding any Licensor Program Know-How or Licensor Program Patents) or (b) by or on behalf of Denali or its Affiliates in performing activities under each mAb[2] Development Plan (including any mAb[2] as a composition of matter, use, formulation or manufacture); or (c) by or on behalf of Licensor (including any of Licensor’s Approved Subcontractors, and under the Gamma Support Services Agreement or otherwise) or its Affiliates or jointly by Denali or its Affiliates and Licensor or its Affiliates in performing activities under each mAb[2] Development Plan (including any mAb[2] as a composition of matter). Denali Program Patents specifically exclude Denali Background Patents, Licensor Program Patents and Joint Program Patents.

1.39

“Development” means all activities related to pre-clinical and other non-clinical discovery, research, testing, test method development and stability testing, toxicology, formulation, process development, manufacturing scale-up, qualification and validation, quality assurance/quality control, Clinical Studies, including Manufacturing in support thereof, statistical analysis and report writing, the preparation and

Confidential

submission of Drug Approval Applications, regulatory affairs with respect to the foregoing and all other activities necessary or reasonably useful or otherwise requested or required by a Regulatory Authority as a condition or in support of obtaining or maintaining a Regulatory Approval. When used as a verb, “Develop” means to engage in Development. For purposes of clarity, Development shall include any submissions and activities required in support thereof, required by Applicable Laws or a Regulatory Authority as a condition or in support of obtaining a pricing or reimbursement approval for an approved molecule or product.

1.40	“Dispute” has the meaning set forth in Section 15.7.

1.41	“Distributor” has the meaning set forth in Section 8.7.

1.42	“Dollars” or “$” means United States Dollars.

1.43

“Drug Approval Application” means a Biologics License Application (a “BLA”) as defined in the FFDCA, or any corresponding foreign application in the Territory, including, with respect to the European Union, a Marketing Authorization Application (a “MAA”) filed with the EMA pursuant to the Centralized Approval Procedure or with the applicable Regulatory Authority of a country in Europe with respect to the mutual recognition or any other national approval procedure.

1.44	“Effective Date” means the effective date of this Agreement as set forth in the preamble hereto.

1.45	“EMA” means the European Medicines Agency and any successor agency(ies) or authority having substantially the same function.

1.46

“European Union” or “E.U.” means the economic, scientific, and political organization of member states known as the European Union, as its membership may be altered from time to time, and any successor thereto.

1.47

“Exploit” or “Exploitation” means to make, have made, import, export, use, have used, sell, have sold, or offer for sale, including to Develop, Commercialize, register, modify, enhance, improve, Manufacture, have Manufactured, hold, or keep (whether for disposal or otherwise), or otherwise dispose of.

1.48

“Fab” means the region on an Antibody that (a) binds to an antigen and is either composed of (i) one (1) constant and one (1) variable domain of each of the heavy and the light chain wherein the binding sites are located in the variable domains, or (ii) is another protein or polypeptide that specifically binds to an antigen or substrate, or (b) constitutes a [***] or, subject to agreement (or resolution) as set out in Section 3.3, a [***] (an “Incorporated Biologic”).

1.49	“Fcab” means a constant domain of an Antibody that includes an antigen binding site that confers a specific binding of such constant domain to a defined target antigen.

1.50	“Fcab Delivery” has the meaning set forth in Section 4.3.

1.51

“Fcab Delivery Criteria” means the criteria for Fcab Delivery for each Accepted Fcab Target as agreed pursuant to Section 2.2.4. The Fcab Delivery Criteria for the TfR Accepted Fcab Target are appended as set out in Schedule 1.51.

1.52	“Fcab Disclosure Period” has the meaning set forth in Section 9.11.

1.53

“Fcab Discovery Plan” means the plan and criteria setting forth the research and development activities of the Parties prior to Fcab Delivery, as the same may be amended from time to time in accordance with the terms hereof. The TfR Fcab Discovery Plan is attached hereto as Schedule 1.51.

1.54

“Fcab Validation Period” means that period set out in the relevant Fcab Discovery Plan during which Denali should have used Commercially Reasonable Efforts to have conducted the validation experiment(s) set out in the Fcab Discovery Plan in respect of the relevant Fcab delivered by Licensor pursuant to the relevant Fcab Discovery Plan.

Confidential

*** Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

1.55	“FDA” means the United States Food and Drug Administration and any successor agency(ies) or authority having substantially the same function.

1.56

“FFDCA” means the United States Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq., as amended from time to time, together with any rules, regulations and requirements promulgated thereunder (including all additions, supplements, extensions, and modifications thereto).

1.57	“Field” means any use.

1.58

“First Commercial Sale” means, with respect to a Licensed Product and a country, the first sale for monetary value for use or consumption by the end user of such Licensed Product in such country after Regulatory Approval for such Licensed Product has been obtained in such country. Sales prior to receipt of Regulatory Approval for such Licensed Product, such as so-called “treatment IND sales,” “named patient sales,” and “compassionate use sales,” shall not be construed as a First Commercial Sale.

1.59	“F-star Alpha” means F-star Alpha Limited, a limited liability company incorporated under the laws of England and Wales with registered number 08676690.

1.60	“F-star Beta” means F-star Beta Limited, a limited liability company incorporated under the laws of England and Wales with registered number 09263520.

1.61

“FTE Rate” means, for the period from the Effective Date to 31 December 2017, [***] US dollars (US$[***]). Thereafter, the FTE Rate shall be increased or decreased on 1 January of each year by the annual percentage increase or decrease in the UK Consumer Price Inflation published by the UK Office of National Statistics.

1.62

“FTE” means the equivalent of the work of one appropriately qualified individual working on a full-time basis in performing work in connection with this Agreement for a twelve (12) month period (consisting of at least a total of [***] hours per year of dedicated effort). FTE efforts shall not include the work of general corporate or administrative personnel.

1.63	“Gamma IP License” means that certain Amended and Restated Gamma IP License, between Licensor and F-star Ltd, dated as of the Effective Date, as may be amended or restated from time to time.

1.64

“Gamma Support Services Agreement” means that certain Gamma Support Services Agreement, between Licensor and F-star Ltd, dated as of the Effective Date, as may be amended or restated from time to time.

1.65	“Gatekeeper Notice” has the meaning set forth in Section 3.3.

1.66

“Gatekeeper” means an independent Third Party appointed by F-star Ltd promptly following the Effective Date for the purpose of confirming proposed Accepted Fab Targets and proposed Accepted Fcab Targets on mutually agreeable terms including provisions relating to confidentiality.

Confidential

*** Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

1.67

“Good Manufacturing Practice” or “GMP” means the current good manufacturing practices applicable from time to time to the Manufacturing of a mAb[2] or Licensed Product or any intermediate thereof pursuant to Applicable Law.

1.68	“HSR Act” has the meaning set forth in Section 15.2.1.

1.69	“Incorporated Biologic” has the meaning set forth in Section 1.48.

1.70

“IND” means an application filed with a Regulatory Authority for authorization to commence Clinical Studies, including (a) an Investigational New Drug Application as defined in the FFDCA or any successor application or procedure filed with the FDA, (b) any equivalent of a United States IND in other countries or regulatory jurisdictions, (i.e., Clinical Trial Application (“CTA”)) and (c) all supplements, amendments, variations, extensions and renewals thereof that may be filed with respect to the foregoing.

1.71	“Indemnification Claim Notice” has the meaning set forth in Section 13.3.

1.72	“Indemnified Party” has the meaning set forth in Section 13.3.

1.73

“Indication” means a specific disease, disorder or condition which is recognized by the applicable Regulatory Authority in a given country or jurisdiction as a disease, disorder or condition, and all its associated signs, symptoms and stages of prognosis. For the avoidance of doubt, all variants of a single disease, disorder or condition (whether classified by severity or otherwise), and subpopulations of patients with the primary disease, disorder or condition, will be treated as the same Indication.

1.74	“Indirect Taxes” has the meaning set forth in Section 9.15.

1.75

“Information” means all information of a technical, scientific, business and other nature, including Know-How, technology, means, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, regulatory data, and other biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and information, including study designs and protocols, reagents (e.g., plasmids, proteins, cell lines, assays and compounds) and biological methodology; in each case (whether or not confidential, proprietary, patented or patentable, of commercial advantage or not) in written, electronic or any other form now known or hereafter developed.

1.76	“Initiation” or “Initiate” means, with respect to a Clinical Study, the first dosing of the fifth human subject in such Clinical Study.

1.77	“Intellectual Property” has the meaning set forth in Section 14.8.1.

1.78

“Joint Fcab” means an Fcab which binds to an Accepted Fcab Target that was first identified from a Denali Library in respect of which Licensor, F-star Ltd, F-star GmbH or their Affiliates have made an inventive contribution to such Fcab, such that under U.S. patent law at least one employee, consultant or agent of Licensor, F-star Ltd, F-star GmbH or their Affiliates would be named as an inventor on a patent filing which claims the composition of matter of such Fcab. If there is a Dispute regarding whether an employee of Licensor, F-star Ltd, F-star GmbH or their Affiliates should be named as an inventor on a patent filing which claims such Fcab, then the Parties would follow the resolution procedures under Section 15.7 to resolve the Dispute, provided that the selected arbitrators shall have knowledge and experience in determining inventorship under U.S. patent law.

1.79	“Joint Program IP” means, collectively, Joint Program Patents and Joint Program Know-How.

Confidential

1.80

“Joint Program Know-How” means any and all Know-How that is not Platform Know-How and that is developed or invented after the Effective Date jointly by or on behalf of Denali on the one hand, and by or on behalf of Licensor on the other hand (including any of Licensor’s Approved Subcontractors, and under the Gamma Support Services Agreement or otherwise), in performing activities under each Fcab Discovery Plan (but excluding any Licensor Program Know-How, Licensor Program Patents, Denali Program Know-How or Denali Program Patents). Joint Program Know-How specifically excludes Denali Background Know-How, Denali Program Know-How, Licensor Background Know-How and Licensor Program Know-How.

1.81

“Joint Program Patents” means any and all Patents that are not Platform Patents and that claim inventions invented after the Effective Date jointly by or on behalf of Denali on the one hand, and by or on behalf of Licensor on the other hand (including any of Licensor’s Approved Subcontractors, and under the Gamma Support Services Agreement or otherwise), in performing activities under each Fcab Discovery Plan but excluding any Licensor Program Know-How, Licensor Program Patents, Denali Program Know-How or Denali Program Patents.

1.82	“Joint Steering Committee” or “JSC” has the meaning set forth in Section 2.1.

1.83

“Know-How” means any and all data, inventions, methods, proprietary information, processes, trade secrets, techniques and technology, whether patentable or not but which are not generally known, including discoveries, formulae, materials (including chemicals), biological materials (including expression constructs, nucleic acid sequences, amino acid sequences, and cell lines), practices, test data (including pharmacological, toxicological, pre-clinical and clinical information and test data), analytical and quality control data (including drug stability data), manufacturing technology and data (including formulation data), and sales forecasts, data and descriptions.

1.84

“License Option Term” means, in respect of an Accepted Fab Target, the period starting on the date that the relevant Accepted Fab Target became an Accepted Fab Target and ending on the earlier of (i) the [***]; (ii) the exercise of the License Option in respect of that Accepted Fab Target; and (iii) upon the earlier written notice by Denali of its decision to terminate the License Option Term in respect of such Accepted Fab Target pursuant to Section 14.5.

1.85	“License Option” has the meaning set forth in Section 7.2.

1.86

“Licensed Product” means, on a mAb[2]-by-mAb[2] basis, any product for use in the Field in the Territory that contains that mAb[2], alone or in combination with one (1) or more Other Active Ingredients. Licensed Products in any and all forms, in current and future formulations, dosage forms and strengths, and delivery modes, including any improvements thereto shall be deemed to be the same Licensed Product.

1.87	“Licensor Background IP” means, collectively, Licensor Background Patents and Licensor Background Know-How.

1.88

“Licensor Background Know-How” means, to the extent that such Know-How is disclosed to Denali by Licensor, any and all Know-How Controlled by Licensor on the Effective Date or during the Term that is developed or invented as a result of performing activities outside the scope of each Fcab Discovery Plan and each mAb[2] Development Plan and that is necessary or useful for the research, discovery or Exploitation of any mAb[2].

Confidential

*** Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

1.89

“Licensor Background Patents” means any and all Patents Controlled by Licensor on the Effective Date or during the Term that are invented as a result of performing activities outside the scope of each Fcab Discovery Plan and each mAb[2] Development Plan and that in the absence of a license would be infringed by the research, discovery or Exploitation of any mAb[2], including, but not limited to, the patents and patent applications set forth on Schedule 1.89.

1.90	“Licensor Fcab” means an Fcab which binds to an Accepted Fcab Target that was first identified by the Licensor other than from a Denali Library.

1.91	“Licensor Indemnitees” has the meaning set forth in Section 13.1.

1.92

“Licensor In-Licenses” means all agreements (as modified, amended or restated as of the Effective Date), pursuant to which Licensor or its Affiliates derive any right, title or interest in or to the Licensor Background IP, including without limitation the Gamma IP License.

1.93	“Licensor Program IP” means, collectively, Licensor Program Patents and Licensor Program Know-How.

1.94

“Licensor Program Know-How” means any and all Know-How that is developed or invented after the Effective Date (a) solely by or on behalf of Licensor (including any of Licensor’s Approved Subcontractors, and under the Gamma Support Services Agreement or otherwise) in performing activities under each Fcab Discovery Plan or (b) by or on behalf of Denali or its Affiliates or Licensor (including any of Licensor’s Approved Subcontractors, and under the Gamma Support Services Agreement or otherwise) or its Affiliates or jointly by Denali or its Affiliates and Licensor or its Affiliates in each case in connection with activities under each Fcab Discovery Plan and/or a mAb[2] Development Plan and/or Technical Development, and to the extent it relates to an Fcab (other than a Denali Fcab or Joint Fcab), other than as part of a mAb[2]. Licensor Program Know-How specifically excludes Licensor Background Know-How, Platform Know-How, Denali Program Know-How and Joint Program Know-How.

1.95

“Licensor Program Patents” means any and all Patents claiming inventions invented after the Effective Date (a) solely by or on behalf of Licensor (including any of Licensor’s Approved Subcontractors, and under the Gamma Support Services Agreement or otherwise) and its Affiliates in performing activities under each Fcab Discovery Plan or (b) by or on behalf of Denali or its Affiliates or Licensor (including any of Licensor’s Approved Subcontractors, and under the Gamma Support Services Agreement or otherwise) or its Affiliates or jointly by Denali or its Affiliates and Licensor or its Affiliates in each case in connection with activities under each Fcab Discovery Plan and/or a mAb[2] Development Plan and/or Technical Development, and to the extent claiming or covering an Fcab (other than a Denali Fcab or Joint Fcab), other than as part of a mAb[2]. Licensor Program Patents specifically exclude Licensor Background Patents, Platform Patents, Denali Program Patents and Joint Program Patents.

1.96	“Losses” has the meaning set forth in Section 13.1.

1.97	“MAA” has the meaning set forth in the definition of “Drug Approval Application” in Section 1.43.

1.98

“mAb[2] Development Plan” means, on a mAb[2]-by-mAb2 basis, the written research plan prepared by Denali in accordance with Section 3.4 for the applicable mAb[2] or Licensed Product, and to be performed by or on behalf of Denali during the Research Term, as the same may be amended from time to time in accordance with the terms hereof.

Confidential

1.99

“mAb[2]” means an Antibody (a) which contains a Denali Fcab, Joint Fcab or Licensor Fcab (or an Fcab that Denali modified or optimized from any of the foregoing) and (b) which contains a Fab that specifically binds to an Accepted Fab Target (or in the case of an Accepted Fab Target that is an Incorporated Biologic, which contains that Accepted Fab Target).

1.100	“mAb[2] License” shall have the meaning set out in Section 7.2.

1.101	“Major Market” means each of [***].

1.102

“Manufacture” and “Manufacturing” means all activities related to the synthesis, making, production, processing, purifying, formulating, filling, finishing, packaging, labeling, shipping, and holding of any molecule, product or any intermediate thereof, including process development, process qualification and validation, scale-up, pre-clinical, clinical and commercial production and analytic development, product characterization, supply chain, stability testing, quality assurance testing and release, and quality control.

1.103	“Mono Product” has the meaning set forth in the definition of “Net Sales” in Section 1.104.

1.104

“Net Sales” means, with respect to a Licensed Product for any period, the total amount billed or invoiced on sales of such Licensed Product during such period by Denali, its Affiliates, or Sublicensees in the Territory to Third Parties (such Third Parties including wholesalers or Distributors), in bona fide arm’s length transactions, less the following deductions, in each case related specifically to the Licensed Product and actually allowed and taken by such Third Parties and not otherwise recovered by or reimbursed to Denali, its Affiliates, or Sublicensees:

(a)	trade, cash and quantity discounts;

(b)	price reductions or rebates, retroactive or otherwise, imposed by, negotiated with or otherwise paid to governmental authorities or other payees;

(c)	taxes on sales (such as sales, value added, or use taxes) to the extent added to the sale price and set forth separately as such in the total amount invoiced;

(d)	amounts repaid or credited by reason of rejections, defects, return goods allowance, recalls or returns, or because of retroactive price reductions, including rebates or wholesaler charge backs;

(e)

the portion of administrative fees paid during the relevant time period to group purchasing organizations, pharmaceutical benefit managers or similar entities or Medicare Prescription Drug Plans relating to such Licensed Product;

(f)

freight, insurance, import/export, and other transportation charges to the extent added to the sale price and set forth separately as such in the total amount invoiced, as well as any fees for services provided by wholesalers and warehousing chains and other service providers related to inventory management or the distribution of such Licensed Product; and

(g)	uncollectable debt up to a maximum of [***] of Net Sales.

Net Sales shall not include transfers or dispositions for charitable, promotional, pre-clinical, clinical, regulatory, or governmental purposes. Net Sales shall include the amount or fair market value of all other consideration received by Denali, its Affiliates or Sublicensees in respect of the sale of Licensed Product, whether such consideration is in cash, payment in kind, exchange or other form. Net Sales shall not include sales between or among Denali, its Affiliates, or Sublicensees.

Confidential

*** Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

Subject to the above, Net Sales shall be calculated in accordance with the standard internal policies and procedures of Denali, its Affiliates, or Sublicensees, which must be in accordance with Accounting Standards.

For purposes of calculating Net Sales, all Net Sales shall be converted into Dollars in accordance with Section 9.13.

In the event a Licensed Product is a Combination Product, the Net Sales for such Combination Product shall be calculated as follows:

(i)

If Denali, its Affiliate, or Sublicensee separately sells in such country or other jurisdiction, (A) a product containing as its sole active ingredient a mAb[2] contained in such Combination Product (the “Mono Product”) and (B) products containing as their sole active ingredients the Other Active Ingredients in such Combination Product, the Net Sales attributable to such Combination Product shall be calculated by multiplying actual Net Sales of such Combination Product by the fraction A/(A+B) where: “A” is Denali’s (or its Affiliate’s or Sublicensee’s, as applicable) average Net Sales price during the period to which the Net Sales calculation applies for the Mono Product in such country or other jurisdiction and “B” is Denali’s (or its Affiliate’s or Sublicensee’s, as applicable) average Net Sales price during the period to which the Net Sales calculation applies in such country or other jurisdiction, for products that contain as their sole active ingredients the Other Active Ingredients in such Combination Product.

(ii)

If Denali, its Affiliate, or Sublicensee separately sells in such country or other jurisdiction the Mono Product but does not separately sell in such country or other jurisdiction products containing as their sole active ingredients the Other Active Ingredients in such Combination Product, the Net Sales attributable to such Combination Product shall be calculated by multiplying the Net Sales of such Combination Product by the fraction A/C where: “A” is Denali’s (or its Affiliate’s or Sublicensee’s, as applicable) average Net Sales price during the period to which the Net Sales calculation applies for the Mono Product in such country or other jurisdiction, and “C” is Denali’s (or its Affiliate’s or Sublicensee’s, as applicable) average Net Sales price in such country or other jurisdiction during the period to which the Net Sales calculation applies for such Combination Product.

(iii)

If Denali, its Affiliates, and Sublicensees do not separately sell in such country or other jurisdiction the Mono Product but do separately sell products containing as their sole active ingredients the Other Active Ingredients contained in such Combination Product, the Net Sales attributable to such Combination Product shall be calculated by multiplying the Net Sales of such Combination Product by the fraction (D-E)/D where: “D” is the average Net Sales price during the period to which the Net Sales calculation applies for such Combination Product in such country or other jurisdiction and “E” is the average Net Sales price during the period to which the Net Sales calculation applies for products that contain as their sole active ingredients the Other Active Ingredients in such Combination Product.

(iv)

If Denali, its Affiliates, and Sublicensees do not separately sell in such country or other jurisdiction both the Mono Product and the Other Active Ingredients or ingredients in such Combination Product, the Net Sales attributable to such Combination Product shall be determined by the Parties in good faith based on the relative fair market value of such Mono Product and such Other Active Ingredient or ingredients. If the Parties cannot agree on such relative value, the Dispute shall be resolved pursuant to Section 15.7.

Confidential

1.105	“Non-Breaching Party” has the meaning set forth in Section 14.4.

1.106

“Other Active Ingredient” means any component that provides pharmacological activity or other direct therapeutic effect in the Field or that therapeutically affects the structure or any function of the body whereby such component is not covered by a Valid Claim of the Licensor Background Patents, Licensor Program Patents or the Joint Program Patents.

1.107	“Patent Challenge” has the meaning set forth in Section 14.6.

1.108

“Patents” means (a) all national, regional and international patents and patent applications, including provisional patent applications, (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications, (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents and design patents and certificates of invention, and (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((a), (b), and (c)).

1.109

“Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.110

“Phase I” means a human clinical trial of a Licensed Product, the principal purpose of which is a preliminary determination of safety, tolerability, dosing, pharmacological activity or pharmacokinetics in healthy individuals or patients or similar clinical study prescribed by the Regulatory Authorities, including the trials referred to in 21 C.F.R. §312.21(a), as amended.

1.111

“Phase II” means a human clinical trial of a Licensed Product, the principal purpose of which is a determination of safety and efficacy in the target patient population, which is prospectively designed to generate sufficient data that may permit commencement of pivotal clinical trials, or a similar clinical study prescribed by the Regulatory Authorities, from time to time, pursuant to Applicable Law or otherwise, including the trials referred to in 21 C.F.R. §312.21(b), as amended.

1.112

“Phase III” means a human clinical trial of a Licensed Product on a sufficient number of subjects in an indicated patient population that is prospectively designed to establish that a mAb[2] or Licensed Product is safe and efficacious for its intended use and to determine the benefit/risk relationship, warnings, precautions, and adverse reactions that are associated with such product in the dosage range to be prescribed, which trial is intended to support marketing approval of such mAb[2] or Licensed Product, including all tests and studies that are required by the FDA from time to time, pursuant to Applicable Law or otherwise, including the trials referred to in 21 C.F.R. §312.21(c), as amended.

1.113

“Phase IV Study” means a post-marketing human clinical study for a Licensed Product with respect to any indication as to which Regulatory Approval has been received or for a use that is the subject of an investigator-initiated study program.

Confidential

1.114	“PHSA” means the United States Public Health Service Act, as amended from time to time.

1.115	“Platform IP” means Platform Know-How and Platform Patents.

1.116

“Platform Know-How” means Know-How which was first generated by either Party under an Fcab Discovery Program and/or a mAb[2] Development Plan and/or Technical Development (whenever it was undertaken) which constitutes (i) improvements, modifications and enhancements to the inventions claimed (either in issued claims or pending claims) in the Licensor Background Patents that exist as of the Effective Date, and such improvements, modifications and enhancements are covered by claims (either in issued claims or pending claims) of the Licensor Background Patents that exist as of the Effective Date (ii) [***] (iii) [***] and (iv) [***] provided always that Platform Know-How does not include any Know-How which constitutes (a) the amino acid sequence of the antigen binding site and Fcab constant domain wherein such antigen binding site sequence confers specific binding of the Fcab to an Accepted Fcab Target or (b) the use of an Antibody and its sequence which has an antigen binding site in a constant domain wherein such sequence confers specific binding of the constant domain to an Accepted Fcab Target or (c) the manufacture or formulation (or methods of manufacture or formulation) of an Antibody and its sequence which has a binding site in a constant domain wherein such sequence confers specific binding to an Accepted Fcab Target or (d) the modification of a native binding site within binding loops to a native antigen [***].

1.117

“Platform Patents” means any Patent claiming or covering any invention which was first conceived by either Party under an Fcab Discovery Program and/or a mAb[2] Development Plan and/or Technical Development (whenever it was undertaken) which claims or covers (i) improvements, modifications and enhancements to the inventions claimed (either in issued claims or pending claims) in the Licensor Background Patents that exist as of the Effective Date, and such improvements, modifications and enhancements are covered by the claims (either in issued claims or pending claims) of the Licensor Background Patents that exist as of the Effective Date (ii) [***] (iii) [***] and (iv) [***] provided always that Platform Patents do not include any Patent which specifically claims or covers (a) the amino acid sequence of the antigen binding site and Fcab constant domain wherein such antigen binding site sequence confers specific binding of the Fcab to an Accepted Fcab Target or (b) the use of an Antibody and its sequence which has a binding site in a constant domain wherein such sequence confers specific binding of the constant domain to an Accepted Fcab Target or (c) the manufacture or formulation (or methods of manufacture or formulation) of an Antibody and its sequence which has a binding site in a constant domain wherein such sequence confers specific binding of the constant domain to an Accepted Fcab Target or (d) the modification of a native binding site within binding loops to a native antigen, [***].

1.118	“PMDA” means Japan’s Pharmaceuticals and Medical Devices Agency and any successor agency(ies) or authority having substantially the same function.

1.119

“Product Trademarks” means the trademark(s) to be used by Denali or its Affiliates or its or their respective Sublicensees for the Development or Commercialization of Licensed Products in the Territory and any registrations thereof or any pending applications relating thereto in the Territory (excluding, in any event, any trademarks, service marks, names or logos that include any corporate name or logo of the Parties, F-star Ltd, F-star GmbH or their Affiliates).

Confidential

*** Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

1.120	“Proposed Fcab” has the meaning set forth in Section 4.3.

1.121	“Publishing Party” has the meaning set forth in Section 11.5.4.

1.122

“Regulatory Approval” means, with respect to a country or other jurisdiction in the Territory, any and all approvals (including Drug Approval Applications), licenses, registrations, or authorizations of any Regulatory Authority necessary to Commercialize a mAb[2] or Licensed Product in such country or other jurisdiction, including, where applicable, (a) pricing or reimbursement approval in such country or other jurisdiction, and (b) pre- and post-approval marketing authorizations (including any prerequisite Manufacturing approval or authorization related thereto).

1.123

“Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial, or local governmental or regulatory authority, agency, department, bureau, commission, council, or other entities (e.g., the FDA, EMA and PMDA) regulating or otherwise exercising authority with respect to activities contemplated in this Agreement, including the Exploitation of any mAb[2] or Licensed Products in the Territory.

1.124

“Regulatory Exclusivity” means, with respect to any country or other jurisdiction in the Territory, an additional market protection, other than Patent protection, granted by a Regulatory Authority in such country or other jurisdiction which confers an exclusive Commercialization period during which Denali or its Affiliates, Distributors or Sublicensees have the exclusive right to market and sell a mAb[2] or Licensed Product in such country or other jurisdiction through a regulatory exclusivity right (e.g., new chemical entity exclusivity, new use or indication exclusivity, new formulation exclusivity, orphan drug exclusivity, pediatric exclusivity, or any applicable data exclusivity) provided always that in the case of Regulatory Exclusivity based on orphan drug exclusivity in a country such Regulatory Exclusivity shall be deemed to expire in such country if a Third Party is selling a product in such country that is “clinically superior” to the applicable Licensed Product, applying the definition of “clinically superior” set forth in 21 C.F.R. § 316.3(b)(3) (or, with respect to any country other than the United States, the definition that is applied to permit such Third Party to sell such product notwithstanding the orphan drug exclusivity (including that the Third Party product is considered to be safer, more effective or otherwise clinically superior as provided for in Regulation EC 141/2000)).

1.125	“Research Term” means, on a mAb[2]–by-mAb[2] basis, the period beginning on the Effective Date and ending upon the filing of an IND by Denali on the mAb[2].

1.126

“Royalty Term” means, with respect to each Licensed Product and each country in the Territory, the period beginning on the date of the First Commercial Sale of such Licensed Product in such country, and ending on the later to occur of (a) the expiration, invalidation or abandonment date of the last Licensor Background Patent, Licensor Program Patent, a Denali Program Patent or Joint Program Patent that includes a Valid Claim that claims or covers the manufacture, sale, or use (provided such use is the subject of a Regulatory Approval obtained by or on behalf or Denali, its Affiliates or Sublicensees or Distributors of the mAb[2] or Licensed Product of such Licensed Product in such country) of such Licensed Product in such country, (b) the expiration of Regulatory Exclusivity for such Licensed Product in such country; and (c) the twelfth (12th) anniversary of the First Commercial Sale of such Licensed Product in such country.

1.127	“Selected Fcab Program Patent” has the meaning set forth in Section 10.2.1.

1.128	“Selected Fcab” means an Fcab directed to an Accepted Fcab Target.

Confidential

1.129	“Senior Officer” means, with respect to Licensor, its Chief Executive Officer or his/her designee, and with respect to Denali, its Chief Executive Officer or his/her designee.

1.130	“Sublicensee” means a Third Party, other than a Distributor, that is granted a sublicense by Denali under the grants in Section 8.1 as provided in Section 8.6.

1.131

“Target” means the target specifically bound by the Fcab or the Fab in an Antibody. With respect to an Incorporated Biologic, the “Target” will mean the Incorporated Biologic itself and not the target(s) bound by the Incorporated Biologic. For purposes of exclusivity or grant of licenses (i.e. Denali’s right to include a variant of a target), “Target” will also include fragments or polymorphisms (including without limitation splice variants or mutants) of such target antigen (or Incorporated Biologic) provided that in each case Entrez Gene ID, HUGO, UniProt, SwissProt or other gene/protein listing database used on the date the Target is gatekept specifically identifies that such fragment or polymorphism is related to such Target or Incorporated Biologic by identifying it as a fragment and/or polymorphism of such Target or Incorporated Biologic in the database record. By way of example, and without limitation, if there is an Accepted Fab Target that is an antigen commonly known as CDXXX, and subsequently a polymorphism of CDXXX is submitted to one of the gene/protein listing databases, and where the listing specifically identifies the new listing as a polymorphism of CDXXX, then provided such polymorphism is not at such time an Unavailable Fab Target, such polymorphism would also be considered the Accepted Fab Target under this Agreement (and subject to the exclusivity and grant of licenses).

1.132

“Technical Development Term” means the term for the license granted by Licensor to Denali under Section 8.1.1, which term commenced prior to the Effective Date and continues, with respect to an Accepted Fcab Target-by-Accepted Fcab Target, until [***] after the date that Denali determines to cease funding Licensor’s costs under the Fcab Discovery Plan for such Accepted Fcab Target pursuant to Section 9.2 (provided such determination date is not less than [***] after Denali has transferred to F-star all reagents and assays for F-star to conduct the antigen validation (e.g. conclusion of Step 1, Antigens of Schedule 1.51 for the TfR Fcab Discovery Plan) for the Accepted Fcab Target pursuant to the applicable Fcab Discovery Plan).

1.133

“Technical Development” means the use by Denali of the Licensor Background IP existing at the Effective Date, to Develop Fcabs and to generate libraries of Fcabs and/or to undertake further development of the Licensor Background IP in each case to support the development of Fcabs.

1.134

“Term” means the period commencing on the Effective Date and expiring on the expiry of the term of this Agreement as set forth in Section 14.1 or the earlier termination in accordance with the terms of this Agreement in relation to all Denali’s Accepted Fcab Targets or Accepted Fab Targets.

1.135	“Territory” means all countries and territories worldwide.

1.136	“Third Party Claims” has the meaning set forth in Section 13.1.

1.137	“Third Party” means any Person other than Licensor, F-star GmbH, F-star Ltd, Denali and their respective Affiliates. For clarity both of F-star Alpha or F-star Beta shall be deemed Third Parties.

Confidential

*** Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

1.138	“TfR” means Transferrin Receptor also known as TFR1, TRFR and TFR which is identified by UniProt number P02786.

1.139	“Unavailable Targets” means the Unavailable Fcab Targets and the Unavailable Fab Targets.

1.140	“Unavailable Fab Targets” has the meaning set forth in Section 3.3.

1.141	“Unavailable Fcab Targets” has the meaning set forth in Section 3.3.

1.142

“Valid Claim” means either: (a) a claim of a pending Patent application, which claim was filed and is being prosecuted in good faith and has not been abandoned or finally disallowed without the possibility of appeal or re-filing of the application and such application has not been outstanding for more than [***] from its earliest priority date; or (b) a claim of any issued and unexpired Patent directed to patentable subject matter for which the validity, enforceability, or patentability has not been affected by any of the following: (x) irretrievable lapse, abandonment, revocation, dedication to the public, or disclaimer; or (y) a holding, finding, or decision of invalidity, unenforceability, or non-patentability by a court, governmental agency, national or regional patent office, or other appropriate body that has competent jurisdiction, such holding, finding, or decision being final and unappealable or unappealed within the time allowed for appeal.

1.143	“Working Group” has the meaning set forth in Section 2.12.

1.144	In this Agreement:

1.144.1

all references to a particular clause, section or schedule shall be a reference to that clause, section or schedule in or to this Agreement as it may be amended from time to time pursuant to this Agreement;

1.144.2	the headings are inserted for convenience only and shall be ignored in construing this Agreement;

1.144.3	words importing the masculine gender shall include the feminine and vice versa and words in the singular include the plural and vice versa;

1.144.4

words denoting persons shall include any individual, partnership, company, corporation, joint venture, trust association, organisation or other entity, in each case whether or not having separate legal personality;

1.144.5

the Parties acknowledge that certain of the responsibilities of Licensor shall be undertaken by F-star Ltd and/or F-star GmbH under the Gamma Support Services Agreement and they further acknowledge that any references to “by or on behalf of Licensor” or similar expressions shall include activities undertaken by F-star Ltd and/or F-star GmbH.

1.144.6	the words “include”, “included” and “including” are to be construed without conveying any limitation to the generality of the preceding words;

1.144.7	reference to any statute or regulation includes any modification or re-enactment of that statute or regulation;

1.144.8

any reference to notices or consent being sought or given in writing shall require the consent or notice to be signed by an appropriately authorised person and shall not include consents or notices conveyed by email; and

1.144.9	in the event of any inconsistency or conflict between this Agreement and any of the Schedules, this Agreement shall prevail.

Confidential

*** Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

ARTICLE 2

COLLABORATION MANAGEMENT

2.1

Joint Steering Committee. Within fifteen (15) days after the Effective Date, or as mutually agreed to by the Parties, the Parties shall establish a joint steering committee (the “Joint Steering Committee” or “JSC”). The JSC shall consist of two (2) representatives from each of the Parties, each with the requisite experience and seniority to enable such person to make decisions on behalf of the Parties with respect to the issues falling within the jurisdiction of the JSC. From time to time, each Party may substitute one (1) or more of its representatives to the JSC subject to providing prior written confirmation (which may be by email) to the other Party. The chairman of the JSC shall alternate on an annual basis between a representative selected by Licensor and a representative selected by Denali, with the first JSC chairman selected by Licensor. From time to time, Denali or Licensor may change the representative who will serve as chairperson on written notice to the other Party.

2.2

Specific Responsibilities of the JSC. On an Fcab-by-Fcab and a mAb[2]-by-mAb[2] basis, until the expiration of the License Option Term for such Accepted Fab Target, the JSC shall review the strategy for the Development of mAb[2]s. In particular, at each meeting the JSC shall:

2.2.1	discuss Denali’s Technical Development.

2.2.2	discuss the suitability of an Fcab Target for the generation of Fcabs and mAb[2] pursuant to Section 3.1.5.

2.2.3	agree on the Fcab Discovery Plan for each Accepted Fcab Target, based on the Fcab Discovery Plan for the TfR Accepted Fcab Target which is appended as Schedule 1.51;

2.2.4

agree on (i) the Fcab Delivery Criteria for each Accepted Fcab Target, based on the Fcab Delivery Criteria for the TfR Accepted Fcab Target which are set out in Schedule 1.51; and (ii) the protocol for the validation experiment(s) required for the Fcab Delivery Criteria.

2.2.5	review and discuss the conduct of research and Development activities under each Fcab Discovery Plan, until all activities to be performed thereunder have been completed;

2.2.6

discuss the progress of research and Development activities under each mAb[2] Development Plan and to agree any activities that Denali requests that F-star undertakes in relation to the conduct such mAb[2] Development Plan in each case for each mAb[2] until all activities to be performed thereunder have been completed;

2.2.7	agree on a policy for publications, presentations or public disclosures related to a Selected Fcab during the Buy-out Option Period and to consider any proposed publications specifically;

2.2.8	establish Working Groups as necessary;

2.2.9	perform such other functions as are set forth herein or as the Parties may mutually agree in writing, except where in conflict with any provision of this Agreement.

2.3

No Further Responsibility upon Expiration of License Option Term. With respect to each Accepted Fab Target, upon expiration of the applicable License Option Term, the JSC shall have no further responsibility or authority under this Agreement with respect to any mAb[2] for such Accepted Fab Target.

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2.4

Disbandment. The JSC shall continue to exist until the first to occur of: (a) the Parties mutually agreeing to disband the JSC; (b) Licensor providing to Denali written notice of its intention to disband and no longer participate in the JSC; provided, that Licensor shall not give such written notice prior to Fcab Delivery in respect of each Accepted Fcab Target; or (c) the later of (i) Denali ceasing Technical Development and (ii) Fcab Delivery for the last Accepted Fcab Target to achieve Fcab Delivery (unless otherwise mutually agreed in writing) provided always that the responsibilities of the JSC that continue past such disbandment (including those under Sections 2.2.6 and 2.2.7) shall be undertaken by the Alliance Managers but otherwise in accordance with this ARTICLE 2. Notwithstanding anything herein to the contrary, upon the first to occur of the foregoing (a), (b) or (c), the JSC shall be terminated and shall have no further rights or obligations under this Agreement, and thereafter any requirement of either Party to provide Information or other materials to the JSC shall be deemed a requirement to provide such Information or other materials to the other Party, and any matters requiring agreement shall be subject to the mutual review and agreement of both Denali and Licensor.

2.5

Location of Meetings. Prior to Fcab Delivery, on an Accepted Fcab Target-by-Accepted Fcab Target basis, the JSC shall meet every other month, or as otherwise agreed to by the Parties. After Fcab Delivery, on an Accepted Fcab Target-by-Accepted Fcab Target basis, the JSC shall meet every other month, or as otherwise agreed to by the Parties, only if Licensor is conducting any activities under the mAb[2] Development Plan for the applicable Accepted Fcab Target. If Licensor is not conducting any activities under the mAb[2] Development Plan for the applicable Accepted Fcab Target, then, until the Parties agree otherwise, the Parties’ respective Alliance Managers shall meet every Calendar Quarter with respect to such Accepted Fcab Target. All JSC meetings (and/or Alliance Manager meetings) will be by teleconference unless the Parties mutually agree otherwise.

2.6

Conduct of Meetings. The chairperson of the JSC shall be responsible for calling meetings on no less than fifteen (15) Business Days’ notice. Each Party shall make all proposals for agenda items and shall provide all appropriate information with respect to such proposed items in advance of the applicable meeting as agreed upon by the JSC. An individual designated by the chairperson of the JSC shall prepare and circulate the minutes of each meeting for review and approval of the Parties within five (5) Business Days after the meeting. The Parties shall agree on the minutes of each meeting promptly, but in no event later than the next meeting of the JSC.

2.7

Procedural Rules. The JSC shall have the right to adopt such standing rules as shall be necessary for its work, to the extent that such rules are not inconsistent with this Agreement. A quorum of the JSC shall exist whenever there is present at a meeting at least one (1) representative appointed by each Party. Representation by proxy shall be allowed. The JSC shall take action by consensus of the representatives present at a meeting at which a quorum exists, with each Party having a single vote irrespective of the number of representatives of such Party in attendance, or by a written resolution signed by at least one (1) representative appointed by each Party. Employees or consultants of either Party that are not representatives of the Parties on the JSC may attend meetings of the JSC; provided, that such attendees (a) shall not vote or otherwise participate in the decision-making process of the JSC, and (b) are bound by obligations of confidentiality and non-disclosure that are substantially similar to those set forth in ARTICLE 11.

2.8

Dispute Resolution. If the JSC cannot, or does not, reach consensus on an issue within the scope of the JSC, including any dispute arising in any subcommittee of the JSC, then the dispute shall first be referred to the Senior Officers of the Parties, who shall confer in good faith on the resolution of the issue. Any final decision mutually agreed

Confidential

to by the Senior Officers shall be conclusive and binding on the Parties. If the Senior Officers are not able to agree on the resolution of any such issue within thirty (30) days after such issue was first referred to them, then (i) [***], (ii) [***]; and (iii) [***]. Disputes arising between the Parties in connection with or relating to this Agreement or any document or instrument delivered in connection herewith, and that are outside of the jurisdiction of the JSC, shall be resolved pursuant to Section 15.7. Amendments that would vary the resources required from either Party to the Fcab Discovery Plan shall require the mutual written consent of the Parties through the JSC or the Senior Officers.

2.9

Limitations on Authority. Each Party shall retain the rights, powers, and discretion granted to it under this Agreement and no such rights, powers, or discretion shall be delegated to or vested in the JSC unless such delegation or vesting of rights is expressly provided for in this Agreement or the Parties expressly so agree in writing. The JSC does not have the power to amend, modify, or waive compliance with this Agreement, which may only be amended or modified as provided in Section 15.9 or compliance with which may only be waived as provided in Section 15.11.

2.10

Alliance Manager. Each Party shall appoint a person(s) who shall oversee contact between the Parties for all matters between meetings of the JSC and shall have such other responsibilities as the Parties may agree in writing after the Effective Date (each, an “Alliance Manager”). Each Party may replace its Alliance Manager at any time by notice in writing to the other Party.

2.11

Interactions Between the JSC and Internal Teams. The Parties recognize that each Party possesses an internal structure (including various committees, teams and review boards) that will be involved in administering such Party’s activities under this Agreement. Nothing contained in this Article shall prevent a Party from making routine day-to-day decisions relating to the conduct of those activities for which it has a performance or other obligations hereunder, in each case in a manner consistent with the then-current applicable plan and the terms and conditions of this Agreement.

2.12

Working Groups. From time to time, the JSC may establish and delegate duties to sub-committees or directed teams (each, a “Working Group”) on an “as-needed” basis to oversee particular projects or activities (for example, joint project team, joint finance group, and/or joint intellectual property group). Each such Working Group shall be constituted and shall operate as the JSC determines; provided that each Working Group shall have equal representation from each Party, unless otherwise mutually agreed. Working Groups may be established on an ad hoc basis for purposes of a specific project or on such other basis as the JSC may determine. Each Working Group and its activities shall be subject to the oversight, review and approval of, and shall report to, the JSC. In no event shall the authority of the Working Group exceed that specified for the JSC. All decisions of a Working Group shall be by consensus. Any disagreement between the designees of Denali and Licensor on a Working Group shall be referred to the JSC for resolution.

2.13

Expenses. Each Party shall be responsible for all travel and related costs and expenses for its members and other representatives to attend meetings of, and otherwise participate on, the JSC or other Working Group.

Confidential

*** Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

ARTICLE 3

TARGET NOMINATION

3.1

Selection of Accepted Fcab Targets. Denali has the right to nominate up to three Targets for approval as Accepted Fcab Targets. Prior to the Effective Date, TfR has been accepted by the Parties as the first such Accepted Fcab Target. Denali may nominate up to two further Accepted Fcab Targets as follows:

3.1.1	The second and third Fcab are both to be directed against Targets which have been selected with the aim to facilitate transcytosis of the resulting mAb[2] across the blood-brain barrier.

3.1.2

The second and third Fcab Targets shall be nominated no later than thirty-six (36) months after the Effective Date provided always that if Licensor is requested to commence work on an Fcab Discovery Plan within [***] of the commencement of work on a prior Fcab Discovery Plan it’s obligation shall be subject to Licensor and/or F-star Ltd having the resources available to undertake such work.

3.1.3

Denali shall nominate a proposed Accepted Fcab Target by providing a notice to Licensor (an “Fcab Target Nomination Notice”). Such notice must include the Entrez Gene ID, HUGO or official symbol and common synonyms (if available) for such Target. On receipt of such notice Licensor shall submit the Fcab to the Gatekeeper. Within ten (10) Business Days following the Gatekeeper’s receipt of the Fcab Target Nomination Notice with respect to a particular Target, the Gatekeeper shall verify whether such Target is on the list of Unavailable Fcab Targets and notify Licensor in writing. On receipt of a response from the Gatekeeper, Licensor shall notify Denali whether the Proposed Fcab Target is an Available Fcab Target. An Available Fcab Target is a Target in respect of which the Licensor is entitled to exercise the rights set out in the Gamma IP License to nominate as an Accepted Fcab Target and which is not an Unavailable Fcab Target. The Gatekeeper shall maintain an up-to-date list of Unavailable Fcab Targets (“Unavailable Fcab Targets”). An Unavailable Fcab Target shall only be a Target that is:

(a)

the subject of a pre-existing and bona fide internal Fcab program of Licensor, F-star GmbH, F-star Ltd or their respective Affiliates on which Licensor, F-star GmbH, F-star Ltd or their respective Affiliates are then expending resources to the active research, Development or Commercialization of such program and have committed resources to the continued research, Development or Commercialization of such program in the upcoming twelve (12) months,

(b)

under an active, executed written agreement between one or more of Licensor, F-star GmbH, F-star Ltd or their respective Affiliates and a Third Party that would preclude the grant of a license or exclusivity to such Target, or

(c)

the subject of bona fide, ongoing negotiations between one or more of Licensor, F-star GmbH, F-star Ltd or their respective Affiliates and a Third Party where such negotiations specifically contemplate that a license or exclusivity would be granted to such Target and a written term sheet (or other written statement (including by email) of the scope and corresponding financial terms of such potential agreement) has been received or delivered by or to Licensor, F-star GmbH, F-star Ltd or their respective Affiliates.

Confidential

*** Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

3.1.4

If the Fcab Target is an Unavailable Fcab Target then, subject to Section 3.1.2, Denali shall be entitled to nominate a different Target as a proposed Accepted Fcab Target and the provisions of this Section 3.1 shall apply to such proposed Accepted Fcab Target.

3.1.5

If the Fcab Target is an Available Fcab Target then Licensor shall prepare an Fcab Discovery Plan for such proposed Accepted Fcab Target and shall submit such plan to Denali. If, based on the Fcab Discovery Plan, Licensor considers that the Fcab Target is not suitable for the generation of Fcabs and mAb[2] it shall inform Denali and, the JSC shall meet within thirty (30) days of such Licensor informing Denali to consider the suitability of such Fcab Target for the generation of Fcabs. If the JSC agrees with Licensor then Denali shall be entitled to nominate a different Target as a proposed Accepted Fcab Target and the provisions of this Section 3.1 shall apply to such proposed Accepted Fcab Target.

3.1.6

Within thirty (30) days of submission of an Fcab Discovery Plan by Licensor to Denali the JSC shall meet to agree on the Fcab Discovery Plan; and on such agreement, the proposed Accepted Fcab Target shall become an Accepted Fcab Target. If the Parties are unable to agree upon the terms of the Fcab Discovery Plan, then provided a new Fcab Discovery Plan is substantially similar in scope to the TfR Fcab Discovery Plan (attached hereto as Exhibit 1.51), requires similar resources from Licensor and the Fcab Delivery Criteria have been agreed by both Parties (such agreement not to be unreasonably withheld or delayed), Licensor shall agree to such new Fcab Discovery Plan.

3.2

On an Accepted Fcab Target-by-Accepted Fcab Target basis, at any point prior to the exercise of the Buy-out Option or, in the event that Denali does not exercise the Buy-out Option, at any time thereafter, Denali shall be entitled, subject to Section 14.9(c), to have up to eight (8) Fabs as Accepted Fab Targets for each then existing Accepted Fcab Target. Each nomination shall be specific to the Fcab Target in respect of which it was nominated. For the avoidance of doubt, the eight (8) Accepted Fab Targets shall include any Accepted Fab Target that is the subject of a License Option. Denali may abandon any Accepted Fab Target (including by reason of written notice by Denali of its decision to terminate the License Option Term pursuant to Section 14.5) by providing written notice identifying such abandoned Accepted Fab Target to Licensor and Gatekeeper, and such Accepted Fab Target shall cease to be an Accepted Fab Target on receipt of such notice by Licensor. If an Accepted Fab Target ceases to be an Accepted Fab Target, then, subject to Section 14.9(c), Denali would have the right to nominate another Accepted Fab Target with respect to the Accepted Fcab Target but, subject to Section 14.9(c), in no event shall there be more than eight (8) Accepted Fab Targets for each Accepted Fcab Target at any one time.

3.3

To select an Accepted Fab Target, Denali shall provide the Gatekeeper with a confidential notice (the “Fab Target Notice”) that shall include: (i) a written description of each Target proposed for nomination as an Accepted Fab Target; and (ii) a written description of the Accepted Fcab Target in respect of which the Accepted Fab Target is being nominated and in the case of each Target such notice must include the Entrez Gene ID, HUGO UniProt, SwissProt and other gene/protein listing database and official symbol and common synonyms (if available) for such Target. Within ten (10) Business Days following the Gatekeeper’s receipt of the Fab Target Notice with respect to a particular Target, the Gatekeeper shall verify whether such Target is on the list of Unavailable Fab Targets and notify Denali in writing (“Gatekeeper Notice”) whether such proposed Target is or is not on the Unavailable Fab Target list. In addition to the foregoing clearance process, if a proposed Accepted Fab Target is an Incorporated Biologic,

Confidential

then Denali and Licensor shall in good faith discuss and attempt to reach agreement on the scope of the Target definition with respect to such Incorporated Biologic, taking into account the requirement that exclusivity should be specific to the intended therapeutic approach (analogous to target based exclusivity for Accepted Fab Targets) and ability of the Gatekeeper to subsequently clear targets submitted by other licensees. If the Parties are unable to agree upon such scope, then the Parties shall resolve the Dispute in accordance with Section 15.7. An “Unavailable Fab Target” is a Target which is:

(a)

the subject of a pre-existing and bona fide internal program of Licensor, F-star GmbH, F-star Ltd or their respective Affiliates on which Licensor, F-star GmbH, F-star Ltd or their respective Affiliates are then expending resources to the active research, Development or Commercialization of such program and have committed resources to the continued research, Development or Commercialization of such program in the upcoming twelve (12) months,

(b)

under an active, executed written agreement between one or more of Licensor, F-star GmbH, F-star Ltd or their respective Affiliates and a Third Party that specifically includes a license grant or exclusivity to such Target, or

(c)

the subject of ongoing bona fide negotiations between one or more of Licensor, F-star GmbH, F-star Ltd or their respective Affiliates and a Third Party where such negotiations specifically contemplate that a license or exclusivity would be granted to such Target and a written term sheet (or other written statement (including by email) of the scope and corresponding financial terms of such potential agreement) has been received or delivered by or to Licensor, F-star GmbH, F-star Ltd or their respective Affiliates.

Notwithstanding the foregoing, prior to the expiration of the Buy-out Option Period, no Fab Target shall be an Unavailable Fab Target.

3.4

If the Gatekeeper Notice indicates that the Target is not on the Unavailable Target list, the proposed Target shall automatically be an Accepted Fab Target (“Accepted Fab Target”), and Denali shall, within thirty (30) days of the Gatekeeper Notice provide to Licensor a preliminary mAb[2] Development Plan for the relevant mAb[2] and on receipt of such plan by the Licensor, the Parties will have all rights and obligations hereunder in connection with such Accepted Fab Target (including exclusivity in accordance with ARTICLE 6) as of the date of receipt. If the Gatekeeper Notice indicates that the proposed Target is on the Unavailable Target list, then Denali shall have the right to nominate an alternative Accepted Fab Target in accordance with Section 3.3. In all cases, Denali acknowledges and agrees that the first person or entity to submit a Target Notice to the Gatekeeper for such Target will be entitled to be granted rights to such Target.

ARTICLE 4

DEVELOPMENT AND REGULATORY

4.1

Technical Development Activities. Subject to Section 10.1, during the Technical Development Term Denali may conduct the Technical Development activities. Denali shall keep the JSC informed of such activities and the Parties shall discuss the same at each JSC meeting. Denali shall promptly provide to F-star Ltd a copy (in the form of a glycerol stock) of each Denali Library on its creation. Neither Licensor, nor F-star Ltd or F-star GmbH shall use any Denali Library to screen or identify Fcabs against any Accepted Fcab Targets.

Confidential

4.2

Fcab Discovery Plan. Following agreement of an Fcab Discovery Plan by the JSC in respect of an Accepted Fcab Target Denali shall transfer to Licensor all of the information and materials set out in the relevant Fcab Discovery Plan. Licensor shall not be obliged to commence any work on the discovery of Fcabs unless and until it has received the materials (including antigen and assays) from Denali as provided for in the Fcab Discovery Plan. On receipt of such information and materials each Party shall, subject to Section 4.7 and subject to Section 9.2 carry out its responsibilities under the Fcab Discovery Plan. Any disputes related to preparation of or amendment to the Fcab Discovery Plan shall be handled in accordance with Section 2.8.

4.3

Fcab Delivery. Licensor will be providing Fcab sequences to Denali as they are developed under the Fcab Discovery Plan and the Parties shall collaborate in good faith to identify which sequence is most likely to give the best chance of the Fcab meeting the Fcab Delivery Criteria. When Licensor reasonably considers that it has an Fcab that will meet the Fcab Delivery Criteria, it shall disclose to Denali the Fcab sequence (the “Proposed Fcab”), and notify Denali that the Fcab sequence is the Proposed Sequence, and shall also disclose the other information and materials provided for in the Fcab Discovery Plan to Denali. Denali shall have the Fcab Validation Period to review the data and to conduct the Fcab validation experiment(s) set out in the Fcab Discovery Plan for the Proposed Fcab. For clarity, (a) the Parties anticipate that Licensor will be providing Fcab sequences to Denali as they are developed under the Fcab Discovery Plan and leading up to the disclosure of the Proposed Fcab, (b) whilst the Parties shall collaborate in good faith to identify which sequence is most likely to give the best chance of the Fcab meeting the Fcab Delivery Criteria, [***], (c) all validation experiment(s) carried out for the purposes of this Section 4.3 and 9.11 shall be carried out in accordance with the protocol agreed by the JSC and (d) Denali is only obligated to conduct such Fcab validation experiment(s) [***] for an Fcab provided by Licensor for each Accepted Fcab Target, except that Denali will conduct [***] additional validation experiment(s) in accordance with Section 9.11. As soon as reasonably possible after completion of the validation experiment(s), Denali shall inform Licensor:

4.3.1

that it agrees with Licensor that the Fcab Delivery Criteria have been sufficiently met then “Fcab Delivery” shall be deemed to have occurred on the date that Denali has made such determination after analysing the results of the validation experiment(s); or

4.3.2

that it disagrees with Licensor that the Fcab Delivery Criteria have been sufficiently met, in which case it shall identify in what respect the Fcab Delivery Criteria have not been sufficiently met. Promptly on such occurrence the JSC shall meet to determine what (if any) further work is necessary to achieve the Fcab Delivery Criteria. The Parties may agree to amend the Fcab Discovery Plan for such Fcab. Notwithstanding the foregoing Denali may decide to declare that Fcab Delivery has occurred even if not all of the Fcab Delivery Criteria have been met.

4.4

In the event that Licensor and Denali cannot agree that the Fcab Delivery Criteria have been met then the relevant Fcabs shall be provided to an independent laboratory agreed by both Parties and the relevant laboratory shall undertake the Fcab validation experiment(s) provided for in the Fcab Discovery Plan. The conclusions of the independent laboratory shall be binding on the Parties and if such laboratory concludes that the Fcab Delivery Criteria have been met then Fcab Delivery shall be deemed to have taken place on such date. [***] shall pay the costs of such independent laboratory’s conduct of such Fcab validation experiment(s).

Confidential

*** Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

4.5	In the event that Denali does not respond within the Fcab Validation Period provided for in Section 4.3 the Fcab Delivery shall be deemed to have taken place.

4.6

On Fcab Delivery or delivery of a Denali Fcab Notice in respect of a particular Fcab Denali shall prepare and deliver to Licensor the preliminary mAb[2] Development Plans for the research and development of each mAb[2] that Denali intends to generate in respect of such Fcab. Thereafter, during the License Option Term, Denali shall prepare and deliver to Licensor, at least once in every [***], updated mAb[2] Development Plans. The content of such mAb[2] Development Plans shall be in Denali’s sole discretion and Licensor shall, subject to agreement of the activities in the relevant mAb[2] Development Plan, provide technical support provided always that Licensor shall not be obligated to expend any resources or incur any costs in excess of [***] FTEs in each Calendar Year across all mAb[2] Development Plans, without Licensor’s prior written consent, which consent shall be in its sole discretion. Each mAb[2] Development Plan shall be the Denali Program Know-How.

4.7	Diligence.

4.7.1

Licensor shall use its Commercially Reasonable Efforts to carry out the Fcab Discovery Plan. Licensor shall provide Denali with [***] reports detailing the progress of its activities under Fcab Discovery Plan.

4.7.2

Denali shall use Commercially Reasonable Efforts to perform its validation activities under the Fcab Discovery Plan. Denali shall provide Licensor with [***] reports detailing the progress of its activities under Fcab Discovery Plan

4.7.3

The Parties acknowledge and agree that no outcome or success is or can be assured and that failure to achieve desired results will not in and of itself constitute a breach or default of any obligation in this Agreement.

4.8

Technology transfer. Following Fcab Delivery of the first Fcab for each Accepted Fcab Target Licensor shall and shall procure that F-star GmbH and F-star Ltd shall, (to the extent any such Person Controls any such Information), make available to Denali any Information and materials specifically identified in the relevant Fcab Discovery Plan not already provided.

4.9

Diligence. Denali shall use its Commercially Reasonable Efforts to carry out each mAb[2] Development Plan. Denali shall provide an update on progress for each mAb[2] Development Plan at each JSC meeting and each Alliance Managers meeting under Section 2.5. The Parties acknowledge and agree that no outcome or success is or can be assured and that failure to achieve desired results will not in and of itself constitute a breach or default of any obligation in this Agreement.

4.10

Subcontracting. Licensor shall not subcontract its obligations under a Fcab Discovery Plan or a mAb[2] Development Plan, except to Approved Subcontractors and Affiliates that have agreed in writing to be subject to the applicable terms and conditions of this Agreement, including the requirements under Section 4.7.1 and Section 4.7.2, the confidentiality provisions of ARTICLE 11, and provided that Licensor directly owns all Intellectual Property that may arise as required by ARTICLE 10.

4.11

Regulatory Matters. As between the Parties, on a mAb[2]-by-mAb[2] basis, following exercise of the License Option, Denali shall have the sole right to prepare, obtain, and maintain the Drug Approval Applications (including the setting of the overall regulatory strategy therefor), other Regulatory Approvals and other submissions, and to conduct communications with the Regulatory Authorities, for mAb[2] or Licensed Products in the Territory (which shall include filings of or with respect to INDs or CTAs and other filings or communications with the Regulatory Authorities).

Confidential

*** Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

4.12

Records. Each Party shall, and shall ensure that its Affiliates and Approved Subcontractors, maintain records in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, and in compliance with Applicable Law and regulatory guidance, which shall be complete and accurate and shall properly reflect all work done and results achieved in the performance of its obligations under each Fcab Discovery Plan and mAb[2] Development Plan, which, after the Effective Date, shall record only such activities and shall not include or be commingled with records of activities outside the scope of this Agreement. Such records shall be retained by each Party and its Affiliates and Approved Subcontractors for at least [***] after the expiration or termination of this Agreement, or for such longer period as may be required by Applicable Law. Upon request, Licensor shall provide, and shall procure that its Affiliates and Approved Subcontractors provide, copies of the records it has maintained pursuant to this Section 4.12 to Denali.

4.13

Pharmacovigilance. Within ninety (90) days after IND effectiveness of the first mAb[2] or Licensed Product, the Parties shall determine if it is necessary to, and if so, enter into an agreement to initiate a process for the exchange of safety data (including post-marketing spontaneous reports received by each Party and its Affiliates) in a mutually agreed format in order to monitor the safety of the mAb[2]s or Licensed Products and to meet reporting requirements with any applicable Regulatory Authority.

ARTICLE 5

COMMERCIALIZATION

5.1

In General. On a mAb[2]-by-mAb[2] basis, following exercise of the License Option by Denali and for the remainder of the Term with respect to such mAb[2], as between the Parties, Denali shall have the sole right to Develop and Commercialize (and shall control all aspects of Commercialization), itself or through its Affiliates or Sublicensees, mAb[2] and Licensed Products in the Field and in the Territory at its own cost and expense (except as otherwise expressly set forth herein).

5.2

Diligence. On a mAb[2]-by-mAb[2] basis, following exercise of the License Option by Denali and for the remainder of the Term with respect to such mAb[2], Denali will use Commercially Reasonable Efforts to Develop a Licensed Product in each Major Market and Commercialize a Licensed Product in each Major Market following receipt of Regulatory Approval in the applicable Major Market. Licensor acknowledges and agrees that, in addition to the foregoing, (a) Denali shall have the right to satisfy its diligence obligations under this Section 5.2 through its Affiliates or Sublicensees, and (b) nothing in this Section 5.2 is intended, or shall be construed, to require Denali to Develop or Commercialize (i) a specific mAb[2] or Licensed Product or (ii) more than one (1) Licensed Product for any mAb[2]. If at any time Licensor has a reasonable basis to believe that Denali is in material breach of its material obligations under this Section 5.2, then Licensor shall so notify Denali, specifying the basis for its belief, and the Parties shall meet within thirty (30) days after such notice to discuss in good faith Licensor’s concerns and Denali’s Development or Commercialization plans, as applicable, with respect to Licensed Product. If the Parties are unable to resolve such dispute within thirty (30) days after such notice, either Party may refer such dispute to the dispute resolution process set forth in Section 15.7.

5.3

Reporting. After License Option exercise by Denali in respect of any Accepted Fab Target and for the remainder of the Royalty Term with respect to such Accepted Fab Target, (a) Denali shall provide Licensor with written progress reports within thirty (30) days following the end of each Calendar Year on the Development and Commercialization of mAb[2] and Licensed Products, with such reports including key activities achieved, (b) the Parties will meet annually during the Term at mutually agreed upon times and locations, and (c) Denali will provide such further information as Licensor may reasonably request regarding the foregoing.

Confidential

*** Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

5.4

Booking of Sales; Distribution. As between the Parties, Denali shall have the sole right to invoice and book sales, establish all terms of sale (including pricing and discounts) and warehousing, and distribute the Licensed Products in the Territory and to perform or cause to be performed all related services. Denali shall handle all returns, recalls, or withdrawals, order processing, invoicing, collection, distribution, and inventory management with respect to the Licensed Products in the Territory.

5.5

Product Trademarks. As between the Parties, Denali shall have the sole right to determine and own the Product Trademarks to be used with respect to the Exploitation of the Licensed Products on a worldwide basis.

5.6

Commercial Supply of mAb[2] or Licensed Products. On a mAb[2]-by-mAb[2] basis, following exercise of the License Option by Denali and for the remainder of the Term with respect to such Accepted Fab Target, as between the Parties, Denali shall have the sole right, at its expense, to Manufacture (or have Manufactured) and supply mAb[2] and Licensed Products for commercial sale in the Territory by Denali and its Affiliates and Sublicensees.

ARTICLE 6

EXCLUSIVITY

6.1	Exclusivity Prior to the Buy-out Option Deadline. During the Buy-out Option Period:

6.1.1

Each of Licensor, F-star GmbH and F-star Ltd will not, and will cause its Affiliates not to, (i) directly or indirectly, Develop, Commercialize or Manufacture (a) an Antibody or any other molecule in either case incorporating a Selected Fcab or (b) any Selected Fcab as a stand-alone product in the Field, in each case in any country or other jurisdiction in the Territory, or (ii) license, authorize, appoint, or otherwise enable any Third Party to, directly or indirectly, Develop, Commercialize or Manufacture (a) an Antibody or any other molecule in either case incorporating a Selected Fcab or (b) any Selected Fcab, in each case in any country or other jurisdiction in the Territory.

6.1.2

Each of Licensor, F-star GmbH and F-star Ltd will not, and will cause its Affiliates not to, take any action to solicit, initiate, encourage or assist the submission of any proposal, negotiation or offer from any Person relating to a Selected Fcab.

6.1.3

Each of Licensor, F-star GmbH and F-star Ltd shall cease, and shall cause each of its Affiliates to cease, all Development on Antibody or any other molecule incorporating a Selected Fcab, except as expressly set forth in the Fcab Discovery Plan or a mAb[2] Development Plan.

6.2	Exclusivity after exercise of the Buy-out Option. In the event that Denali exercises the Buy-out Option within the Buy-out Option Period then from such exercise:

6.2.1

Each of F-star GmbH and F-star Ltd will not, and will cause its Affiliates not to, (i) directly or indirectly, Develop, Commercialize or Manufacture (a) an Antibody or any other molecule incorporating a Selected Fcab or (b) any Selected Fcab as a stand-alone product in the Field, in each case in any country or other jurisdiction in the Territory, or (ii) license, authorize, appoint, or otherwise enable any Third Party to, directly or indirectly, Develop, Commercialize or Manufacture (a) an Antibody or any other molecule incorporating a Selected Fcab or (b) any Selected Fcab, in each case in any country or other jurisdiction in the Territory.

6.2.2

Each of F-star GmbH and F-star Ltd will not, and will cause its Affiliates not to, take any action to solicit, initiate, encourage or assist the submission of any proposal, negotiation or offer from any Person relating to a Selected Fcab.

Confidential

6.2.3

Each of F-star GmbH, and F-star Ltd shall cease, and shall cause each of its Affiliates to cease, all internal Development on any Antibody or any other molecule incorporating Selected Fcab, except as expressly set forth in the Fcab Discovery Plan or a mAb[2] Development Plan.

6.3

Exclusivity on the lapse of the Buy-out Option. Without limiting Sections 6.1 and 6.2, on an Accepted Fab Target-by-Accepted Fab Target basis, following the expiry of the Buy-out Option Period without the exercise of the Buy-out Option until the later of (a) the termination or expiration of the License Option Term in respect of the relevant Accepted Fab Target without the exercise of the License Option for such Accepted Fab Target during the License Option Term or (b) if the applicable License Option is exercised, the termination or expiration of this Agreement with respect to such Accepted Fab Target, each of Licensor, F-star GmbH and F-star Ltd shall not, and shall cause its Affiliates not to, (i) for itself or themselves, Develop, Commercialize or Manufacture any Antibody or any other molecule containing Fcab and Fab domains which specifically bind the relevant Accepted Fcab Target and the relevant Accepted Fab Target respectively in any Field and in any country in the Territory, or (ii) license, authorize, appoint, fund or otherwise enable any Third Party to, directly or indirectly, Develop, Commercialize or Manufacture any such Antibody or any other such molecule.

6.4

Exclusivity in respect of Platform IP assigned by Denali to Licensor. Each of Licensor, F-star GmbH and F-star Ltd hereby covenant that they shall not, and shall cause its Affiliates not to: (i) use or license, authorize, appoint, fund or otherwise enable any Third Party to use, any Platform IP that is assigned by Denali to any of them pursuant to this Agreement; or (ii) use any Denali Library that is provided pursuant to this Agreement to any of them; in each case to Develop, Commercialize or Manufacture any Fcab which is intended for the transport of a product across the blood-brain barrier. This covenant shall survive the expiry or termination of this Agreement for whatever reason.

6.5

For purposes of clarity, following the expiration of Buy-out Option Period without any exercise of the Buy-out Option by Denali, Licensor, F-star GmbH and F-star Ltd reserve all rights to Develop, Commercialize or Manufacture, and license, authorize, appoint, and otherwise enable any Third Party to Develop, Commercialize or Manufacture any Antibody containing any Selected Fcab other than a Denali Fcab or Joint Fcab for use with any Target other than an Accepted Fab Target.

6.6

Licensor, F-star GmbH and F-star Ltd acknowledge that Denali and its Affiliates are in the business of Exploiting products, and nothing in this Agreement shall be construed as restricting such business or preventing Denali and its Affiliates from Exploiting any products that may be competitive with any Fcab, mAb[2] or Licensed Products.

Confidential

ARTICLE 7

OPTIONS

7.1

Buy-out Option. At any time during the Buy-out Option Period Denali may exercise the Buy-out Option in the manner set out in the Buy-out Option Agreement. Denali may extend the Buy-out Option Period by an additional [***] months by written notice to Licensor such notice to be received no later than the expiry of the earlier of (a) the [***] month after the first Fcab Delivery or (b) the [***] month after Denali Fcab Notice, in each case subject to Denali making the following payment to Licensor prior to [***]: (x) [***] if TfR is the only Accepted Fcab Target, or (y) [***] if there is at least one (1) other Accepted Fcab Target in addition to TfR.

7.2

License Option. Licensor hereby grants to Denali, on an Accepted Fab Target-by-Accepted Fab Target basis, the exclusive right and option, exercisable at Denali’s sole discretion, to obtain and exercise the exclusive licenses under the Licensor Background IP, the Licensor Program IP and Joint Program IP as set forth in Section 8.1, with respect to the Exploitation of a Licensed Product containing a mAb[2] to such Accepted Fab Target in the Field in the Territory (each, a “License Option”). Denali may exercise a License Option by providing written notice to Licensor of its election to exercise such License Option at any time during the relevant License Option Term. Upon delivery of such written notice, such licenses as set forth in Section 8.1 with respect to the Exploitation of any mAb[2] or Licensed Product in the Field in the Territory shall, and hereby do, automatically become effective. A license granted pursuant to this Section 7.2 shall be a “mAb[2] License”.

7.3

License Option Exercise Payment. If Denali exercises the License Option for a particular mAb[2], then Denali shall pay to Licensor a non-refundable payment in the amount of [***] in accordance with Section 9.7. In the event that Denali does not exercise a given License Option with respect to a mAb[2] in accordance with the foregoing provisions of this Section 7.3, then Denali’s option to obtain the exclusive licenses set forth in Section 8.1 with respect to such mAb[2] shall expire upon the expiration of the applicable License Option Term (provided, however, that the expiration of a given License Option shall not affect any other License Option of Denali).

7.4	Lapse of the relevant License Option. If Denali has not exercised its License Option:

7.4.1

for a particular Accepted Fab Target within the relevant License Option Term for that Accepted Fab Target, or has terminated the mAb[2] License in respect of an Accepted Fab Target, the relevant Accepted Fab Target will no longer be an Accepted Fab Target hereunder and all Licensor’s obligations with respect to such Accepted Fab Target, including all options, licenses and other rights granted by Licensor hereunder with respect to such Accepted Fab Target and the corresponding mAb[2], shall immediately terminate without any further action required on the part of either Party. For the avoidance of doubt such expiry or termination of a License Option or termination of the mAb[2] License shall not affect Licensor’s rights in relation to the corresponding Accepted Fcab Target or related Fcabs or, subject to Section 14.9(c), reduce the number of Accepted Fab Targets that Denali may maintain at any time; and

Confidential

***Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

7.4.2

for any Accepted Fab Target for a particular Accepted Fcab Target within the relevant License Option Terms or has terminated all its mAb[2] Licenses in respect of Accepted Fab Targets for that particular Accepted Fcab Target, the relevant Accepted Fab Targets and the particular Accepted Fcab Target will no longer be Accepted Fab Targets or an Accepted Fcab Target hereunder and all Licensor’s obligations with respect to such Accepted Fab Target for that particular Accepted Fcab Target, including all options, licenses and other rights granted by Licensor hereunder with respect to such Accepted Fab Target and any corresponding mAb[2], shall immediately terminate without any further action required on the part of either Party. For the avoidance of doubt such expiry or termination of a License Option or termination of a mAb[2] License shall not affect Licensor’s rights in relation to the corresponding Accepted Fcab Target or related Fcabs or, subject to Section 14.9(c), reduce the number of Accepted Fab Targets that Denali may maintain at any time.

7.5

On an Accepted Fab Target-by-Accepted Fab Target basis, immediately upon expiration of the applicable License Option Term or termination of the relevant License Option, or termination of the relevant mAb[2] License each Party will retain the non-exclusive right with the right to grant sub-licenses, under such Party’s respective interest in the Joint Program IP to Exploit any and all molecules, products or services without the consent of, or compensation or accounting to, the other Party.

Confidential

ARTICLE 8

GRANT OF RIGHTS

8.1	Grants by Licensor to Denali. Subject to Sections 8.6 and 8.8, Licensor hereby grants to Denali:

8.1.1

subject to Section 10.1.1, during the Technical Development Term, a non-exclusive license, with no right to grant sublicenses (except as provided below), under the Licensor Background IP (existing as of the Effective Date), Licensor Program IP and Licensor’s interest in the Joint Program IP, solely for the purpose of undertaking Technical Development solely for the purposes of generating, identifying or improving potential Fcabs against Accepted Fcab Targets.

8.1.2

in relation to each Fcab, from the Effective Date until Fcab Delivery of the relevant Fcab, a non-exclusive license, with no right to grant sublicenses (except as provided below), under the Licensor Background IP, Licensor Program IP and Licensor’s interest in the Joint Program IP, solely for the purpose of undertaking any tasks ascribed to Denali in the relevant Fcab Discovery Plan. The foregoing license shall include the right by Denali to grant sublicenses solely to entities that are provide development services for Denali (e.g. CROs) provided always that all intellectual property created by any such Sublicensee in the course of undertaking such services shall be owned by Denali.

8.1.3

on an Accepted Fab Target-by-Accepted Fab Target basis, from the date that the relevant Fab Target becomes an Accepted Fab Target until the expiration of the applicable License Option Deadline, an exclusive license (even to Licensor), with the right to grant sublicenses in accordance with Section 8.6, under the Licensor Background IP, Licensor Program IP and Licensor’s interest in the Joint Program IP, solely to conduct the Development of the relevant mAb[2] and to incorporate such mAb[2] in Licensed Products in each case, in the Field and in the Territory;

8.1.4

on an Accepted Fab Target-by-Accepted Fab Target basis, contingent upon Denali’s exercise of the applicable License Option pursuant to Sections 7.2 and 7.3 and continuing for the remainder of the Term with respect to such mAb[2] an exclusive, even as to Licensor, license, with the right to grant sublicenses in accordance with Section 8.6, under the Licensor Background IP, Licensor Program IP and Licensor’s interest in the Joint Program IP, to Exploit mAb[2] and to incorporate such mAb[2] in Licensed Products in each case, in the Field in the Territory; provided that, in relation to any Patents or Know-How which is licensed to Licensor on a non-exclusive basis, such licenses and rights granted to Denali are an exclusive license of such rights as Licensor may have.

Confidential

8.2	Grants by F-star Ltd to Denali. Subject to Sections 8.6 and 8.8, F-star Ltd hereby grants to Denali:

8.2.1

subject to Section 10.1.1, during the Technical Development Term, a non-exclusive license, with no right to grant sublicenses (except as provided below), under the Platform IP, solely for the purpose of undertaking Technical Development solely for the purposes of generating, identifying or improving potential Fcabs against Accepted Fcab Targets;

8.2.2

in relation to each Fcab, from the Effective Date until Fcab Delivery of the relevant Fcab, a non-exclusive license, with no right to grant sublicenses (except as provided below), under the Platform IP, solely for the purpose of undertaking any tasks ascribed to Denali in the relevant Fcab Discovery Plan. The foregoing license shall include the right by Denali to grant sublicenses solely to entities that are provide development services for Denali (e.g. CROs) provided always that all intellectual property created by any such Sublicensee in the course of undertaking such services shall be owned by Denali;

8.2.3

on an Accepted Fab Target-by-Accepted Fab Target basis, from the date that the relevant Fab Target becomes an Accepted Fab Target until the expiration of the applicable License Option Deadline, an exclusive license (even to F-star Ltd), with the right to grant sublicenses in accordance with Section 8.6, under the Platform IP, solely to conduct the Development of the relevant mAb[2] and to incorporate such mAb[2] in Licensed Products in each case, in the Field and in the Territory; and

8.2.4

on an Accepted Fab Target-by-Accepted Fab Target basis, contingent upon Denali’s exercise of the applicable License Option pursuant to Sections 7.2 and 7.3 and continuing for the remainder of the Term with respect to such mAb[2] an exclusive, even as to F-star Ltd, license, with the right to grant sublicenses in accordance with Section 8.6, under the Platform IP, to Exploit mAb[2] and to incorporate such mAb[2] in Licensed Products in each case, in the Field in the Territory.

8.3	Grants by Denali.

8.3.1

Denali hereby grants to Licensor, from the Effective Date until the expiration of the applicable License Option Deadline, a non-exclusive license, with the right to grant sublicenses to Affiliates and Approved Subcontractors, under the Denali Background IP and Denali Program IP and Denali’s interest in the Joint Program IP, solely to conduct the activities under the Fcab Discovery Plan and the mAb[2] Development Plan in the Territory.

8.3.2

If Denali has not exercised its Buy-out Option within the Buy-out Option Period Denali shall, and hereby does, grant to Licensor (without any further action required on the part of Denali) a non-exclusive, royalty-free and fully paid-up, irrevocable and perpetual license, with the right to grant sublicenses through multiple tiers, under Denali Background IP, Denali Program IP and any Joint Program IP reasonably necessary to Exploit, and for the sole purpose of Exploiting, any Fcabs (other than a Denali Fcab) against an Accepted Fcab Target and/or any Antibody to the extent containing such Fcab (but not a Denali Fcab or Joint Fcab), but expressly excluding from such license grant any rights to (a) any mAb[2], (b) any Fabs or (c) any Accepted Fab Targets, and subject to: (i) ARTICLE 6; and (ii) to any Licenses granted to Denali in Section 8.1; in the Field in the Territory.

Confidential

8.3.3

Denali shall, and hereby does, grant to Licensor and to F-star Ltd (without any further action required on the part of Denali) a non-exclusive, royalty-free and fully paid-up, irrevocable and perpetual license, with the right to grant sublicenses through multiple tiers, under Denali Background IP, Denali Program IP and any Joint Program IP in each case which Denali used in conducting Technical Development and which is reasonably necessary to Exploit, and for the sole purpose of Exploiting, any Platform IP subject to: (i) ARTICLE 6 (including Section 6.4, which terms shall also apply to the rights granted in this Section); and (ii) to any Licenses granted to Denali in Section 8.1; in the Field in the Territory.

8.4	Know-How License.

8.4.1

Denali hereby grants to Licensor from the Effective Date a non-exclusive, royalty-free and fully paid-up, irrevocable and perpetual license, with the right to grant sublicenses through multiple tiers, under Denali Background Know-How, Denali Program Know-How and any Joint Program Know-How to the extent that such Know-How: (i) was disclosed to the Licensor during the Term; and (ii) does not comprise any sequence of a Fab which is confidential to Denali (including the sequence of a Denali Fcab); for all purposes in all fields. For clarity, the license grant in this Section 8.4.1 does not include rights under any Patents.

8.4.2

Licensor hereby grants to Denali from the Effective Date a non-exclusive, royalty-free and fully paid-up, irrevocable and perpetual license, with the right to grant sublicenses through multiple tiers, under Licensor Background Know-How,Licensor Program Know-How and any Joint Program Know-How in each case to the extent that such Know-How: (i) with respect to Know-How other than Platform Know-How, was disclosed to Denali during the Term; and (ii) does not comprise any sequence of a Fcab which is confidential to Licensor unless otherwise licensed to Denali hereunder; for all purposes in all fields. For clarity, the license grant in this Section 8.4.2 does not include rights under any Patents.

8.4.3

F-star Ltd hereby grants to Denali from the Effective Date a non-exclusive, royalty-free and fully paid-up, irrevocable and perpetual license, with the right to grant sublicenses through multiple tiers, under Platform Know-How to the extent that such Know-How does not comprise any sequence of a Fcab which is confidential to F-star Ltd unless otherwise licensed to Denali hereunder for all purposes in all fields. For clarity, the license grant in this Section 8.4.3 does not include rights under any Patents.

8.5

Platform IP License. F-star Ltd hereby grants to Denali a non-exclusive, royalty-free and fully paid-up, irrevocable and perpetual license, with the right to grant sublicenses through multiple tiers, under the Platform IP to Exploit any product or practice any method in each case in connection with the Exploitation of products for the delivery of therapeutics across the blood brain barrier and provided that such license grant does not include the right to, prior to the later of (i) the last to expire of any Platform Patents and (ii) [***]: (a) [***] in relation to the introduction of new antigen binding sites (where the reference to new means that the binding site was not obtained by modifying the binding site that is native to that loop) within the binding loops of a constant domain of an Antibody; or (b) grant a sublicense to the Platform IP without also granting rights in relation to specific products that have been or are to be developed by Denali and which products are also covered by Denali Intellectual Property.

Confidential

8.6

Sublicenses. Denali shall have the right to grant sublicenses, through multiple tiers of sublicenses, under the licenses granted in Section 8.1, to Sublicensees and Distributors; provided that any such sublicenses shall (a) be in writing, (b) be consistent with the terms and conditions of this Agreement, and (c) require the applicable Sublicensee or Distributor to comply with all applicable terms of this Agreement. Denali shall be responsible for the performance of any Sublicensee or Distributor as if such Sublicensee or Distributor were “Denali” hereunder. [***].

8.7

Distributorships. Denali and its Affiliates shall have the right, in their sole discretion, to appoint any Third Parties, in the Territory or in any country or other jurisdiction of the Territory, to distribute, market, and sell the Licensed Products, in circumstances where the Person purchases Licensed Products from Denali or its Affiliates or a Sublicensee of either of them. Where Denali or its Affiliates appoints such a Third Party, that Person shall be a “Distributor” for purposes of this Agreement and Net Sales from such Distributors shall include all of the amounts received from such Third Parties ([***]) in consideration for the sale of any Licensed Products. For clarity, if Denali grants to a Third Party any rights under applicable Intellectual Property to make, use, sell, offer for sale or import a Licensed Product, then such Third Party shall be a Sublicensee and not a Distributor.

8.8

Retention of Rights. Notwithstanding the exclusive licenses granted to Denali pursuant to Section 8.1, Licensor retains the right for itself, F-star Ltd and F-star GmbH and their Affiliates and licensees to practice under the Licensor Background IP and Licensor Program IP and Licensor’s interest in the Joint Program IP outside the scope of the licenses granted herein and to perform (and to sublicense Approved Subcontractors to perform to the extent not prohibited hereunder) its obligations under this Agreement. Except as expressly provided herein, Licensor grants no other right or license, including any rights or licenses to the Licensor Background IP, Licensor Program IP, or any other Patent or intellectual property rights not otherwise expressly granted herein, whether by implication, estoppel, or otherwise. Subject to any licenses granted herein, Licensor may, without the prior consent of Denali, licence, assign, mortgage, charge or otherwise deal in its share in any Joint Program IP.

8.9

No Implied Rights. Except as expressly provided herein, Denali grants no other right or license, including any rights or licenses to the Denali Background IP, Denali Program IP, Denali’s interest in the Joint Program IP or any other Patent or intellectual property rights not otherwise expressly granted herein, whether by implication, estoppel or otherwise. Subject to any licenses granted herein, Denali may, without the prior consent of Licensor, licence, assign, mortgage, charge or otherwise deal in its share in any Joint Program IP.

8.10

Confirmatory Patent License. Each Party shall, if requested to do so by the other, promptly enter into confirmatory license agreements in the form or substantially the form reasonably requested by the requesting Party for purposes of recording the licenses granted under this Agreement with such patent offices in the Territory as requesting Party considers appropriate.

8.11

Financial Obligations. All financial obligations of Licensor, including royalties, due from Licensor to Third Parties for the Licensor Background IP, Licensor Program IP or Licensor’s interest in any Joint Program IP is the sole responsibility of Licensor and all financial obligations of Denali, including royalties, due from Denali to Third Parties for the Denali Background IP (provided that if a sublicense to Licensor under the Denali Background IP (other than under Section 8.3.1) requires or triggers a payment obligation, then Licensor is responsible to pay such payment obligation), Denali Program IP or Denali’s interest in any Joint Program IP is the sole responsibility of Denali.

Confidential

***Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

8.12

Licensor In-Licenses. Licensor shall timely pay in full all amounts required to be paid by Licensor, and timely perform in full all obligations required to be performed by Licensor, under all Licensor In-Licenses. Licensor promptly shall provide Denali with copies of all notices and other deliveries received under the Licensor In-Licenses. Without the prior express written consent of Denali, Licensor shall not (and shall take no action or make no omission to) modify or waive any provision of any Licensor In-License that could impair the value of the licenses to Denali herein, or to terminate or have terminated any Licensor In-License. If any Licensor In-License is terminated for any reason other than in circumstances where Denali is in breach of this Agreement, Licensor shall use its Commercially Reasonable Efforts to ensure that the licensor thereunder, shall grant a direct license under the Licensor Background IP to Denali containing terms and conditions no less favorable to Denali than the payment terms of such Licensor In-License. Denali shall abide, and will cause all its Affiliates and applicable Sublicensees to abide, by all requirements of the Licensor In-Licenses in all respects, to the extent applicable to Sublicensees thereunder.

ARTICLE 9

PAYMENTS AND RECORDS

9.1	License Fees. Within fifteen (15) days of the Effective Date, Denali shall pay Licensor the non-refundable, non-creditable sum of Five Million Five Hundred Thousand Dollars ($5,500,000).

9.2

Research and Development Costs. Denali shall be responsible for FTE costs incurred by Licensor and F-star Ltd in relation to each Fcab Discovery Plan and mAb[2] Development Plan as set forth in the applicable Fcab Discovery Plan or mAb[2] Development Plan, and subject to the following. For the TfR Fcab Discovery Plan Denali will fund [***] FTEs per Calendar Quarter. Payment of such sums shall be paid in advance in accordance with the budget/FTE allocation agreed as a part of each Fcab Discovery Plan and mAb[2] Development Plan. Promptly following the end of each Calendar Quarter, Licensor shall provide to Denali a report with the actual costs incurred during such Calendar Quarter, and the Parties shall review those actual costs against the budget/FTE allocation. Following such review, and upon mutual written agreement between the Parties, the budget/FTE allocation may be increased or decreased. On an Accepted Fcab Target-by-Accepted Fcab Target basis, Denali’s obligation to fund such FTE costs incurred in relation to a Fcab Discovery Plan shall terminate on the earlier of (a) [***], and (b) [***]; provided that upon mutual written agreement following discussion at the JSC, Denali may extend such commitment to fund costs for a particular Fcab Discovery Plan.

9.3

Fcab Selection Payment. Denali shall pay to Licensor the sum of [***] within [***] following the date that a Target becomes an Accepted Fcab Target according to Section 3.1.6. For clarity, the foregoing payment is not due with respect to the first Accepted Fcab Target – TfR.

9.4

Fcab Exclusivity Fee. Denali shall to pay Licensor the sum of [***] per calendar month commencing on the first day of the month after the [***] and ending on the first day of the month in which the earlier of the following occurs: (i) [***]; (ii) [***] or (iii) that Target ceasing to be an Accepted Fcab Target. Licensor shall provide to Denali an invoice on or before the first day of the relevant calendar month with the amount of the applicable exclusivity fees for such calendar month and Denali shall pay such amount within thirty (30) days after receipt of invoice.

Confidential

***Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

9.5

Fab Exclusivity Fee. Denali shall to pay Licensor the sum of [***] per calendar month in respect of each Accepted Fab Target commencing on the first day of the month after the [***] and ending on the first day of the month in which the earlier of the following occurs: (i) [***]; (ii) [***] or (iii) that Target ceasing to be an Accepted Fab Target. Licensor shall provide to Denali an invoice on or before the first day of the relevant calendar month with the amount of the applicable exclusivity fees for such calendar month and Denali shall pay such amount within thirty (30) days after receipt of invoice.

9.6

Fcab Milestones. In partial consideration of the rights granted by Licensor to Denali hereunder and subject to the terms and conditions set forth in this Agreement, Denali shall pay to Licensor, on an Accepted Fcab Target basis, the following one-time (per Accepted Fcab Target), non-refundable, non-creditable milestone payments within thirty (30) days after:

9.6.1	[***]: (a) [***] or (b) [***];

9.6.2	[***]: (i) [***], and (ii) [***]; provided that this additional payment under clause (ii) shall only be due one (1) time with respect to a particular Fcab.

9.7

License Option Exercise Fee. In partial consideration of the rights granted by Licensor to Denali hereunder and subject to the terms and conditions set forth in this Agreement, Denali shall pay to Licensor the non-refundable, non-creditable sum of [***] within thirty (30) days after the exercise of each License Option.

9.8

Development Milestones. In partial consideration of the rights granted by Licensor to Denali hereunder and subject to the terms and conditions set forth in this Agreement, Denali shall pay to Licensor the non-refundable, non-creditable milestone payments within thirty (30) days after the achievement by Denali, its Affiliate or Sublicensee of each of the following milestones for [***] Licensed Products that the manufacture, sale or use is covered by a Valid Claim of the Licensor Background Patents and/or Licensor Program Patents and/or the Denali Program Patents and achieve such milestone event regardless whether they are the subject of the same or a different mAb[2] Licenses exercised by Denali (subject to the final paragraph of this Section 9.8), calculated as follows:

9.8.1	upon [***];

9.8.2	upon [***];

9.8.3	upon [***];

9.8.4	upon [***];

9.8.5	upon [***]; and

9.8.6	upon [***];

9.8.7	upon [***];

Each milestone payment in this Section 9.8 shall be payable only upon the achievement of such milestone by [***] mAb2 or Licensed Products to achieve such milestone event and no amounts shall be due for subsequent or repeated achievements of such milestone, whether for the same or a different mAb2 or Licensed Product, subject to the following. If Denali has made one of the foregoing milestone payments for a Licensed Product that contains a mAb2 to a particular Accepted Fcab Target and Accepted Fab Target and subsequently achieves the same milestone with a different Licensed Product containing a mAb2 to the same Accepted Fcab Target and Accepted Fab Target, then Denali shall not owe a milestone for such subsequent achievement.

Confidential

***Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

9.9

Sales-Based Milestones. In partial consideration of the license rights granted by Licensor to Denali hereunder in the event that the Net Sales of a particular Licensed Product during the applicable Royalty Term made by Denali or any of its Affiliates or Sublicensees in a given Calendar Year exceeds a threshold (each, an “Annual Net Sales Milestone Threshold”) set forth in the left-hand column of the table immediately below (the “Annual Net Sales-Based Milestone Table”), Denali shall pay to Licensor a milestone payment (each, a “Annual Net Sales-Based Milestone Payment”) in the corresponding amount set forth in the right-hand column of the Annual Net Sales-Based Milestone Table. In the event that in a given Calendar Year more than one (1) Annual Net Sales Milestone Threshold is exceeded, Denali shall pay to Licensor a separate Annual Net Sales-Based Milestone Payment with respect to each Annual Net Sales Milestone Threshold that is exceeded in such Calendar Year. Each such milestone payment shall be non-refundable and due within thirty (30) days of the date on which such milestone was achieved.

Threshold Annual Net Sales Levels	Payment Amount
[***]	[***]
[***]	[***]

Each milestone payment in this Section 9.9 shall be payable:

(a)

on a Licensed Product-by-Licensed Product basis such that it shall be payable upon the first achievement of such milestone in respect of a Licensed Product in a given Calendar Year, and no amounts shall be due for subsequent or repeated achievements of such milestone by the same Licensed Product in subsequent Calendar Years; and

(b)

shall be payable only [***] times, upon the achievement of such milestone in respect of [***] Licensed Products to achieve such milestone event and no amounts shall be due for the achievement of such milestone by [***] Licensed Products to achieve such milestone event.

The maximum aggregate amount of Annual Net Sales-Based Milestone Payments payable by Denali is Six Hundred and Fifty Million Dollars ($650,000,000).

9.10

Royalties. As further consideration for the rights granted to Denali hereunder, subject to Section 9.10.2, commencing upon the First Commercial Sale of a Licensed Product in the Territory, on a Licensed Product-by-Licensed Product basis, Denali shall pay to Licensor a royalty on Net Sales of each Licensed Product during the Royalty Term in the Territory (excluding Net Sales of each Licensed Product in any country or other jurisdiction in the Territory for which the Royalty Term for such Licensed Product in such country or other jurisdiction has expired) during each Calendar Year at the following rates:

Confidential

***Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

Net Sales in the Territory of a Particular Licensed Product in a Calendar Year	Royalty Rate
For that portion of aggregate Net Sales of a particular Licensed Product in the Territory during a Calendar Year less than [***]	[***]
For that portion of aggregate Net Sales of a particular Licensed Product in the Territory during a Calendar Year equal to or greater than [***] but less than [***]	[***]
For that portion of aggregate Net Sales of a particular Licensed Product in the Territory during a Calendar Year equal to or greater than [***]	[***]

With respect to each Licensed Product in each country or other jurisdiction in the Territory, from and after the expiration of the Royalty Term for such Licensed Product in such country or other jurisdiction, Net Sales of such Licensed Product in such country or other jurisdiction shall be excluded for purposes of calculating the Net Sales thresholds and ceilings set forth in this Section 9.10.

9.10.1

Royalty Term. Denali shall have no obligation to pay any royalty with respect to Net Sales of any Licensed Product in any country or other jurisdiction after the Royalty Term for such Licensed Product in such country or other jurisdiction has expired.

9.10.2

Reductions. In the event that, for the purpose of Exploiting a mAb[2] or Licensed Product, Denali reasonably decides after good faith consultation with patent counsel that the Exploitation of a mAb[2] or a Licensed Product is likely to infringe one or more of the Patents falling within clauses (a) or (b) below which are owned by a Third Party, and if Denali obtains a License under any such Patents owned by a Third Party that:

(a)	has specific claims which would be infringed by or prevent the practising of the inventions specifically as claimed in [***]; or

(b)	specifically claims or covers the sequences of the binding loops of the Fcab portion of the relevant mAb[2] or claims or covers the use of such binding loops;

then Denali shall be entitled to deduct [***] of the amount of royalties actually paid by Denali to such Third Party from the royalties paid to Licensor in respect of that mAb2 only in any given Calendar Quarter pursuant to Section 9.10, provided always that nothing in this Section 9.10.2 shall operate to reduce the amount of Royalties otherwise payable to Licensor in respect of that mAb2 to less than fifty percent (50%) of the Royalties provided for in Section 9.10.

9.10.3

Generic Competition. In the event that, in respect of a given mAb[2], on a country by country basis a Third Party has obtained Regulatory Approval for and launches an Antibody which comprises (i) a binding region of a constant domain that binds to the Accepted Fcab Target, and the making, using, selling, offering for sale or importation of such binding region or constant domain either (a) where such Patents Rights in such country covering such mAb[2] have expired or been held invalid, infringed a Valid Claim of one or more of the Licensor Background Patents, Licensor

Confidential

***Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

Program Patents, Platform Patents, Denali Program Patents or Joint Program Patents in that country, or (b) where there were no such Patents in such country covering such mAb[2], would have infringed a Valid Claim of one or more of the Licensor Background Patents, Licensor Program Patents, Platform Patents, Denali Program Patents or Joint Program Patents in the U.S. if such mAb[2] was made, used, sold, offered for sale or imported into the U.S.; and (ii) a Fab that binds to the Accepted Fab Target (or in the case of a Incorporated Biologic, a Fab that incorporates the Accepted Fab Target) of the relevant mAb[2], and all of the Licensor Background Patents, Licensor Program Patents, Platform Patents, Denali Program Patents and Joint Program Patents in such country which covered or claimed the relevant mAb[2] or the Fcab that comprises part of such mAb[2] have expired or are held invalid (or there were no such Patents issued in such country); then the royalty rate on the relevant mAb[2] (a) shall be reduced [***] if the binding region of such Third Party Antibody comprises binding loops with the same amino acid sequence as the binding loops in the Fcab of the relevant mAb[2], or (b) shall be reduced [***] if the binding region of such Third Party Antibody comprises binding loops with a different amino acid sequence than the binding loops in the Fcab of the relevant mAb[2].

9.11

Denali Fcab Payment Reductions. In the event that for a given Accepted Fcab Target, (i) the Proposed Fcab provided by the Licensor to Denali fails to meet the Fcab Delivery Criteria for that Accepted Fcab Target (or Licensor was otherwise unable to provide to Denali a Proposed Fcab during the [***] period after Denali has transferred to F-star all reagents and assays for F-star to conduct the antigen validation (e.g. conclusion of Step 1, Antigens of Schedule 1.51 for the TfR Fcab Discovery Plan) under the applicable Fcab Discovery Plan); (ii) Denali has provided to Licensor the Denali Fcab Notice with respect to a Denali Fcab for such Accepted Fcab Target; and (iii) Licensor does not provide to Denali an Fcab against that Accepted Fcab Target which meets the relevant Fcab Delivery Criteria within the later of (a) [***] after Denali has transferred to F-star all reagents and assays for F-star to conduct the antigen validation (e.g. conclusion of Step 1, Antigens of Schedule 1.51 for the TfR Fcab Discovery Plan) under the applicable Fcab Discovery Plan, and (b) [***] after the date Denali provides to Licensor the Denali Fcab Notice (the “Fcab Disclosure Period”); then all of the payments set out in Sections 7.3, 9.6, 9.7, 9.8, 9.9 and 9.10 in respect of the relevant Fcab and any such payment in respect of a mAb[2] incorporating such Fcab shall be reduced by [***] such that the amount payable is [***] of the amount set out in those sections. If the Proposed Fcab for an Accepted Fcab Target failed to meet the Fcab Delivery Criteria, and Licensor subsequently provides to Denali during the Fcab Disclosure Period another Licensor Fcab for validation testing, then Denali shall only be obligated to conduct [***] additional validation experiment(s) for such additional Licensor Fcab, and if such additional Licensor Fcab does not meet the Fcab Delivery Criteria, then Licensor shall be responsible to reimburse Denali for its costs to conduct such additional validation experiment(s) in respect of [***] Licensor Fcab only). In addition, Licensor shall be entitled (but not obliged) to conduct, at its own cost, [***] validation experiment(s) for [***] Licensor Fcab in addition to the [***] Licensor Fcabs that are subject to the validation experiments carried out by Denali, provided such validation experiment(s) is carried out within the Fcab Disclosure Period. The above reduction shall not apply:

9.11.1

if Licensor delivers the sequence of an Fcab against such Accepted Fcab Target which within such period meets or subsequently is found to meet the Fcab Delivery Criteria prior to expiration of the Fcab Disclosure Period for such Accepted Fcab Target, and, upon the date of Fcab Delivery of such an Fcab, Denali shall pay the difference between the amounts that were paid in respect of the Denali Fcab and the amounts that would have been paid if Denali had selected a Licensor Fcab;

Confidential

***Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

9.11.2

if, notwithstanding that the Fcab against such Accepted Fcab Target delivered by Licensor did not meet the relevant Fcab Delivery Criteria, Denali nevertheless selects a Licensor Fcab or Joint Fcab for the development of mAb[2] as evidenced by initiation of GMP manufacture for a Licensed Product that incorporates such Licensor Fcab or Joint Fcab; or

9.11.3	in respect of any mAb[2] which contains a Licensor Fcab or a Joint Fcab.

9.12

Royalty Payments and Reports. Denali shall calculate all amounts payable to Licensor pursuant to Section 9.10 at the end of each Calendar Quarter, which amounts shall be converted to Dollars, in accordance with Section 9.13. Denali shall pay to Licensor the royalty amounts due with respect to a given Calendar Quarter within forty five (45) days after the end of such Calendar Quarter and each such payment once made shall be non-refundable except as expressly provided in Section 9.17. Each payment of royalties due to Licensor shall be accompanied by a statement of the amount of Net Sales of each Licensed Product in each country or other jurisdiction in the Territory during the applicable Calendar Quarter (including such amounts expressed in local currency and as converted to Dollars), the applicable royalty rate(s) under this Agreement (including any reduction(s) to such royalty rate(s) under Section 9.10.2) and a calculation of the amount of royalty payment due on such Net Sales for such Calendar Quarter.

9.13

Mode of Payment. All payments to either Party under this Agreement shall be made from the US to the UK, without setoff, by deposit of Dollars in the requisite amount to such bank account as Licensor may from time to time designate by notice to Denali. For the purpose of calculating any sums due under, or otherwise reimbursable pursuant to, this Agreement (including the calculation of Net Sales expressed in currencies other than Dollars), a Party shall convert any amount expressed in a foreign currency into Dollar equivalents using its, its Affiliate’s or Sublicensee’s standard conversion methodology consistent with Accounting Standards.

9.14

Withholding Taxes. When a Party becomes aware that it will have an obligation to deduct or withhold an amount for or on account of tax from any payment under this Agreement it shall notify the Party who is entitled to receive the payment in writing as soon as reasonably practicable and the Parties shall use their reasonable endeavours to do all such acts and things and to sign all such documents as will enable them to take advantage of any applicable double taxation agreement, treaty or domestic exemption which may apply to eliminate or reduce withholding taxes and otherwise provide the other Party such assistance as is reasonably required to obtain a refund of the withheld or similar taxes, or obtain a credit with respect to such taxes. In the event there is no applicable double taxation agreement, treaty or domestic exemption, or if an applicable double taxation agreement, treaty or domestic exemption reduces but does not eliminate such withholding or similar tax, the payor shall deduct the amount paid from the amount due to the payee, remit such withholding or similar tax to the appropriate tax authority and secure and send to the payee reasonable evidence of the payment of such withholding or similar tax. In the event that any taxes (including without limitation any stamp duties or stamp duty reserve taxes) are required by applicable tax law to be withheld or deducted for or on account of tax from any payments made under this Agreement, any taxes so withheld and deducted from any payment by the payor and paid over to the appropriate government tax authority shall be treated as paid to the payee under this Agreement.

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9.15

Indirect Taxes. All payments are exclusive of value added taxes, sales taxes, consumption taxes and other similar taxes (the “Indirect Taxes”). If any Indirect Taxes are chargeable in respect of any payments, the paying Party shall pay such Indirect Taxes at the applicable rate in respect of such payments following receipt, where applicable, of an Indirect Taxes invoice in the appropriate form issued by the receiving Party in respect of those payments. The Parties shall issue invoices for all amounts payable under this Agreement consistent with Indirect Tax requirements and irrespective of whether the sums may be netted for settlement purposes. If the Indirect Taxes originally paid or otherwise borne by the paying Party are in whole or in part subsequently determined not to have been chargeable, all necessary steps will be taken by the receiving Party to receive a refund of these undue Indirect Taxes from the applicable governmental authority or other fiscal authority and any amount of undue Indirect Taxes repaid by such authority to the receiving Party will be transferred to the paying Party within forty-five (45) days of receipt.

9.16

Financial Records. Denali shall, and shall cause its Sublicensees and Affiliates to, keep complete and accurate books and records pertaining to Net Sales of Licensed Products in sufficient detail to calculate all amounts payable hereunder and to verify compliance with its obligations under this Agreement. Such books and records shall be retained by Denali and its Sublicensees and Affiliates until [***] after the end of the Calendar Year to which such books and records pertain.

9.17

Audit. At the request of Licensor, Denali shall, and shall cause its Sublicensees and Affiliates to, permit an independent public accounting firm of nationally recognized standing designated by Licensor and reasonably acceptable to Denali, at reasonable times during normal business hours and upon reasonable notice, to audit the books and records maintained pursuant to Section 9.16 to ensure the accuracy of all payment reports and payments made hereunder. Such examinations may not (a) be conducted for any Calendar Quarter more than [***] after the end of such Calendar Year to which such books and records pertain, (b) be conducted more than once in any twelve (12) month period (unless a previous audit during such twelve (12)-month period revealed an underpayment with respect to such period) or (c) be repeated for any Calendar Quarter. The accounting firm shall report to the Parties with reasons whether the reports are correct or not, and the specific details concerning any discrepancies. No other information shall be shared with Licensor. Except as provided below, the cost of this audit shall be borne by the auditing Party, unless the audit reveals a variance of more than [***] from the reported amounts, in which case the audited Party shall bear the cost of the audit. Unless disputed pursuant to Section 9.18 below, if such audit concludes that (i) additional amounts were owed by the audited Party, the audited Party shall pay the additional amounts within thirty (30) days, or (ii) excess payments were made by the audited Party, the auditing Party shall reimburse such excess payments, in either case ((i) or (ii)), within sixty (60) days after the date on which such audit is completed by the auditing Party. The accounting firm shall provide to Denali a preliminary copy of its audit report, and shall discuss with Denali any issues or discrepancies that Denali identifies, prior to submission to Licensor.

9.18

Audit Dispute. In the event of a dispute with respect to any audit under Section 9.17, Licensor and Denali shall work in good faith to resolve the disagreement. If the Parties are unable to reach a mutually acceptable resolution of any such dispute within thirty (30) days, the dispute shall be submitted for resolution to a certified public accounting firm jointly selected by each Party’s certified public accountants or to such other Person as the Parties shall mutually agree (the “Audit Arbitrator”). The decision of the Audit Arbitrator shall be final and the costs of such arbitration as well as the initial audit shall be borne between the Parties in such manner as the Audit Arbitrator shall determine. Not later than thirty (30) days after such decision and in accordance with such decision, the audited Party shall pay the additional amounts, or the auditing Party shall reimburse the excess payments, as applicable.

9.19

Confidentiality. The receiving Party shall treat all information subject to review under this ARTICLE 9 in accordance with the confidentiality provisions of ARTICLE 11 and the Parties shall cause the Audit Arbitrator to enter into a reasonably acceptable confidentiality agreement with the audited Party obligating such firm to retain all such financial information in confidence pursuant to such confidentiality agreement.

ARTICLE 10

INTELLECTUAL PROPERTY

10.1	Ownership of Intellectual Property.

10.1.1

Licensor Ownership. As between the Parties, (a) Licensor, F-star Ltd or F-star GmbH or an Affiliate of any of them designated by Licensor shall Control all right, title, and interest in and to any and all Licensor Background IP and any and all Platform IP; and (b) Licensor shall solely own all right, title and interest in and to any and all Licensor Program IP.

10.1.2	Denali Ownership. As between the Parties, Denali or an Affiliate designated by Denali shall solely own all right, title, and interest in and to any and all Denali Program IP and Denali Background IP.

10.1.3	Ownership of Technology.

(a)

Except as set forth in this Section 10.1.3(a), as between the Parties, each Party shall own all right, title, and interest in and to any and all: (a) Information and inventions that are conceived, discovered, developed, or otherwise made by or on behalf of such Party (or its Affiliates or sublicensees) under or in connection with this Agreement, whether or not patented or patentable, and any and all Patents and other intellectual property rights with respect thereto, and (b) other Information, inventions, Patents, and other intellectual property rights that are owned or otherwise Controlled (other than pursuant to the license grants set forth in Section 8.1) by such Party, its Affiliates or its licensees or sublicensees. Notwithstanding the foregoing:

(i)

as between the Parties, F-star or Licensor shall own all Information or invention or any Patent or intellectual property rights with respect thereto, that is Licensor Background Know-How, Licensor Background Patents, Platform Know-How, Platform Patents, Licensor Program Know-How and Licensor Program Patents;

(ii)

as between the Parties Denali shall own Information or inventions or any Patent or intellectual property rights with respect thereto, that is Denali Background Know-How, Denali Background Patents, Denali Program Know-How and Denali Program Patents; and

(iii)

as between the Parties the Parties shall own jointly Information or inventions or any Patent or intellectual property rights with respect thereto, that is Joint Program Know-How and Joint Program Patents.

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(b)

Ownership of Joint Program IP. As between the Parties, the Parties shall each own an equal, undivided interest in any and all Joint Program IP. Within thirty (30) days, each Party shall disclose to the other Party in writing, and shall cause its Affiliates, licensees and sublicensees to so disclose, the development, making, conception or reduction to practice of any Joint Program IP. Subject to the licenses and rights of reference granted under Section 8.1 and, in the case of Licensor, its exclusivity and other obligations hereunder (including Licensor’s obligations under ARTICLE 6), each Party shall have the right to Exploit the Joint Program IP without a duty of seeking consent or accounting to the other Parties.

(c)

United States Law. Inventorship of Information and inventions conceived, discovered, developed, or otherwise made under this Agreement shall be determined in accordance with Applicable Law in the United States as such law exists as of the Effective Date irrespective of where such conception, discovery, development or making occurs.

(d)

Disclosure Obligation. Denali shall promptly disclose to Licensor (and Licensor shall be permitted to disclose to F-star Ltd) in writing, the conception, discovery, development or making of any Licensor Program Know-How and Platform Know-How. Licensor shall promptly disclose to Denali in writing, the conception, discovery, development or making of any Denali Program Know-How.

(e)

Assignment Obligation. Denali, for itself and on behalf of its Affiliates, hereby assigns (and to the extent such assignment can only be made in the future hereby agrees to assign), (i) to Licensor all its right, title and interest in and to any Licensor Program Know-How and Licensor Program Patents; and (ii) to F-star Ltd all its right, title and interest in and to any Platform Know-How and Platform Patents. Denali will execute and record assignments and other necessary documents consistent with such ownership. Licensor, for itself and on behalf of its Affiliates, hereby assigns (and to the extent such assignment can only be made in the future hereby agrees to assign), to Denali all its right, title and interest in and to any Denali Program Know-How and Denali Program Patents. Licensor will execute and record assignments and other necessary documents consistent with such ownership. Each Party shall cause all Persons who perform Development activities for such Party under this Agreement to be under an obligation to assign (or, if such Party is unable to cause such Person to agree to such assignment obligation despite such Party’s using commercially reasonable efforts to negotiate such assignment obligation, provide a license under) their rights in any Information and inventions resulting therefrom to such Party, except where Applicable Law requires otherwise and except in the case of governmental, not-for-profit and public institutions which have standard policies against such an assignment (in which case a suitable license, or right to obtain such a license, shall be obtained).

10.2	Maintenance and Prosecution of Patents.

10.2.1	Licensor Patent Prosecution and Maintenance.

(a)	Licensor Background Patents. Licensor Background Patents shall be prepared, filed, prosecuted, and maintained by or on behalf of the owner of such Patent.

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(b)	Platform Patents. Platform Patents shall be prepared, filed, prosecuted, and maintained by or on behalf of F-star Ltd.

(c)	Licensor Program Patents.

(i)	Save as provided in Section 10.2.1(c)(ii), all Licensor Program Patents shall be prosecuted by Licensor or an Affiliate designated by Licensor at their cost.

(ii)

Notwithstanding the provisions of Section 10.2.1(c)(i), any Licensor Program Patents that exclusively claim the specific sequence of an Fcab against an Accepted Fcab Target, or which claims the manufacture or use of such an Fcab (a “Selected Fcab Program Patent”) shall be prosecuted by Licensor in cooperation with Denali and the costs of such prosecution shall be [***]. Denali shall be invoiced for its share of such costs monthly in arrears and such invoices shall be paid within thirty (30) days in accordance with Sections 9.13 through 9.15. Licensor shall discuss steps with regard to the preparation, filing, prosecution, and maintenance strategy (including timing of filing, data to be included, and scope of claims of patent applications) and keep Denali reasonably informed of any material drafts, filings and correspondence with a Patent Office with respect to Selected Fcab Program Patents and shall reasonably consider any of Denali’s comments in respect of the same. Licensor shall promptly inform Denali of any adversarial patent office proceeding, including a request for, or filing or declaration of, any interference, opposition, or reexamination relating to a Selected Fcab Program Patent in the Territory. Licensor shall thereafter consult and cooperate with Denali (and any other Third Party licensees) to determine a course of action with respect to any such proceeding in respect of a Selected Fcab Program Patent in the Territory, and Licensor shall consider in good faith all reasonable comments, requests and suggestions provided by Denali (and any other Third Party licensees) with respect to any such proceeding. If Licensor elects not to file a patent application in any country, or decides to abandon a pending application or issued patent in any country, Licensor shall provide prior written notice sufficiently in advance of any abandonment to enable Denali, and Denali shall have the right at its sole expense to assume control of the preparation, filing, prosecution and maintenance of such patent application or Patent at its own expense and Licensor shall transfer such prosecution to Denali.

10.2.2

Denali Patent Prosecution and Maintenance. Denali shall have the right, but not the obligation, to prepare, file, prosecute, and maintain the Denali Background Patents, the Denali Program Patents and the Joint Program Patents worldwide, at Denali’s sole cost and expense. Denali shall keep Licensor reasonably informed of all steps with regard to the preparation, filing, prosecution, and maintenance strategy (including timing of filing, data to be included, and scope of claims of patent applications) of the Denali Program Patents and the Joint Program Patents and shall discuss steps with regard to the preparation, filing, and strategy (including timing of

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filing, data to be included, and scope of claims of patent applications) with respect to Denali Program Patents disclosing Joint Fcabs and shall reasonably consider any of Licensor’s comments in respect of the same. If Denali, during the Term of this Agreement, determines in its sole discretion to abandon or not maintain any of the Joint Program Patents in the Territory, then Denali shall provide Licensor with prior written notice sufficiently in advance of any abandonment to enable Licensor, at Licensor’s sole discretion, to maintain such Joint Program Patents and assume the prosecution in the joint names of the Parties and on receipt of such notice, Denali shall transfer such prosecution to Licensor.

10.2.3	Patent Term Extension and Supplementary Protection Certificate.

(a)

Cooperation. The Parties shall cooperate on decisions regarding patent term extensions, including supplementary protection certificates and any other extensions that are now or become available in the future, wherever applicable, for Denali Program Patents, Denali Background Patents, Licensor Program Patents and Joint Program Patents as they relate to a Licensed Product in any country or other jurisdiction.

(b)

Denali Patents. Denali shall have the responsibility of applying for any extension or supplementary protection certificate with respect to Denali Program Patents, Denali Background Patents and Joint Program Patents in the Territory.

(c)

Selected Fcab Program Patents. If, in a jurisdiction more than one Patent may be extended or be the subject of a supplementary protection certificate, then Licensor shall have the right to apply for any extension or supplementary protection certificate with respect to Selected Fcab Program Patents in the Territory provided however, if, in the relevant jurisdiction (including the US) only one Patent may be extended or be the subject of a supplementary protection certificate, then Denali shall have the sole right and responsibility of applying for any extension or supplementary protection certificate with respect to any Selected Fcab Program Patent that claims or covers the sequence of the Fcab incorporated into the relevant mAb[2] in such jurisdiction. In the event that Denali does not seek to extend any Patent (whether a Licensor Program Patent, a Denali Program Patent, a Denali Background Patent or any other Patent) in respect of a mAb[2] prior to thirty (30) days before the expiry of the relevant time limits then Licensor shall have the right but not the obligation to seek an extension of any Licensor Background Patent, Licensor Program Patent or Platform Patent in respect of a mAb[2] on providing prior written notice to Denali.

(d)

Other Licensor Program Patents. Subject to Section 10.2.3(c), Licensor shall have the responsibility of applying for any extension or supplementary protection certificate with respect to Licensor Background Patents, Platform Patents and Licensor Program Patents in the Territory.

(e)

Information and Assistance. Each Party shall keep the other fully informed of its efforts to obtain such extension or supplementary protection certificate. Each Party shall provide prompt and reasonable assistance, as requested by the other, including by taking such action as patent holder as is required under any Applicable Law to obtain such patent extension or supplementary protection certificate. The applying Party shall pay all expenses in regard to obtaining the extension or supplementary protection certificate in the Territory.

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10.2.4

CREATE Act. Notwithstanding anything to the contrary in this ARTICLE 10, neither Party shall have the right to make an election under (i) the Cooperative Research and Technology Enhancement Act of 2004, 35 U.S.C. 103(c)(2)-(c)(3) (the “CREATE Act”) or (ii) the Leahy-Smith America Invents Act of 2011, 35 U.S.C. 100(h) and 102(c)(1)-(3) (the “AIA”) when exercising its rights under this ARTICLE 10 without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed. With respect to any such permitted election, the Parties shall coordinate their activities with respect to any submissions, filings, or other activities in support thereof. The Parties acknowledge and agree that this Agreement is a “joint research agreement” as defined in the CREATE Act and AIA.

10.2.5	Patent Listings.

(a)

Denali shall have the sole right to make all filings with Regulatory Authorities in the Territory regarding Licensed Products and with respect to Licensor Program Patents, Denali Program Patents, Denali Background Patents and Joint Program Patents, including as required or allowed (a) in the United States, in the FDA’s Orange Book if in the future legislation employs the Orange Book for biologics, or its alternative, and (b) outside the United States, under the national implementations of Article 10.1(a)(iii) of Directive 2001/83/EC or other international equivalents. Licensor shall (i) provide to Denali all Information, including a correct and complete list of Licensor Program Patents to enable Denali to make such filings with Regulatory Authorities in the Territory with respect to such Patents, and (ii) cooperate with Denali’s reasonable requests in connection with Licensor Program Patents, including meeting any submission deadlines, in each case ((i) and (ii)), to the extent required or permitted by Applicable Law.

(b)

The Parties will negotiate in good faith regarding filings with Regulatory Authorities in the Territory regarding Licensed Products with respect to Licensor Program Patents, including as required or allowed (i) in the United States, in the FDA’s Orange Book if in the future legislation employs the Orange Book for biologics, or its alternative, and (ii) outside the United States, under the national implementations of Article 10.1(a)(iii) of Directive 2001/83/EC or other international equivalents. In the event that the Parties are unable to reach agreement, Denali will have the tie-breaking vote.

10.3	Enforcement of Patents.

10.3.1

Enforcement of Licensor Background Patents. During the Term, Licensor or F-star Ltd shall, as between the Parties, have the sole and exclusive right, but not the obligation, to enforce and defend worldwide under its control, at its own expense, the Licensor Background Patents and Platform Patents.

10.3.2

Enforcement of Licensor Program Patents for Non-Accepted Fab Targets. During the Term, as between the Parties, Licensor shall have the exclusive right, but not the obligation, to enforce and defend worldwide under its control, and at its own expense, the Licensor Program Patents and the Joint Program Patents with respect to infringement by Third Party Antibodies that contain a Fab that does not bind to an Accepted Fab Target (or in the case of a Incorporated

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Biologic, a Fab that does not incorporate an Accepted Fab Target). Denali shall not have the right to enforce or defend the Licensor Program Patents with respect to infringement by Third Party Antibodies that contain a Fab that is not an Accepted Fab Target.

10.3.3

Enforcement of Licensor Program Patents for Accepted Fab Targets, Denali Program Patents and Joint Program Patents. During the Term, Denali shall have the exclusive right, but not the obligation, to enforce and defend worldwide under its control, and at its own expense (a) the Licensor Program Patents and Joint Program Patents, with respect to infringement by Third Party Antibodies that contain a Fab that binds to an Accepted Fab Target (or in the case of a Incorporated Biologic, a Fab that incorporates or acts on an Accepted Fab Target) and (b) the Denali Program Patents. Licensor shall not have the right to enforce or defend (i) the Licensor Program Patents or Joint Program Patents, with respect to infringement by Third Party Antibodies that contain a Fab that binds to an Accepted Fab Target (or in the case of a Incorporated Biologic, a Fab that incorporates or acts on an Accepted Fab Target), or (ii) the Denali Program Patents.

10.3.4

Patent Exclusivity Listing. If either Party receives a copy of an application submitted to the FDA under subsection (k) of Section 351 of the PHSA (a “Biosimilar Application”) naming a Licensed Product as a reference product or otherwise becomes aware that such a Biosimilar Application has been filed (such as in an instance described in Section 351(l)(9)(C) of the PHSA), either Party shall, within ten (10) Business Days, notify the other Party so that the other Party may seek permission to view the application and related confidential information from the filer of the Biosimilar Application under Section 351(l)(1)(B)(iii) of the PHSA. If either Party receives any equivalent or similar certification or notice in any other jurisdiction in the Territory, either Party shall, within ten (10) Business Days, notify and provide the other Party with copies of such communication. Regardless of the Party that is the “reference product sponsor” for purposes of such Biosimilar Application, (a) Denali shall have the sole right to designate pursuant to Section 351(l)(1)(B)(ii) of the PHSA the outside counsel and in-house counsel who shall receive confidential access to the Biosimilar Application; (b) Denali shall have the sole right to list any Licensor Program Patents and Joint Program Patents, insofar as they claim or cover the applicable Licensed Product as required pursuant to Section 351(l)(3)(A), Section 351(l)(5)(b)(i)(II), or Section 351(l)(7) of the PHSA, to respond to any communications with respect to such lists from the filer of the Biosimilar Application, and to negotiate with the filer of the Biosimilar Application as to whether to utilize a different mechanism for information exchange than that specified in Section 351(l) of the PHSA; and (c) Denali shall have the sole right to identify Licensor Program Patents or Joint Program Patents or respond to communications under any equivalent or similar listing in any other jurisdiction in the Territory. If required pursuant to Applicable Law, Licensor shall prepare such lists and make such responses at Denali’s direction.

10.3.5

Conduct of Patent Litigation Under the Biologics Price Competition and Innovation Act. Notwithstanding anything to the contrary in this Section 10.3, Denali shall have the sole right to bring an action for infringement of the Licensor Program Patents, Denali Background Patents, Denali Program Patents, or Joint Program Patents with respect to mAb[2] or Licensed Products as required under Section 351(l)(6) of the PHSA following the agreement on a list of Patents for litigation under Section 351(l)(4) or exchange of Patent lists pursuant to Section 351(l)(5)(B) of such act, or as required following any equivalent or similar certification or notice in any other

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jurisdiction. The Parties’ rights and obligations with respect to the foregoing legal actions shall be as set forth in Sections 10.3.2 through 10.3.3 provided, that within fifteen (15) days of reaching agreement on a list of Patents for litigation under Section 351(l)(4) or exchange of Patent lists pursuant to Section 351(l)(5)(B), Denali shall notify Licensor as to whether or not it elects to prosecute such infringement. Either Party shall, within ten (10) Business Days, notify and provide the other Party with copies of any notice of commercial marketing provided by the filer of a Biosimilar Application pursuant to Section 351(l)(8)(A) of the PHSA, or any equivalent or similar certification or notice in any other jurisdiction. Thereafter, the Party controlling any Patent infringement litigation pursuant to this Section 10.3.5 shall have the first right to seek an injunction against such commercial marketing as permitted pursuant to Section 351(l)(8)(B) of the PHSA. If no such litigation is ongoing at the time of such notice, then Denali shall have the first right to seek such an injunction.

10.3.6

Cooperation. The Parties agree to cooperate fully in any infringement action pursuant to this Section 10.3. Where a Party brings such an action, the other Parties shall, where necessary, furnish a power of attorney solely for such purpose or shall join in, or be named as a necessary party to, such action. Unless otherwise set forth herein, the Party entitled to bring any patent infringement litigation in accordance with this Section 10.3 shall have the right to settle such claim; provided that no Party shall have the right to settle any patent infringement litigation under this Section 10.3 in a manner that diminishes or has a material adverse effect on the rights or interest of the other Party, or in a manner that imposes any costs or liability on, or involves any admission by, the other Party, without the express written consent of such other Party, such consent not to be unreasonably withheld, conditioned or delayed. The Party commencing the litigation shall provide the other Party with copies of all pleadings and other documents filed with the court and shall consider reasonable input from the other Party during the course of the proceedings.

10.3.7

Recovery. Except as otherwise agreed by the Parties in connection with a cost sharing arrangement, any recovery realized as a result of such litigation described in Sections 10.3.2, 10.3.1, 10.3.3, 10.3.5 or 10.3.6 (whether by way of settlement or otherwise) shall be first, allocated to reimburse the Parties for their costs and expenses in making such recovery (which amounts shall be allocated pro rata if insufficient to cover the totality of such expenses). Any remainder after such reimbursement is made shall be [***].

10.4	Invalidity or Unenforceability Defenses or Actions.

10.4.1

Notice. Each Party shall promptly notify the other Party in writing of any alleged or threatened assertion of invalidity or unenforceability of any of the Licensor Background Patents, Licensor Program Patents, or Joint Program Patents by a Third Party, in each case in the Territory and of which such Party becomes aware.

10.4.2

Licensor Patents. Licensor shall have the sole right, but not the obligation, to defend and control the defense of the validity and enforceability of the Licensor Background Patents, Licensor Program Patents (other than any Selected Fcab Program Patents) and Platform Patents.

10.4.3	Licensor Program Patents. In the event that either Party becomes aware that a Third Party proposes to challenge the validity or enforceability of the Licensor Program Patents then that

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Party shall inform the other Party and the Parties shall discuss the most appropriate course of action. Licensor shall have the first right to defend such proceedings provided and shall take all reasonable comments, requests and suggestions provided by Denali with respect thereto. In the event that Licensor declines to defend the validity or enforceability of any Selected Fcab Program Patents within any relevant time limit it shall inform Denali sufficiently in advance of any relevant time and Denali shall have the right, but not the obligation, to defend the validity or enforceability of the affected Selected Fcab Program Patents in Licensor’s name.

10.4.4

Denali Patents and Joint Program Patents. Denali shall have the first right, but not the obligation, to defend and control the defense of the validity and enforceability of the Denali Background Patents, Denali Program Patents and the Joint Program Patents. Licensor may participate in any such claim, suit, or proceeding in the Territory related to the Joint Program Patents, in each case that claim or cover a mAb[2] or Licensed Product with counsel of its choice at its own expense; provided that Denali shall retain control of the defense in such claim, suit, or proceeding. If Denali elects not to defend or control the defense of the Joint Program Patents, in each case that claim or cover a mAb[2] or Licensed Product in a suit brought in the Territory, or otherwise fails to initiate and maintain the defense of any such claim, suit, or proceeding, then Licensor may conduct and control the defense of any such claim, suit, or proceeding, at its own expense; provided, that Licensor shall obtain the written consent of Denali prior to settling or compromising such defense, such consent not to be unreasonably withheld, conditioned or delayed. To the extent that there is any claim, suit, or proceeding of any of the Joint Program Patents in the Territory that is not covered by the process set forth above, then each Party shall have the right to defend and control the defense of the validity and enforceability of the Joint Program Patents subject to applicable law.

10.4.5

Cooperation. Each Party shall assist and cooperate with the other Party as such other Party may reasonably request from time to time in connection with its activities set forth in this Section 10.4, including by being joined as a party plaintiff in such action or proceeding, providing access to relevant documents and other evidence, and making its employees available at reasonable business hours. In connection with any such defense or claim or counterclaim related to Section 10.4.3, the controlling party shall keep the other Party reasonably informed of any steps taken, and shall provide copies of all documents filed, in connection with such defense, claim, or counterclaim. In connection with the activities set forth in thisSection 10.4, each Party shall consult with the other as to the strategy for the defense of the Licensor Program Patents and Joint Program Patents, in each case that claim or cover a mAb[2] or Licensed Product.

10.5	Inventor’s Remuneration. Each Party shall be solely responsible for any remuneration that may be due such Party’s inventors under any applicable inventor remuneration laws.

ARTICLE 11

CONFIDENTIALITY AND NON-DISCLOSURE

11.1

Confidentiality Obligations. At all times during the Term and for a period of ten (10) years following termination or expiration hereof in its entirety, each Party and F-star GmbH and F-star Ltd shall, and each of the foregoing shall cause its Affiliates and its and their respective officers, directors, employees, consultants, contractors and agents to, keep confidential and not publish or otherwise disclose to a Third

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Party and not use, directly or indirectly, for any purpose, any Confidential Information furnished or otherwise made known to it, directly or indirectly, by the other Party, except to the extent such disclosure or use is expressly permitted by the terms of this Agreement, including exercising rights granted hereunder. Notwithstanding the foregoing, to the extent the receiving Party can demonstrate by documentation or other competent proof, the confidentiality and non-use obligations under this Section 11.1 with respect to any Confidential Information shall not include any information that:

11.1.1

has been published by a Third Party or otherwise is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no wrongful act, fault or negligence on the part of the receiving Party, or by F-star GmbH or F-star Ltd and their Affiliates, to the extent Licensor is the receiving Party;

11.1.2

have been in the receiving Party’s (or in the event Licensor is the receiving Party, F-star GmbH’s or F-star Ltd’s) possession prior to disclosure by the disclosing Party without any obligation of confidentiality with respect to such information;

11.1.3

is subsequently received by the receiving Party (or in the event Licensor is the receiving Party, subsequently received by F-star GmbH or F-star Ltd,) from a Third Party without restriction and without breach of any agreement between such Third Party and the disclosing Party;

11.1.4	that is generally made available to Third Parties by the disclosing Party (or in the event Licensor is the disclosing Party, by F-star GmbH or F-star Ltd) without restriction on disclosure; or

11.1.5

have been independently developed by or for the receiving Party (or in the event Licensor is the receiving Party, by or for F-star GmbH or F-star Ltd) without reference to, or use or disclosure of, the disclosing Party’s Confidential Information.

Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the receiving Party (or in the event Licensor is the receiving Party, the possession of F-star GmbH, F-star Ltd or its or their respective Affiliates) merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the receiving Party (or in the event Licensor is the receiving Party, in the possession of F-star GmbH, F-star Ltd or its or their respective Affiliates). Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of the receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the receiving Party unless the combination are in the public domain or in the possession of the receiving Party (or in the event Licensor is the receiving Party, in the possession of F-star GmbH, F-star Ltd or its or their respective Affiliates).

11.2	Permitted Disclosures. Each Party may disclose Confidential Information to the extent that such disclosure is:

11.2.1

in the reasonable opinion of the receiving Party’s (or in the event Licensor is the receiving Party, the reasonable opinion of F-star GmbH’s or F-star Ltd’s) legal counsel, required to be disclosed pursuant to law, regulation or a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial and local governmental body of competent jurisdiction, (including by reason of filing with securities regulators, but subject to Section 11.4)); provided, that the receiving Party (or in the event Licensor is the receiving Party, F-star GmbH or F-star Ltd) shall first have given prompt written notice (and to the extent

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possible, at least five (5) Business Days’ notice) to the disclosing Party and given the disclosing Party a reasonable opportunity to take whatever action it deems necessary to protect its Confidential Information (for example, quash such order or to obtain a protective order or confidential treatment requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or governmental body or, if disclosed, be used only for the purposes for which the order was issued). In the event that no protective order or other remedy is obtained, or the disclosing Party waives compliance with the terms of this Agreement, the receiving Party (or in the event Licensor is the receiving Party, F-star GmbH or F-star Ltd) shall furnish only that portion of Confidential Information which the receiving Party is advised by counsel is legally required to be disclosed;

11.2.2

made by or on behalf of the receiving Party (or in the event Licensor is the receiving Party, by or on behalf of F-star GmbH or F-star Ltd) or their licensees or sub-licensees to the Regulatory Authorities as required in connection with any filing, application or request for Regulatory Approval in accordance with the terms of this Agreement; provided, that reasonable measures shall be taken to assure confidential treatment of such Confidential Information to the extent practicable and consistent with Applicable Law;

11.2.3

subject to written consent of the disclosing Party, made by or on behalf of the receiving Party (or in the event Licensor is the receiving Party, by or on behalf of F-star GmbH or F-star Ltd) to a patent authority as may be reasonably necessary or useful for purposes of obtaining, defending or enforcing a Patent; provided, that reasonable measures shall be taken to assure confidential treatment of such Confidential Information, to the extent such protection is available;

11.2.4

made to its or its Affiliates’, (or if to Licensor, to F-star GmbH’s or F-star Ltd’s) financial and legal advisors who have a need to know such disclosing Party’s Confidential Information and are either under professional codes of conduct giving rise to expectations of confidentiality and non-use or under written agreements of confidentiality and non-use, in each case, at least as restrictive as those set forth in this Agreement; provided that the receiving Party shall remain responsible for any failure by such financial and legal advisors, to treat such Confidential Information as required under this ARTICLE 11;

11.2.5

made by the receiving Party or its Affiliates (or in the event Licensor is the receiving Party, by F-star GmbH or F-star Ltd or their respective Affiliates) to potential or actual investors, acquirers, investment bankers, lenders, as may be necessary in connection with their evaluation of a potential or actual investment in or acquisition of the receiving Party or its Affiliates (or in the event Licensor is the receiving Party, of F-star GmbH or F-star Ltd or their respective Affiliates); provided, that such Persons shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of the receiving Party pursuant to this ARTICLE 11;

11.2.6

made by Denali or its Affiliates or Sublicensees to its or their advisors, consultants, clinicians, vendors, service providers, contractors, existing or prospective collaboration partners, licensees, sublicensees, or other Third Parties as may be necessary or useful in connection with the Exploitation of any mAb[2], the Licensed Products, or otherwise in connection with the performance of its obligations or exercise of its rights as contemplated by this Agreement; provided, that such Persons shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of the receiving Party pursuant to this ARTICLE

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11 (with a duration of confidentiality and non-use obligations as appropriate that is no less than five (5) years from the date of disclosure for advisors, consultants, clinicians, vendors, service providers, contractors); or

11.2.7

made by Licensor, F-star GmbH, or F-star Ltd or their Affiliates to its or their advisors, consultants, clinicians, vendors, service providers, contractors, and the like as may be necessary in assisting with Licensor’s, F-star GmbH’s or F-star Ltd’s activities contemplated by this Agreement (including in relation to the exercise of the rights granted by Denali in Section 8.3 or otherwise in connection with the performance of its obligations or exercise of its rights as contemplated by this Agreement); provided, that such Persons shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information of Denali substantially similar to the obligations of confidentiality and non-use of Licensor pursuant to this ARTICLE 11 (with a duration of confidentiality and non-use obligations as appropriate that is no less than five (5) years from the date of disclosure for advisors, consultants, clinicians, vendors, service providers, contractors and the like).

11.3

Use of Name. Except as expressly provided herein, none of Licensor, F-star GmbH, F-star Ltd or their respective Affiliates, shall mention or otherwise use the name, logo, or trademark of Denali or any of its Affiliates (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional material, or other form of publicity without the prior written approval of Denali in each instance. Except as expressly provided herein, neither Denali nor any of its Affiliates shall mention or otherwise use the name, logo, or trademark of Licensor, F-star GmbH, F-star Ltd or any of their Affiliates (or any abbreviation or adaptation thereof) in any publication, press release, marketing and promotional material, or other form of publicity without the prior written approval of Licensor. The restrictions imposed by this Section 11.3 shall not prohibit either Party from making any disclosure identifying the other Party that, in the opinion of the disclosing Party’s counsel, is required by Applicable Law; provided, that such Party shall submit the proposed disclosure identifying the other Party in writing to the other Party as far in advance as reasonably practicable (and in no event less than three (3) Business Days prior to the anticipated date of disclosure) so as to provide a reasonable opportunity to comment thereon.

11.4

Public Announcements. The Parties have agreed the press release set out as Schedule 11.4, which the Parties will not disclose until August 25, 2016. Other than this press release, neither Licensor nor F-star GmbH, F-star Ltd or their respective Affiliates, on the one hand, and Denali and its Affiliates on the other, shall issue any public announcement, press release, or other public disclosure regarding this Agreement or its subject matter without the other’s prior written consent regarding the timing and content, except for any such disclosure that is, in the opinion of the disclosing entity’s counsel, required by Applicable Law or the rules of a stock exchange on which the securities of the disclosing entity are listed (or to which an application for listing has been submitted). In the event an entity is, in the opinion of its counsel, required by Applicable Law or the rules of a stock exchange on which its securities are listed (or to which an application for listing has been submitted) to make such a public disclosure, such entity shall submit the proposed disclosure in writing to Denali (if the entity is Licensor, F-star GmbH, or F-star Ltd) or Licensor (if the entity making the disclosure is Denali) as far in advance as reasonably practicable (and in no event less than seven (7) Business Days prior to the anticipated date of disclosure) so as to provide a reasonable opportunity to comment thereon. Notwithstanding the foregoing, Denali, its Sublicensees and its and their respective Affiliates shall have the right to publicly disclose research, development and commercial information (including with respect to regulatory matters) regarding mAb[2] and Licensed Products; provided, that (a) such disclosure is subject to the provisions of ARTICLE 11 with respect to Licensor’s Confidential Information and Section 11.6 and (b) Denali shall not use the

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name of Licensor, F-star GmbH, F-star Ltd or its or their respective Affiliates (or insignia, or any contraction, abbreviation or adaptation thereof) in such disclosure without prior written permission of the applicable entity.

11.5

Publications. The Parties acknowledge that scientific publications must be strictly monitored to prevent any adverse effect from premature publication of results of the Parties activities hereunder including under any Technical Development, Fcab Discovery Plan or mAb[2] Development Plan.

11.5.1

Prior to the expiration of the Buy-out Option Period neither Party shall make any publications, presentations or public disclosures related to a Selected Fcab unless agreed in writing by the other Party.

11.5.2

After the expiration of Buy-out Option Period if Denali has not exercised the Buy-out Option, then, for the remainder of the Term and subject to Section 11.5.3(b), Licensor, F-star GmbH and F-star Ltd and its and their respective Affiliates shall have the right to make any publications, presentations or public disclosures of their own data (the “Licensor Data”) related to a Selected Fcab subject to Denali’s prior review (but with no requirement for Denali’s prior approval). Denali may not make any publications, presentations or public disclosures of the Licensor Data without Licensor’s prior written approval.

11.5.3

On a mAb[2]-by-mAb[2] basis, (a) Denali shall have the right to make any publications, presentations or public disclosures related to a mAb[2] or the corresponding Licensed Product without the need to seek approval or comment from Licensor or F-star Ltd or F-star GmbH, and (b) neither Licensor, nor F-star GmbH, F-star Ltd or their respective Affiliates may make any publications, presentations or public disclosures related to a mAb[2] or the corresponding Licensed Product without Denali’s prior written approval.

11.5.4

Before any paper is submitted for publication or an oral presentation is made for which review or approval rights are provided under Section 11.5, the publishing or presenting Party (or F-star Ltd or F-star GmbH or their respective Affiliates, if they are publishing or presenting, collectively, the “Publishing Party”)) shall deliver a then-current copy of the paper or materials for oral presentation to the non-publishing Party at least thirty (30) days prior to submitting the paper to a publisher or making the presentation where written approval is required and at least fifteen (15) days prior to submitting the paper to a publisher or making the presentation where approval is not required. The non-publishing Party shall review any such paper and give its comments to such Publishing Party within ten (10) days of the delivery of such paper to such other Party. The Publishing Party shall comply with the other Party’s request to delete references to the other Party’s Confidential Information in any such paper and will withhold publication of any such paper or any presentation of same for an additional sixty (60) days in order to permit the Parties to obtain Patent protection if such other Party deems it necessary.

11.5.5

Notwithstanding anything herein to the contrary, Licensor, F-star GmbH, F-star Ltd, and its and their respective Affiliates shall have the right to make any publications, presentations or public disclosures relating to (a) any Fcabs other than Selected Fcabs, or (b) any Antibody other than to the extent related to a mAb[2] or Licensed Product, in each case without any approval, review or comments rights by Denali.

11.6

Return of Confidential Information. Upon the effective date of the termination of this Agreement with respect to any Accepted Fcab Target or Accepted Fab Target for any reason, either Party may request in writing, and the other Party shall either, with respect to Confidential Information to which such first Party

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does not retain rights under the surviving provisions of this Agreement: (a) as soon as reasonably practicable, destroy all copies of such Confidential Information in the possession of the other Party and confirm such destruction in writing to the requesting Party; or (b) as soon as reasonably practicable, deliver to the requesting Party, at the other Party’s expense, all copies of such Confidential Information in the possession of the other Party; provided, that the other Party shall be permitted to retain one (1) copy of such Confidential Information for the sole purpose of performing any continuing obligations hereunder, as required by Applicable Law, or for archival purposes. Notwithstanding the foregoing, such other Party also shall be permitted to retain such additional copies of or any computer records or files containing such Confidential Information that have been created solely by such Party’s automatic archiving and back-up procedures, to the extent created and retained in a manner consistent with such other Party’s standard archiving and back-up procedures, but not for any other use or purpose.

11.7

Licensor Permitted Disclosure. After the expiration of Buy-out Option Period if Denali has not exercised the Buy-out Option, then Licensor will be permitted to disclose to a potential Third Party strategic partner interested in a transaction involving a Selected Fcab (but not pursuant to any press release, public announcement or public disclosure unless expressly agreed by the Parties in writing pursuant to Section 11.4) that Licensor has entered into a strategic partnering relationship granting an undisclosed Third Party the exclusive right to exploit mAb[2]s containing the Selected Fcab for use with the Accepted Fab Targets and, if applicable, that such Third Party has the right to nominate additional Accepted Fab Targets for use with the Selected Fcab; provided, that (a) such disclosure is subject to the provisions of Sections 11.1, 11.2 and 11.5 with respect to Denali Confidential Information, (b) the Denali name (or any insignia, logo or trademark, or any contraction, abbreviation or adaptation thereof) shall not be mentioned or otherwise used in connection with any such disclosure, and (c) such disclosure shall not otherwise disclose any of the terms of this Agreement.

ARTICLE 12

REPRESENTATIONS AND WARRANTIES

12.1	Representations and Warranties of Denali. Except as set forth in the Disclosure Schedule, Denali represents and warrants, as of the Effective Date as follows:

12.1.1

Organization. Denali is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its organization, and has all requisite power and authority, corporate or otherwise, to execute, deliver, and perform this Agreement.

12.1.2

Authorization. The execution and delivery of this Agreement and the performance by Denali of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and do not violate (a) Denali’s charter documents, bylaws, or other organizational documents, (b) in any material respect, any agreement, instrument, or contractual obligation to which such Denali is bound, (c) any requirement of any Applicable Law, or (d) any order, writ, judgment, injunction, decree, determination, or award of any court or governmental agency presently in effect applicable to Denali.

12.1.3

Binding Agreement. This Agreement is a legal, valid, and binding obligation of Denali enforceable against it in accordance with its terms and conditions, subject to the effects of bankruptcy, insolvency, or other laws of general application affecting the enforcement of creditor rights, judicial principles affecting the availability of specific performance, and general principles of equity (whether enforceability is considered a proceeding at law or equity).

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12.1.4

No Inconsistent Obligation. Denali is not under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent in any material respect with the terms of this Agreement, or that would impede the diligent and complete fulfillment of its obligations hereunder.

12.1.5

There are no written claims, judgments, or settlements against, or amounts with respect thereto, owed by Denali relating to (i) the Denali Background Patents, or (ii) the Denali Background Know-How. To Denali’s knowledge, no written claim or litigation has been brought or threatened by any Person alleging that (a) the Denali Background Patents are invalid or unenforceable, or (b) the Denali Background Patents, or the Denali Background Know-How, or the disclosing, copying, making, assigning, or licensing of the Denali Background Patents, or the Denali Background Know-How as contemplated by this Agreement violates, infringes, misappropriates or otherwise conflicts or interferes with any intellectual property or proprietary right of any Third Party.

12.1.6

To Denali’s knowledge, the use of any Denali Background IP disclosed to Licensor for the conduct of the TfR Fcab Discovery Plan will not infringe, misappropriate, misuse, violate or otherwise make use without authorisation of any Third Party intellectual property nor has any person threatened to Denali in writing to issue such a notice.

12.2	Representations and Warranties of Licensor. Licensor represents and warrants to Denali, as of the Effective Date as follows:

12.2.1

Organization. Licensor is a limited liability company duly incorporated and validly existing under the laws of England and Wales. Licensor has all requisite power and authority, corporate or otherwise, to execute, deliver and perform its respective obligations under this Agreement.

12.2.2

Authorization. The execution and delivery of this Agreement and the performance by Licensor of the transactions contemplated hereby have been duly authorized by all necessary corporate action, and do not violate (a) Licensor’s articles of association or other organizational documents, (b) in any material respect, any agreement, instrument, or contractual obligation to which such Licensor is bound, (c) any requirement of any Applicable Law, or (d) any order, writ, judgment, injunction, decree, determination, or award of any court or governmental agency presently in effect applicable to Licensor.

12.2.3

Binding Agreement. This Agreement is the legal, valid and binding obligation of Licensor enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

12.2.4

No Inconsistent Obligation. Licensor is not under any obligation, contractual or otherwise, to any Person that conflicts with or is inconsistent in any material respect with the terms of this Agreement, or that would impede the diligent and complete fulfillment of its obligations hereunder.

12.2.5	No Claims. Except as disclosed by Licensor to Denali in writing in the letter from Licensor to Denali on the Effective Date, there are no written claims, judgments, or settlements against, or

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amounts with respect thereto, owed by Licensor, or to Licensor’s knowledge by F-star GmbH, F-star Ltd or any of their respective Affiliates, relating to (i) the Licensor Background Patents, or (ii) the Licensor Background Know-How. To Licensor’s knowledge, no written claim or litigation has been brought or threatened by any Person alleging that (a) the Licensor Background Patents are invalid or unenforceable, or (b) the Licensor Background Patents, or the Licensor Background Know-How, or the disclosing, copying, making, assigning, or licensing of the Licensor Background Patents, or the Licensor Background Know-How as contemplated by this Agreement violates, infringes, misappropriates or otherwise conflicts or interferes with any intellectual property or proprietary right of any Third Party.

12.2.6

No Misappropriation. Except as disclosed by Licensor to Denali in writing in the letter from Licensor to Denali on the Effective Date, to the Knowledge of Licensor no Person is infringing or misappropriating (i) the Licensor Background Patents, or (ii) the Licensor Background Know-How.

12.2.7

Licensor In-Licenses. Licensor has provided Denali with complete and correct copies of all Licensor In-Licenses, and there have been no modifications, amendments or restatements other than as provided to Denali prior to the Effective Date. The Licensor In-Licenses are in full force and effect in accordance with their terms. After giving effect to this Agreement, there exist no breaches, defaults or events which would (with the giving of notice, the passage of time or both) give rise to a breach, default or other right to terminate or modify any Licensor In-License. Licensor has not transferred or granted, and Licensor shall not transfer or grant, to any Third Party any license or other interest in the Licensor In-Licenses.

12.3

DISCLAIMER OF WARRANTIES. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH HEREIN, NONE OF LICENSOR, F-STAR LTD, F-STAR GMBH OR DENALI OR ANY OF THEIR RESPECTIVE AFFILIATES MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

12.4	Covenants.

12.4.1

During the Term, Licensor shall not encumber or adversely affect the rights granted to Denali hereunder with respect to the Licensor Background IP or Licensor Program IP insofar as they relate to the Exploitation of mAb[2] and Licensed Products, including in each case by (a) committing any acts or permitting the occurrence of any omission that would cause the material breach or termination of the Gamma IP License or (b) amending or otherwise modifying or permitting to be modified or amended the Gamma IP License in a manner that would adversely affect any rights of Denali under this Agreement.

12.4.2

During the Term, all contracts entered into between Licensor or its Affiliates, on the one hand, and F-star GmbH or F-star Ltd or any of their respective Affiliates, on the other hand, shall be in writing and shall be on arms’ length terms.

12.4.3	Denali acknowledges that it has filed provisional patent applications [***].

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*** Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

ARTICLE 13

INDEMNITY

13.1

Indemnification of Licensor. Denali shall indemnify Licensor, its Affiliates and their respective directors, officers, employees, and agents (the “Licensor Indemnitees”) and defend and save each of them harmless, from and against any and all losses, damages, liabilities, penalties, costs, and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) in connection with any and all suits, investigations, claims, or demands of Third Parties (collectively, “Third Party Claims”) incurred by or rendered against the Licensor Indemnitees arising from or occurring as a result of:

(a)

the Exploitation of mAb[2] or Licensed Products by or for Denali or any of its Affiliates, Sublicensees, subcontractors, agents and consultants, on a mAb[2]-by-mAb[2] basis after Fcab Delivery or a Denali Fcab Notice and during the Term thereafter;

(b)	Denali’s (or its Affiliates’ or Sublicensees’) use or practice of the Joint Program IP;

(c)	the breach by Denali or its Affiliates of this Agreement; or

(d)

the gross negligence or willful misconduct on the part of Denali or its Affiliates or their respective directors, officers, employees, and agents in performing its or their obligations under this Agreement; or

(e)

on an Accepted Fcab Target-by-Accepted Fcab Target basis, the infringement by Licensor of any Third Party Patents or Know-How relating to the Accepted Fcab Target, solely to the extent (i) such infringement arose from Licensor’s conduct of the applicable Fcab Discovery Plan (and not any subsequent research, development or commercialization of a Fcab to such Accepted Fcab Target by Licensor or any product incorporating any such Fcab), and (ii) Denali knew of such Third Party Patents or Know-How at the time of preparing the applicable Fcab Discovery Plan.

except for those Losses for which Licensor, in whole or in part, has an obligation to indemnify Denali pursuant to Section 13.2 hereof, as to which Losses each Party shall indemnify the other to the extent of their respective liability for such Losses.

13.2

Indemnification of Denali. Licensor shall indemnify Denali, its Affiliates and its and their respective directors, officers, employees, and agents (the “Denali Indemnitees”), and defend and save each of them harmless, from and against any and all Losses in connection with any and all Third Party Claims incurred by or rendered against the Denali Indemnitees arising from or occurring as a result of:

(a)	the Exploitation of Selected Fcabs, by or for Licensor or any of its Affiliates, sublicensees, subcontractors, agents and consultants, pursuant;

(b)	Licensor’s (or its Affiliates’ or Sublicensees’) use or practice of any Licensor Background IP, Licensor Program IP or Joint Program IP;

(c)	the breach by Licensor or its Affiliates of this Agreement; or

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(d)

the gross negligence or willful misconduct on the part of Licensor or its Affiliates or its or their respective directors, officers, employees, and agents in performing its obligations under this Agreement;

except for those Losses for which Denali has an obligation to indemnify Licensor pursuant to Section 13.1 hereof, as to which Losses each Party shall indemnify the other to the extent of their respective liability for the Losses.

13.3

Notice of Claim. All indemnification claims in respect of a Party, F-star Ltd, F-star GmbH, and its and their respective Affiliates, or their respective directors, officers, employees and agents shall be made solely by such Party to this Agreement (the “Indemnified Party”). The Indemnified Party shall give the indemnifying Party prompt written notice (an “Indemnification Claim Notice”) of any Losses or discovery of fact upon which such Indemnified Party intends to base a request for indemnification under this ARTICLE 13, but in no event shall the indemnifying Party be liable for any Losses that result from any delay in providing such notice. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time). The Indemnified Party shall furnish promptly to the indemnifying Party copies of all papers and official documents received in respect of any Losses and Third Party Claims.

13.4	Control of Defense.

13.4.1

In General. Subject to the provisions of Section 10.4, at its option, the indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within thirty (30) days after the indemnifying Party’s receipt of an Indemnification Claim Notice. The assumption of the defense of a Third Party Claim by the indemnifying Party shall not be construed as an acknowledgment that the indemnifying Party is liable to indemnify the Indemnified Party in respect of the Third Party Claim, nor shall it constitute a waiver by the indemnifying Party of any defenses it may assert against the Indemnified Party’s claim for indemnification. Upon assuming the defense of a Third Party Claim, the indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the indemnifying Party which shall be reasonably acceptable to the Indemnified Party. In the event the indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall immediately deliver to the indemnifying Party all original notices and documents (including court papers) received by the Indemnified Party in connection with the Third Party Claim. Should the indemnifying Party assume the defense of a Third Party Claim, except as provided in Section 13.4.2, the indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party in connection with the analysis, defense or settlement of the Third Party Claim unless specifically requested in writing by the indemnifying Party. In the event that it is ultimately determined that the indemnifying Party is not obligated to indemnify, defend or hold harmless the Indemnified Party from and against the Third Party Claim, the Indemnified Party shall reimburse the indemnifying Party for any Losses incurred by the indemnifying Party in its defense of the Third Party Claim.

13.4.2

Right to Participate in Defense. Without limiting Section 13.4.1, any Indemnified Party shall be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, that such employment shall be at the Indemnified Party’s own expense unless (a) the employment thereof, and the assumption by the indemnifying Party of such expense, has been specifically authorized by the indemnifying Party in writing, (b) the indemnifying Party has failed

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to assume the defense and employ counsel in accordance with Section 13.4.1 (in which case the Indemnified Party shall control the defense), or (c) the interests of the Indemnified Party and the indemnifying Party with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both Parties under Applicable Law, ethical rules or equitable principles.

13.4.3

Settlement. With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim and that shall not result in the Indemnified Party’s becoming subject to injunctive or other relief or otherwise adversely affecting the business of the Indemnified Party in any manner, and as to which the indemnifying Party shall have acknowledged in writing the obligation to indemnify the Indemnified Party hereunder, the indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the indemnifying Party, in its sole discretion, shall deem appropriate. With respect to all other Losses in connection with Third Party Claims, where the indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 13.4.1, the indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss; provided, that it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed). If the indemnifying Party does not assume and conduct the defense of a Third Party Claim as provided above, the Indemnified Party may defend against such Third Party Claim. Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, no Indemnified Party shall admit any liability with respect to, or settle, compromise or dispose of, any Third Party Claim without the prior written consent of the indemnifying Party, which consent shall not to be unreasonably withheld, conditioned or delayed. The indemnifying Party shall not be liable for any settlement, compromise or other disposition of a Loss by an Indemnified Party that is reached without the written consent of the indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

13.4.4

Cooperation. Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall, and shall cause each indemnitee to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making Indemnified Parties and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith.

13.4.5

Expenses. Except as provided above, the reasonable and verifiable costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any Third Party Claim shall be reimbursed on a Calendar Quarter basis in arrears by the indemnifying Party, without prejudice to the indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

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13.4.6

Special, Indirect, and Other Losses. EXCEPT TO THE EXTENT ANY SUCH DAMAGES ARE REQUIRED TO BE PAID TO A THIRD PARTY AS PART OF A CLAIM FOR WHICH A PARTY PROVIDES INDEMNIFICATION UNDER THIS ARTICLE 13, NEITHER PARTY NOR F-STAR LTD, F-STAR GMBH NOR ANY OF THEIR AFFILIATES SHALL BE LIABLE FOR ANY LOSS OF PROFITS OR BUSINESS INTERRUPTION OR ANY INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, WHETHER IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE IN CONNECTION WITH OR ARISING IN ANY WAY OUT OF THE TERMS OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE USE OF THE LICENSED COMPOUND OR LICENSED PRODUCT, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

13.4.7

Insurance. Each Party shall obtain and carry in full force and effect the minimum insurance requirements set forth herein. The types of insurance, and minimum limits shall be: General Liability Insurance with a minimum limit of One Million Dollars ($1,000,000) per occurrence and Two Million Dollars ($2,000,000) in the aggregate. General Liability Insurance shall include, at a minimum, beginning at least thirty (30) days prior to First Commercial Sale of a Licensed Product, product liability insurance.

13.4.8

Certificates of Insurance. Upon request by a Party, the other Party shall provide Certificates of Insurance evidencing compliance with this Section. The insurance policies shall be under an occurrence form, but if only a claims-made form is available to a Party, then such Party shall continue to maintain such insurance after the expiration or termination of this Agreement for the longer of (a) a period of five (5) years following termination or expiration of this Agreement in its entirety, or (b) with respect to a particular Party, last sale of a Licensed Product (or but for expiration or termination, would be considered a Licensed Product) sold under this Agreement by a Party.

ARTICLE 14

TERM AND TERMINATION

14.1

Term. This Agreement shall commence on the Effective Date and, unless earlier terminated in accordance herewith, shall continue in force and effect until the earlier of the date on which Denali has no further milestone or royalty obligations to Licensor hereunder.

14.2

Expiration for Accepted Fab Targets. This Agreement shall expire on an Accepted Fab Target-by-Accepted Fab Target basis on the expiration of the applicable License Option Term for such Accepted Fab Target if Denali has not exercised the License Option for such Accepted Fab Target.

14.3

Effect of Expiration of the Term. Following the expiration of the Term pursuant to Section 14.1, the grants in Section 8.1.4, shall become exclusive, fully-paid, royalty-free and irrevocable. Following expiration of the Term pursuant to Section 14.2, all Licenses and other rights granted to Denali in respect of such Accepted Fab Target shall expire.

14.4

Termination for Material Breach. If either Party (the “Non-Breaching Party”) believes that the other Party (the “Breaching Party”) has materially breached one (1) or more of its material obligations under this Agreement, then the Non-Breaching Party may deliver notice of such material breach to the Breaching Party (a “Default Notice”). If the Breaching Party fails to cure such breach within [***] days after receipt of the Default Notice the Non-Breaching Party may terminate this Agreement to the extent that it relates to the Accepted Fcab Target or the Accepted Fab Target to which the breach relates, upon written notice to the Breaching Party.

Confidential

*** Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

14.5

Termination for For Convenience. Denali may terminate this Agreement in its entirety, or on an Accepted Fcab Target-by-Accepted Fcab Target basis or on an Accepted Fab Target-by-Accepted Fab Target basis, for any or no reason, upon ninety (90) days’ prior written notice to Licensor. If, upon expiration of the Technical Development Term for an Accepted Fcab Target, (a) Licensor has not achieved the Fcab Delivery for such Accepted Fcab Target, and (b) Denali has not provided a Denali Fcab Notice and (c) Denali has not selected a Licensor Fcab or Joint Fcab for the development of mAb[2], then Denali shall provide notice to Licensor of termination of this Agreement with respect to such Accepted Fcab Target. Upon delivery of a notice with respect to an Accepted Fcab Target or an Accepted Fab Target (1) the provisions of ARTICLE 6 (other than with respect to Section 6.4, which shall continue to survive) shall cease to apply to that Accepted Fcab Target or Accepted Fab Target (as the case may be), (2) the applicable exclusivity fee under Sections 9.4 or 9.5 shall terminate and not continue to accrue during such ninety (90) day period, and (3) with respect to termination of an Accepted Fcab Target, Denali’s obligation to fund the costs of the applicable Fcab Discovery Plan under Section 9.2 shall terminate.

14.6

Termination by Licensor for Patent Challenge. Licensor will have the right to terminate this Agreement in full upon written notice to Denali in the event that Denali or any of its Affiliates or Sublicensees directly assert in its own respective name or directs a Third Party to assert a Patent Challenge; provided that with respect to any such Patent Challenge by any non-Affiliate Sublicensee, Licensor will not have the right to terminate this Agreement under this Section 14.6 if, within [***] days of Licensor’s notice to Denali under this Section 14.6, Denali (a) causes such Patent Challenge to be terminated or dismissed or (b) terminates the sublicense granted to such non-Affiliate Sublicensee. For purposes hereof, “Patent Challenge” means any challenge in a legal or administrative proceeding to the patentability, validity, ownership or enforceability of any of the Licensor Background Patents, Licensor Program Patents or Joint Program Patents (or any claim thereof), including by: (i) filing or pursuing a declaratory judgment action in which any of the Licensor Background Patents, Licensor Program Patents or Joint Program Patents is alleged to be invalid or unenforceable; (ii) citing prior art against any of the Licensor Background Patents, Licensor Program Patents or Joint Program Patents (other than art required to be cited by Applicable Law, including under a duty of candor to a patent office), filing a request for or pursuing a re-examination of any of the Licensor Background Patents, Licensor Program Patents or Joint Program Patents (other than with Licensor’s written agreement), or becoming a party to or pursuing an interference; or (iii) filing or pursuing any opposition, cancellation, nullity or other like proceedings against any of the Licensor Background Patents, Licensor Program Patents or Joint Program Patents; but excluding any challenge raised as a defense or counterclaim against a claim, action or proceeding asserted by Licensor, F-star Ltd, F-star GmbH or their Affiliates against Denali or its Affiliates or Sublicensees.

14.7

Termination for Insolvency. In the event that either Party (a) files for protection under bankruptcy or insolvency laws, (b) makes an assignment for the benefit of creditors, (c) appoints or suffers appointment of a receiver or trustee over substantially all of its property that is not discharged within [***] days after such filing, (d) proposes a written agreement of composition or extension of its debts, (e) proposes or is a party to any dissolution or liquidation, (f) files a petition under any bankruptcy or insolvency act or has any such petition filed against that is not discharged within [***] days of the filing thereof, or (g) admits in writing its inability generally to meet its obligations as they fall due in the general course, then the other Party may terminate this Agreement in its entirety effective immediately upon written notice to such Party.

Confidential

*** Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

14.8	Rights in Bankruptcy.

14.8.1

Applicability of 11 U.S.C. § 365(n). All rights and licenses (collectively, the “Intellectual Property”) granted under or pursuant to this Agreement, including all rights and licenses to use improvements or enhancements developed during the Term, are intended to be, and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”) or any analogous provisions in any other country or jurisdiction, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. The Parties agree that the licensee of such Intellectual Property under this Agreement shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code, including Section 365(n) of the Bankruptcy Code, or any analogous provisions in any other country or jurisdiction. All of the rights granted to either Party under this Agreement shall be deemed to exist immediately before the occurrence of any bankruptcy case in which the other Party is the debtor.

14.8.2

Rights of Non-Debtor Party in Bankruptcy. If a bankruptcy proceeding is commenced by or against either Party under the Bankruptcy Code or any analogous provisions in any other country or jurisdiction, the non-debtor Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any Intellectual Property and all embodiments of such Intellectual Property, which, if not already in the non-debtor Party’s possession, shall be delivered to the non-debtor Party within five (5) Business Days of such request; provided, that the debtor Party is excused from its obligation to deliver the Intellectual Property to the extent the debtor Party continues to perform all of its obligations under this Agreement and the Agreement has not been rejected pursuant to the Bankruptcy Code or any analogous provision in any other country or jurisdiction.

14.9

Effects of Termination by Denali without cause or by Licensor with cause. In the event of termination of this Agreement in its entirety or on an Accepted Fcab Target-by-Accepted Fcab Target basis, or an Accepted Fab Target-by-Accepted Fab Target basis by Denali pursuant to Section 14.5 or by Licensor pursuant to Section 14.4 Section 14.6 or Section 14.7, the following terms and conditions will apply, provided, however, that if the termination relates only to a particular Accepted Fcab Target basis, or Accepted Fab Target (a “Terminated Target”), then the following provisions will only apply with respect to such Terminated Target:

(a)

Except as may otherwise be agreed in writing by the Parties Denali will be responsible at its own expense for an orderly wind-down, in accordance with accepted pharmaceutical industry norms and ethical practices, of any then on-going Clinical Studies of any mAb[2] or Licensed Products with respect to a Terminated Target for which it has responsibility;

(b)

All rights and licenses granted by Licensor relating to the Terminated Target and any corresponding mAb[2] or Licensed Products hereunder shall immediately terminate. Except as expressly set forth in this ARTICLE 14, (i) Denali and its Affiliates and Sublicensees will have no further rights to use any Licensor Background IP, Licensor Program IP or Joint Program IP to

Confidential

Exploit any mAb[2] or Licensed Products for which this Agreement has been terminated; (ii) with respect to any mAb[2] or Licensed Product that was the subject of a termination of this Agreement, Denali shall continue to pay any milestone payments that may accrue under Sections 9.8 or 9.9 with respect to such mAb[2] or Licensed Product and will pay any royalty that may accrue under Section 9.10 with respect to such mAb[2] or Licensed Product until expiration of the Royalty Term.

(c)

Where the termination has been by Licensor pursuant to Section 14.4 then Denali shall not be entitled to nominate an Accepted Fcab Target and/or Accepted Fab Target to replace the relevant Terminated Targets that were the subject of the termination and in the event that any Terminated Target is an Accepted Fcab Target then the number of Accepted Fab Targets for each Accepted Fcab Target that may be selected by Denali pursuant to Section 3.2 shall be reduced by the number of Accepted Fab Targets that are Terminated Targets;

(d)	The obligations under ARTICLE 6 shall immediately terminate with respect to the relevant Terminated Target and any mAb[2] or Licensed Products for which this Agreement has been terminated;

(e)

All rights and licenses granted by Denali relating to the mAb[2] or Licensed Products with respect to a Terminated Target under Section 8.3.1 shall immediately terminate; provided, notwithstanding anything herein to the contrary, that all rights and licenses granted or to be granted by Denali pursuant to Section 8.3.2 or this Section 14.9 shall survive in full force and effect;

(f)

Except as set forth in ARTICLE 11, each Party shall return or cause to be returned to the other Party all Confidential Information and all substances or compositions of the other Party or its Affiliates delivered or provided by or on behalf of such other Party, as well as any other material provided by or on behalf of such other Party in any medium, in connection with such Terminated Target;

(g)	Denali (for itself and its Affiliates) shall grant to Licensor (without any further action required on the part of Denali):

(i)

a non-exclusive [***], irrevocable and perpetual license, with the right to grant sublicenses [***] (subject to Section 8.4, mutatis mutandis), under Denali Program Know-How solely to the extent disclosed in writing to Licensor during the Term and [***] to Exploit, and for the sole purpose of Exploiting, any mAb[2] which does not contain a Denali Proprietary Fab or a Denali Fcab (an “Available mAb[2]”) for the Terminated Target in the Field in the Territory where a “Denali Proprietary Fab” is a Fab where the [***] which is, at the relevant time, the Confidential Information of Denali.

(ii)

an non-exclusive, [***] irrevocable and perpetual license, with the right to grant sublicenses [***] (subject to Section 8.4, mutatis mutandis), under Denali Program Patents in the Field in the Territory solely to the extent (A) any claims of such Denali Program Patents claim or cover [***], and

Confidential

*** Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

(B) such claims are [***] to Exploit, and for the sole purpose of Exploiting, any Available mAb[2] for the Terminated Target, in the Field in the Territory; and

(iii)

a non-exclusive, [***] irrevocable and perpetual license, with the right to grant sublicenses [***] (subject to Section 8.4, mutatis mutandis), under Denali’s interest in Joint Program IP solely to the extent [***] to Exploit, and for the sole purpose of Exploiting, any Available mAb[2] for the Terminated Target, in the Field in the Territory.

Notwithstanding the foregoing, in the case Denali terminates this Agreement pursuant to Section 14.5 after Denali has exercised the Buy-out Option and acquired Licensor, Sections 14.9(a), 14.9(b), 14.9(f) and 14.9(g) shall not apply.

14.10

Effects of Termination by Denali with cause. In the event of a termination of this Agreement in its entirety or on an Accepted Fcab Target-by-Accepted Fcab Target or Accepted Fab Target-by-Accepted Fab Target basis by Denali pursuant to Section 14.4, or Section 14.7, the following terms and conditions will apply, provided, however, that if the termination relates only to a Terminated Target, then the following provisions will only apply with respect to such Terminated Target:

(a)

All rights and licenses granted by Licensor relating to the mAb[2] or Licensed Products with respect to a Terminated Target hereunder shall immediately terminate. Except as expressly set forth in this ARTICLE 14, Denali and its Affiliates and Sublicensees will have no further rights to use any Licensor Background IP, Licensor Program IP or Joint Program IP to Exploit any mAb[2] or Licensed Products for which this Agreement has been terminated;

(b)	The obligations under ARTICLE 6 shall immediately terminate with respect to the Terminated Target and the corresponding mAb[2] or Licensed Products for which this Agreement has been terminated; and

(c)

All rights and licenses granted by Denali relating to the mAb[2] or Licensed Products with respect to a Terminated Target under Section 8.3.1 shall immediately terminate; provided, notwithstanding anything herein to the contrary, that all rights and licenses granted or to be granted by Denali for other Terminated Targets pursuant to Section 8.3.2 or this Section 14.10 shall survive in full force and effect.

14.11

Remedies. Except as otherwise expressly provided herein, termination of this Agreement in accordance with the provisions hereof shall not limit remedies that may otherwise be available in law or equity.

14.12	Accrued Rights; Surviving Obligations.

14.12.1

Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or expiration, including any amounts due under ARTICLE 9. Such termination or expiration shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement. Without limiting the foregoing, the following Sections shall survive such termination or expiration 4.12, 6.4, 8.3.2, 8.4, 8.5, 9.13 through 9.19, 10.1, 10.2.4, 12.3, 14.3, 14.9, 14.10, 14.11, 14.12, 15.4 through 15.14 and ARTICLE 11 and ARTICLE 13.

Confidential

*** Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

14.12.2

Notwithstanding the termination of Denali’s licenses and other rights under this Agreement, Denali shall have the right for one (1) year after the effective date of such termination to sell or otherwise dispose of all mAb[2] or Licensed Product then in its inventory, as though this Agreement had not terminated, and such sale or disposition shall not constitute infringement of Licensor’s or its Affiliates’ Patent or other intellectual property or other proprietary rights. For purposes of clarity, Denali shall continue to make payments thereon as provided in ARTICLE 9 (as if this Agreement had not terminated).

ARTICLE 15

MISCELLANEOUS

15.1

Force Majeure. Neither Party (which for the purposes of this Section 15.1 shall include F-star Ltd and F-star GmbH) shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from events beyond the reasonable control of the non-performing Party, including fires, floods, earthquakes, hurricanes, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), terrorist acts, insurrections, riots, civil commotion, strikes, lockouts, or other labor disturbances (whether involving the workforce of the non-performing Party or of any other Person), acts of God or acts, omissions or delays in acting by any governmental authority (except to the extent such delay results from the breach by the non-performing Party or any of its Affiliates of any term or condition of this Agreement). The non-performing Party shall notify the other Party of such force majeure within [***] days after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration, and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use commercially reasonable efforts to remedy its inability to perform.

15.2	Potential Competition Review.

15.2.1

If the act of exercise of any License Option requires the making of filings under the Hart-Scott-Rodino Antitrust Improvements Act (the “HSR Act”), or under any similar pre-merger or antitrust notification provision in the European Union or any other jurisdiction, or if Denali’s election not to exercise a License Option results in Licensor being required to make any filings under the HSR Act or under any similar pre-merger or antitrust notification provision in the European Union or any other jurisdiction, then all rights and obligations related to Denali exercising any License Option or Denali’s decision not to proceed with the exercise of a License Option will be tolled until the applicable waiting period has expired or been terminated or until approval or clearance from the reviewing authority has been received, and each Party agrees to diligently make any such filings and respond to any request for information to expedite review of such transaction and minimize or avoid any delays in payments.

15.2.2	If the antitrust enforcement authorities in the U.S. make a second request under the HSR Act, or any antitrust enforcement authority in another jurisdiction commences an investigation related to

Confidential

*** Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

Denali exercising a License Option or a decision by Denali not to exercise a License Option, then the Parties will, in good faith, cooperate with each other and take reasonable actions to attempt to (a) resolve all enforcement agency concerns about the transaction under investigation, and (b) diligently oppose any enforcement agency opposition to such transaction. If the enforcement agency files a formal action to oppose the transaction, the Parties will confer in good faith to determine the appropriate strategy for resolving the enforcement agency opposition, including, and where appropriate, the renegotiation of their obligations under this Agreement with respect to the exercise of any License Option, with the objective of placing each Party, to the maximum extent possible, in the same economic position that each Party would have occupied if Denali’s decision to proceed with exercise of the License Option or not to proceed with exercise of the License Option had been permitted. Notwithstanding the foregoing, nothing in this Section 15.2 will require either Party to divest, sell, license or otherwise dispose of any assets, entities or facilities.

15.3

Export Control. This Agreement is made subject to any restrictions concerning the export of products or technical information from the United States or other countries that may be imposed on the Parties from time to time. Each Party agrees that it will not export, directly or indirectly, any technical information acquired from the other Party under this Agreement or any products using such technical information to a location or in a manner that at the time of export requires an export license or other governmental approval, without first obtaining the written consent to do so from the appropriate agency or other governmental entity in accordance with Applicable Law.

15.4	Assignment.

15.4.1

Without the prior written consent of the other Party, such consent not to be unreasonably withheld, conditioned or delayed, no Party shall sell, transfer, assign, delegate, pledge, or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder; provided, that a Party may make such an assignment without the other Party’s consent to (a) [***], or (b) in the case of Licensor, to [***], or (c) to [***]. With respect to an assignment to [***], or in the case of Licensor, to [***], the assigning Party shall remain responsible for the performance by [***] of the rights and obligations hereunder. Any attempted assignment or delegation in violation of this Section 15.4 shall be void and of no effect. All validly assigned and delegated rights and obligations of the Parties hereunder shall be binding upon and inure to the benefit of and be enforceable by and against the successors and permitted assigns of Licensor or Denali, as the case may be. The permitted assignee or transferee shall assume all obligations of its assignor or transferor under this Agreement. Without limiting the foregoing, the grant of rights set forth in this Agreement shall be binding upon any successor or permitted assignee of Licensor, and the obligations of Denali, including the payment obligations, shall run in favor of any such successor or permitted assignee of Licensor’s benefits under this Agreement.

15.4.2

Notwithstanding anything to the contrary herein, in the event of the acquisition of a controlling (as such term is used in the definition of Affiliate) interest in Licensor, F-star Ltd, F-star GmbH or Denali the acquirer of such Person shall not be considered to be an Affiliate of such Person for the purposes of this Agreement including for the purposes of the definition Control in respect of the intellectual property of the Parties and

Confidential

*** Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

ARTICLE 6. For clarity, any Know-How, Patents or other intellectual property rights or other assets owned or Controlled by an acquirer or its Affiliates before such an acquisition of such Person or which were subsequently generated by the acquirer, or an Affiliate of the acquirer which is not Licensor or an Affiliate of Licensor immediately prior to the acquisition, will not be Controlled by such Person after such Change in Control for purposes of this Agreement or subject to ARTICLE 6, except to the extent that Licensor, F-star GmbH, F-star Ltd or any of their respective Affiliates owned or Controlled such Know-How, Patents or other intellectual property rights or other assets before such acquisition.

15.5

Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any present or future law, and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom, and (d) in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid, and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and reasonably acceptable to the Parties. To the fullest extent permitted by Applicable Law, each Party hereby waives any provision of law that would render any provision hereof illegal, invalid, or unenforceable in any respect.

15.6	Governing Law, Jurisdiction and Service.

15.6.1

Governing Law. This Agreement or the performance, enforcement, breach or termination hereof shall be interpreted, governed by and construed in accordance with the laws of England, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction; provided, that all questions concerning (a) inventorship of Patents under this Agreement shall be determined in accordance with Section 10.1.3(b) and (b) the construction or effect of Patents shall be determined in accordance with the laws of the country or other jurisdiction in which the particular Patent has been filed or granted, as the case may be. The Parties agree to exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods.

15.6.2

Service. Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 15.8.2 shall be effective service of process for any action, suit, or proceeding brought against it under this Agreement in any such court.

15.7

Dispute Resolution. Except for disputes resolved by the procedures set forth in Sections 2.8 and 9.18, if a dispute arises between the Parties in connection with or relating to this Agreement or any document or instrument delivered in connection herewith (a “Dispute”), it shall be resolved pursuant to this Section 15.7.

15.7.1

General. Any Dispute shall first be referred to the Senior Officers of the Parties, who shall confer in good faith on the resolution of the issue. Any final decision mutually agreed to by the Senior Officers shall be conclusive and binding on the Parties. If the Senior Officers are not able to agree on the resolution of any such issue within thirty (30) days (or such other period of time as mutually agreed by the Senior Officers) after such issue was first referred to them, then, except as otherwise set forth in Section 15.7.2, either Party may, by written notice to the other Party, elect to initiate arbitration proceedings pursuant to the procedures set forth in Section 15.7.3 for purposes of having the matter settled.

Confidential

15.7.2

Intellectual Property Disputes. In the event that a Dispute arises with respect the validity, scope, enforceability, inventorship or ownership of any Patent, trademark or other intellectual property rights, and such Dispute cannot be resolved in accordance with Section 15.7.1, and except with respect to determination of inventorship for a Joint Fcab in accordance with Section 1.78, unless otherwise agreed by the Parties in writing, such Dispute shall not be submitted to arbitration in accordance with Section 15.7.3 and instead, either Party may initiate litigation in a court of competent jurisdiction, notwithstanding Section 15.6, in any country or other jurisdiction in which such rights apply.

15.7.3

Arbitration. Should the informal resolution mechanism of Section 15.7.1 prove unsuccessful within the allotted period, then the Parties shall submit their dispute to binding arbitration [***]. Each Party shall appoint one arbitrator who at their turn shall nominate the chairperson, who shall be qualified in [***]. If a Party does not appoint its arbitrator within fifteen (15) days following the expiry of the allotted period, then such arbitrator shall be selected in accordance with the then current rules of [***]. Any arbitrator so selected shall have substantial experience in the pharmaceutical industry. The arbitration shall be conducted, and all documents submitted to the arbitrators shall be, in English. The arbitrators shall have the power to include an award of attorneys’ fees and costs to the prevailing Party, but shall have no power to award punitive, special, incidental or consequential damages. The arbitrator’s decision and award shall be final and binding upon all Parties. Subject to any award that the arbitrators may make, each Party shall bear its own costs for its counsel and other expenses, and the Parties shall equally share the costs of the arbitration. Judgment upon the award rendered by arbitration may be issued and enforced by any court having competent jurisdiction.

15.7.4

Interim Relief. Notwithstanding anything herein to the contrary, nothing in this Section 15.7 shall preclude either Party from seeking interim or provisional relief, including a temporary restraining order, preliminary injunction or other interim equitable relief concerning a Dispute following the ADR procedures set forth in Section 15.7.3, if necessary to protect the interests of such Party. This Section shall be specifically enforceable.

15.8	Notices.

15.8.1

Notice Requirements. Any notice, request, demand, waiver, consent, approval, or other communication permitted or required under this Agreement shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if (a) delivered by hand or (b) sent by internationally recognized overnight delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in Section 15.8.2 or to such other address as the Party to whom notice is to be given may have provided to the other Party in accordance with this Section 15.8.1. Such notice shall be deemed to have been given as of the date delivered by hand or on the second Business Day (at the place of delivery) after deposit with an internationally recognized overnight delivery service. This Section 15.8.1 is not intended to govern the day-to-day business communications necessary between the Parties in performing their obligations under the terms of this Agreement.

15.8.2	Address for Notice.

If to Denali, to:

201 Gateway Boulevard

South San Francisco,

CA 94080

Attention:

Confidential

*** Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

If to Licensor, F-star GmbH or F-star Ltd to:

F-star Gamma Ltd.

Eddeva B920 Babraham Research Campus

Cambridge, CB22 3AT

UK

Attention: Chief Business Officer and cc: Head of IP

with a copy (which shall not constitute notice) to:

Cooley LLP

Dashwood

69 Old Broad Street

London EC2M 1QS

Attention: John Wilkinson

15.9

Entire Agreement; Amendments. This Agreement, together with the Gamma IP License Agreement and the Gamma Support Services Agreement and Schedules attached hereto, sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understandings, promises, and representations, whether written or oral, with respect thereto are superseded hereby (including that certain Confidential Disclosure Agreement between Denali Therapeutics Inc. and F-star Ltd dated December 18, 2015; provided that (a) all “Confidential Information” disclosed or received thereunder will be deemed “Confidential Information” hereunder and will be subject to the terms and conditions of this Agreement, and (b) all rights and obligations under such agreement will otherwise continue in full force and effect as provided therein). Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth in this Agreement. No amendment, modification, release, or discharge shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

15.10

English Language. This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement shall be in, the English language. Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

15.11

Waiver and Non-Exclusion of Remedies. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party hereto of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise. The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by Applicable Law or otherwise available except as expressly set forth herein.

15.12

No Benefit to Third Parties. Except as provided in ARTICLE 13, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and they shall not be construed as conferring any rights on any other Persons.

Confidential

15.13

Further Assurance. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents, and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

15.14

Relationship of the Parties. It is expressly agreed that Licensor, on the one hand, and Denali, on the other hand, shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture, or agency, including for tax purposes. Neither Licensor, on the one hand, nor Denali, on the other hand, shall have the authority to make any statements, representations, or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written consent of the other Party to do so. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.

15.15

Counterparts; Facsimile Execution. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one (1) and the same instrument. This Agreement may be executed by facsimile or electronically transmitted signatures and such signatures shall be deemed to bind each Party hereto as if they were original signatures.

[SIGNATURE PAGES FOLLOW.]

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THIS AGREEMENT IS EXECUTED by the authorized representatives of the Parties as of the Effective Date.

DENALI THERAPEUTICS INC

By:	/s/ Ryan Watts
Name:	Ryan Watts
Title:	CEO

F-STAR GAMMA LIMITED

By:	/s/ Tolga Hassan
Name:	Tolga Hassan
Title:	CEO + Co. Sec.

THIS AGREEMENT IS ACKNOWLEDGED AND AGREED by the authorized representatives of F-star Ltd and F-star GmbH as of the Effective Date for the purposes of the following Sections: 3.1.2, 3.1.3, 3.3, 4.1, 4.8, 4.10, 4.12, 8.2, 8.3.3, 8.4.3, 8.5, 8.8, 8.12, 9.2, 9.13, 9.14, 9.15, 9.16, 10.1.1, 10.1.3, 10.2, 10.3, 12.4.2, 13.1, 13.3, 13.4.1 through 13.4.6, 15.1, 15.4.2, 15.5, 15.6, 15.7, 15.8, 15.9, ARTICLE 6 and ARTICLE 11.

F-STAR BIOTECHNOLOGY LIMITED		F-STAR BIOTECHNOLOGISCHE FORSCHUNGS- UND ENTWICKLUNGSGES.M.B.H

By:	/s/ Jane Dancer	By:	/s/ John Haurum
Name:	Jane Dancer	Name:	John Haurum
Title:	CBO	Title:	CEO

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Schedule 1.16

Buy-out Option Agreement

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS [***].

DATED 24 AUGUST 2016

DENALI THERAPEUTICS INC. (1)

F-STAR GAMMA LIMITED (2)

THE SHAREHOLDERS (3)

and

SHAREHOLDER REPRESENTATIVE SERVICES LLC (4)

OPTION AGREEMENT

relating to the entire issued share capital of

F-STAR GAMMA LIMITED

COOLEY (UK) LLP, DASHWOOD, 69 OLD BROAD STREET, LONDON EC2M 1QS, UK

T:  +44 (0) 20 7583 4055 F:  +44 (0) 20 7785 9355 WWW.COOLEY.COM

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THIS OPTION AGREEMENT is executed and delivered as a DEED on 24 August 2016

BETWEEN:

(1)

DENALI THERAPEUTICS INC., a corporation organised and existing under the laws of the State of Delaware, United States, having its principal place of business at 201 Gateway Boulevard, South San Francisco, California, United States (the “Optionee”);

(2)

F-STAR GAMMA LIMITED, a private limited company incorporated under the laws of England and Wales under company number 10214672, having its registered office at Eddeva B920, Babraham Research Campus, Cambridge CB22 3AT (the “Company”);

(3)	THE PERSONS, whose names and addresses are set out in Part 1 of Schedule 1 (the “Shareholders”); and

(4)

SHAREHOLDER REPRESENTATIVE SERVICES LLC, a Colorado limited liability company and which is a party to this Agreement solely in its capacity as representative of the Shareholders (the “Shareholders’ Representative”),

(each of the Optionee, the Company and the Shareholders a “Party” and together, the “Parties”).

WHEREAS:

(A)	The Shareholders are the legal and beneficial owners of the Option Shares as set out beside their respective names at Part 2 of Schedule 1.

(B)

The Shareholders have agreed to grant a call option in respect of the Option Shares in favour of the Optionee on the terms and subject to the conditions of this Agreement and the Parties have agreed that the Optionee shall, upon exercise of the call option granted pursuant to this Agreement, purchase the Option Shares in accordance with the terms of the share purchase agreement attached at Schedule 2 (the “SPA”).

(C)

Concurrently with the execution and delivery of this Agreement by the Parties, the Optionee, the Company, F-star Biotechnologische Forschungs-und entwicklungsges.m.b.h (“F-star GmbH”) and F-star Biotechnology Limited (“F-star Ltd.”) are entering into that certain license and collaboration agreement (the “License Agreement”) pursuant to which the Company will grant to the Optionee the option to license certain intellectual property rights to develop and commercialize products based on such intellectual property rights.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1.	Definitions

In this Agreement:

“Approved Subcontractor”	has the meaning given to it in the License Agreement;

“Articles”	means the Company’s articles of association in force and effect from time to time;

“Business Day”	means a day (other than a Saturday or Sunday) on which banks generally are open for business in London, UK;

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“Buy-out Option Period”	has the meaning given to it in the License Agreement;

“Clinical Study”	has the meaning given to it in the License Agreement;

“Completion”	means completion of the sale and transfer of the Option Shares to the Optionee in accordance with the terms of the SPA;

“control”	has the meaning given to it in section 1124 of the Corporation Tax Act 2010 and “controlling” shall be construed accordingly;

“Decision Period”	has the meaning given to it in clause 4.3;

“Disclosure Documents”	means the Disclosure Letter and the documents attached to the Disclosure Letter;

“Disclosure Letter”	means the pro-forma disclosure letter in the agreed form addressed to the Optionee from each of the Shareholders in accordance with the SPA;

“Disclosure Notice”	has the meaning given to it in clause 4.1;

“Disclosure Period”	has the meaning given to it in clause 4.2;

“Disposal”	has the meaning given to it in clause 12.1(a);

“Effective Date”	means the date of this Agreement;

“Exercise Notice”	means a notice in writing given by the Optionee to the Shareholders and the Company in accordance with clause 5.1 in the form set out in Schedule 3;

“Extended Option Period”	has the meaning given to it in clause 5.1;

“Failure Event”	has the meaning given to it in clause 8.1;

“Failure Notice”	has the meaning given to it in clause 8.1;

“Gamma IP License”	means the license agreement between the Company and F-star Ltd. dated on or around the date of this Agreement;

“Gamma Service Agreement”	means the service agreement entered into between the Company and F-star Ltd. dated on or around the date of this Agreement;

“HSR Act”	means the Hart-Scott-Rodino Antitrust Improvements Act;

“Independent Expert”	has the meaning given to it in clause 10.1;

“Intellectual Property”	has the meaning given to it in the SPA;

“Lapse”	means lapse of the Options in accordance with clause 3.1;

“License Agreement”	has the meaning given to it in Recital (C);

“Option”	has the meaning given to it in clause 2.1;

“Option Fee”	means a total aggregate amount of US$500,000;

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“Option Shares”	means the Shares set out in Part 2 of Schedule 1 together with any other shares, stock or securities that the Shareholders (or their nominees) become legally or beneficially entitled to;

“Paying Account”	means the bank account with SunTrust Bank and administered by the Payments Administrator;

“Payments Administrator”	means Acquiom Clearinghouse LLC, a Delaware limited liability company;

“Permitted F- star Sale Transaction”	means a sale or transfer of the entire issued share capital of F-star GmbH that results in a third party owning, directly or indirectly, legal and beneficial title to such issued share capital;

“Permitted Financing”	means any subscription for further Shares or other equity securities in the Company contingent upon a subscription for shares in F-star GmbH;

“Reorganisation”

means in relation to the Company:

a)  a subdivision, consolidation or reclassification of the Option Shares;

b)  a reduction of capital (of whatever nature, but excluding a cancellation of capital that is lost or not represented by available assets), or any other reduction in the number of Shares in issue from time to time;

c)  an issue of Shares to the Shareholders by way of dividend or distribution; or

d)  an issue of Shares to the Shareholders by way of capitalisation of profits or reserves (including share premium account and any capital redemption reserve);

“Shareholders’ Agreement”	means the shareholders’ agreement between the Shareholders and the Company dated 24 August 2016;

“Shareholders’ Proportions”	means in relation to the Shareholders, that proportion which the number of Option Shares being sold by a Shareholder bears to the total number of Option Shares (as illustrated in column 3 of the table set forth in Part 2 of Schedule 1);

“Shares”	means the equity share capital of the Company from time to time (as defined in section 548 of the Companies Act 2006);

“SPA”	has the meaning given to it in Recital (B);

“Third Party Offer”	means an offer by a third party for such part of the issued share capital of the Company that would result in the third party obtaining control of the Company; and

“Warrantors”	has the meaning given to it in the SPA.

1.2.	Clause, Schedule and paragraph headings shall not affect the interpretation of this Agreement.

1.3.	References to clauses and Schedules are to the clauses and Schedules of this Agreement and references to paragraphs are to paragraphs of the relevant Schedule.

1.4.	The Schedules form part of this Agreement and shall have effect as if set out in full in the body of this Agreement. Any reference to this Agreement includes the Schedules.

1.5.	A person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality).

1.6.	A reference to a Party shall include that party’s personal representatives, successors and permitted assigns.

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1.7.	Unless the context otherwise requires, words in the singular shall include the plural and in the plural shall include the singular.

1.8.	Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.9.	A reference to writing or written includes fax or e-mail (unless otherwise expressly provided in this Agreement).

1.10.

Any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms. Where the context permits, other and otherwise are illustrative and shall not limit the sense of the words preceding them.

1.11.	A reference to a document in this Agreement in the agreed form is to a document agreed by the Parties and initialled by them or on their behalf for identification purposes.

1.12.

Where any obligation in this Agreement is expressed to be undertaken or assumed by any Party, that obligation is to be construed as requiring the Party concerned to exercise all rights and powers of control over the affairs of any other person which it is able to exercise (whether directly or indirectly) in order to secure performance of the obligation.

1.13.

References to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any other legal concept shall, in respect of any jurisdiction other than England, be deemed to include the legal concept which most nearly approximates in that jurisdiction to the English legal term.

1.14.	A reference to a statute or statutory provision is a reference to it as amended, extended or re-enacted from time to time.

1.15.	References to “US$” or “$” are references to US Dollars, legal tender in the United States, and references to “£” are references to Pounds Sterling, legal tender in the United Kingdom.

2.	GRANT OF OPTIONS

2.1.

In consideration of the payment of the Option Fee to the Shareholders, each of the Shareholders hereby grants to the Optionee an unconditional and irrevocable option (each an “Option” and collectively, the “Options”) to purchase its respective Option Shares on the terms set out in this Agreement.

2.2.	The Option Fee shall be apportioned between the Shareholders in the Shareholders’ Proportions.

2.3.

The Optionee shall, on the date of this Agreement, pay the Option Fee in US Dollars by electronic transfer in immediately available funds to the Paying Account. Payment to the Payments Administrator in accordance with this clause 2.3 shall be a good and valid discharge of the obligations of the Optionee to pay the Option Fee to the Shareholders, and the Optionee shall not be concerned to see the application of the monies so paid.

2.4.

In the event that the Optionee becomes aware that it will have an obligation to deduct or withhold an amount for or on account of taxes from any payment made under this Agreement, it shall notify the Company (if prior to Completion) or the Shareholders’ Representative (on or after Completion) in writing as soon as reasonably practicable and the Parties shall use their reasonable endeavours to do all such acts and things and to sign all such documents as will enable them to take advantage of any applicable double

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taxation agreement, treaty or domestic exemption which may apply to eliminate or reduce withholding taxes and otherwise provide the Shareholders with such assistance as is reasonably required to obtain a refund of the withheld or similar taxes, or obtain a credit with respect to such taxes. In the event there is no applicable double taxation agreement, treaty or domestic exemption or if an applicable double taxation agreement, treaty or domestic exemption reduces but does not eliminate such withholding or similar tax, the Optionee shall deduct the amount paid from the amount due to the respective Shareholder or Shareholders, remit such withholding or similar tax to the appropriate tax authority and secure and send to the respective Shareholder or Shareholders reasonable evidence of the payment of such withholding or similar tax. In the event that any taxes are required by applicable tax law to be withheld or deducted for on account of tax from any payments made under this Agreement, any taxes so withheld and deducted from any payment by the Optionee and paid over to the proper taxing authority shall be treated as paid to the Shareholders under this Agreement.

3.	BUY-OUT OPTION PERIOD

3.1.

The Options may be exercised in whole (and not in part) with respect to all Shareholders during the Buy-out Option Period (and if applicable any Extended Buy-out Option Period), and if the Options are not exercised during such period, they shall lapse (“Lapse”).

3.2.

For the purposes of this clause 3, the date of exercise of the Option is the earlier of (i) the date on which the Optionee serves the Exercise Notice on the Company and the Shareholders’ Representative and (ii) the date on which the Company and the Shareholders’ Representative are deemed to receive the Exercise Notice in accordance with clause 22.

4.	DISCLOSURE

4.1.

Optionee shall be entitled at any time during the Buy-out Option Period (but prior to service by the Optionee of an Exercise Notice on the Company and the Shareholders’ Representative) in accordance with clause 5.1 to serve notice in writing on the Company in accordance with clause 22 (the “Disclosure Notice”) requiring the Shareholders to procure that the Company delivers to the Optionee:

(a)	the Disclosure Documents;

(b)	the persons proposed to be Warrantors under the SPA; and

(c)	such other information regarding the Company and its assets, liabilities and business activities as Optionee may reasonably request.

4.2.

The Shareholders shall procure that Company shall deliver the items in clause 4.1(a) and 4.1(b) within [***] of receipt of the Disclosure Notice (the “Disclosure Period”) and the items in clause 4.1(c) within a reasonable time period following receipt of the Disclosure Notice. If the Company and/or the Shareholders become aware of additional information that should have been disclosed under clause 4.1(a) after the Disclosure Period but before receipt by the Company of an Exercise Notice pursuant to clause 5, they shall promptly provide such information to Optionee. The Disclosure Letter delivered to the Optionee pursuant to clause 4.1 shall serve as the Disclosure Letter delivered pursuant to the SPA.

4.3.

The Shareholders shall be entitled, by notice in writing from the Shareholders’ Representative to the Optionee (to be received by the Optionee no later than [***] prior to the expiry of the Disclosure Period), to one extension of the Disclosure Period by [***]. For the avoidance of doubt, the right of extension set out in this clause 4.3 applies once per Disclosure Period.

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***Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

4.4.

Subject to clause 4.5, if the Optionee does not serve an Exercise Notice on the Shareholders’ Representative and the Company in accordance with clause 22 within [***] following the later of (i) expiry of the Disclosure Period and (ii) the date on which the Company has delivered the items required to be delivered under clauses 4.1(a), 4.1(b) and 4.1(c) (such [***] period, the “Decision Period”) it shall be required to reimburse the Company and the Shareholders in respect of all costs reasonably incurred by them (including professional advisers’ fees) as a result of complying with their obligations under this clause 4, save where the Disclosure Documents reveal any matter which is, or is reasonably likely to become, materially adverse to the medium-term or long-term prospects of the Company.

4.5.	In the event that the Company and/or any Shareholder provides the Optionee with additional information after the Disclosure Period, the Decision Period shall be extended by an additional [***].

4.6.

The Optionee shall pay any amounts due to the Company or the Shareholders as a result of clause 4.3 by electronic transfer in immediately available funds to the Paying Account within [***] of certification from the Company as to the relevant amounts.

4.7.

In the event that any of [***] ceases to be employed or otherwise engaged by F-star GmbH (or any of its Affiliates) in a management position or ceases to own (legally or beneficially) Shares then they shall cease to be a Warrantor and shall be replaced as a Warrantor by the person then performing the role of [***] or, in any case, by such person as the Company, acting reasonably, may nominate in writing in the Disclosure Documents provided that such person owns Shares (legally or beneficially), performs a senior management role in the Company and the Buyer consents to the appointment, such consent not to be unreasonably withheld, conditioned or delayed.

5.	EXERCISE

5.1.

The Options may be exercised during the Buy-out Option Period by the Optionee serving an Exercise Notice on the Company and the Shareholders’ Representative in accordance with clause 22, provided that the Optionee shall not be entitled to serve an Exercise Notice unless it has previously served a Disclosure Notice on the Company in accordance with clause 4.1 and the Exercise Notice is being served within the Decision Period corresponding to such Disclosure Notice, provided further that if the Company does not deliver the items set out in clause 4.1(a) and clause 4.1(c) to the Optionee within the Disclosure Period (subject to extension in accordance with clause 4.3), (i) the Buy-out Option Period shall, notwithstanding its ordinary term, continue until the date that is [***] after the Company has delivered the items required to be delivered under clause 4.1(a) and clause 4.1(b) (such additional period, the “Extended Buy-out Option Period”); and (ii) the Optionee shall be entitled to serve an Exercise Notice on the Company and the Shareholders’ Representative in accordance with clause 22 (and thereby exercise the Options) notwithstanding the fact that the Disclosure Documents have not been delivered to the Optionee.

5.2.	The Options must be exercised in respect of all of the Option Shares and not in respect of some Options Shares only.

5.3.

For the avoidance of doubt, all dividends and other distributions resolved or declared to be paid or made by the Company in respect of the Option Shares by reference to a record date which falls on or before Completion shall belong to and be payable to the Shareholders in accordance with the rights attaching to such shares in the Articles.

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6.	ACTIONS FOLLOWING EXERCISE

6.1.

In the event that the Optionee exercises the Options in accordance with clause 5, the Parties, including each of the Shareholders shall, and the Company shall cause the Shareholders’ Representative to execute the SPA within [***] of receipt of the Exercise Notice by the Company and the Shareholders’ Representative, and consummate the transactions contemplated thereby.

6.2.

Without limitation on the foregoing obligation or on any remedies that Optionee may elect to exercise in respect of any breach thereof, each Shareholder hereby constitutes and appoints Optionee, with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead, to execute and deliver the SPA, if and only if the Shareholder fails to execute the SPA within the [***] period specified above.

7.	COMPETITION REVIEW

7.1.

If the act of exercise of the Option or Completion requires the making of filings under the HSR Act, or under any similar pre-merger or antitrust notification provision in the European Union or any other jurisdiction, then all rights and obligations related to the Optionee exercising the Option or the Optionee’s decision not to proceed with the exercise of the Option will be tolled until the applicable waiting period has expired or been terminated or until approval or clearance from the reviewing authority has been received, and each Party agrees to use its reasonable endeavours to make any such filings and respond to any request for information to expedite review of such transaction and minimize or avoid any delays in payments.

7.2.

If the antitrust enforcement authorities in the U.S. make a second request under the HSR Act, or any antitrust enforcement authority in another jurisdiction commences an investigation related to the Optionee exercising the Option or a decision by the Optionee not to exercise the Option, then the Parties will, in good faith, cooperate with each other and use reasonable endeavours to:

(a)	resolve all enforcement agency concerns about the transaction under investigation; and

(b)	oppose any enforcement agency opposition to such transaction.

If the enforcement agency files a formal action to oppose the transaction, the Parties will confer in good faith to determine the appropriate strategy for resolving the enforcement agency opposition, including, and where appropriate, the renegotiation of their obligations under this Agreement with respect to the exercise of the Option, with the objective of placing each Party, to the maximum extent possible, in the same economic position that each Party would have occupied if the Optionee’s decision to proceed with exercise of the Option or not to proceed with exercise of the Option had been permitted. Notwithstanding the foregoing, the Optionee shall direct, in its sole discretion, the response of the Parties to any enforcement agency opposition save that the Shareholders shall not be required to take any action not specified in this clause 7. The Optionee may withdraw, without penalty, the exercise of the Options if the Parties are unable to resolve the enforcement agency opposition. In addition, nothing in this clause 7 will require either Party to:

(i)	divest, sell, license or otherwise dispose of any assets, entities or facilities,

(ii)	litigate or contest any administrative or judicial action or proceeding or any decree, judgment, injunction or other order, whether temporary, preliminary or permanent; or

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***Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

(iii)	make proposals, execute or carry out agreements or submit to orders providing for:

(A)	the discontinuation of any product or service of a Party;

(B)	the licensing or provision of any technology or other Intellectual Property of a Party to any person;

(C)	the imposition of any limitation or regulation on the ability of a Party to freely conduct their business or own their respective assets; or

(D)	the holding separate of the Shares or any limitation or regulation on the ability of the Optionee to exercise full rights of ownership of the Shares.

8.	FAILURE TO SELL

8.1.	If, following exercise of the Options by the Optionee:

(a)	any Shareholder breaches its obligations under clause 6 of this Agreement; and/or

(b)	the Optionee is otherwise unable to acquire one hundred per cent. (100%) of the issued share capital of the Company pursuant to the SPA,

(each such event being a “Failure Event”), the Optionee shall provide notice in writing to the Company within [***] of becoming aware of such Failure Event (a “Failure Notice”) and the Shareholders shall have [***] following receipt of the Failure Notice by the Company to cure the relevant Failure Event to the reasonable satisfaction of the Optionee.

8.2.

If a Failure Event occurs and is not cured to the reasonable satisfaction of the Optionee in accordance with clause 8.1, each Shareholder agrees and acknowledges that it shall vote its Option Shares and enforce any and all applicable terms under the Companies Act 2006, the Articles and the Shareholders’ Agreement, including but not limited to the drag right set out in article 18 of the Articles, in order to cause each Shareholder whose breach contributed to the Failure Event to effect compliance with its obligations under this Agreement.

8.3.

In the event of a conflict between this Agreement and the Articles prior to termination of this Agreement pursuant to clause 18, , each Shareholder agrees and acknowledges that the terms of this Agreement shall prevail and that it shall, to the extent it is lawful to do so, vote its Option Shares and enforce any and all applicable rights it holds (whether under the Companies Act 2006, the Articles and the Shareholders’ Agreement, or otherwise) , including but not limited to the drag right set out in article 18 of the Articles, in order to amend the Articles to reflect the terms of this Agreement.

8.4.

In the event of a conflict between this Agreement and the Shareholders’ Agreement prior to termination of this Agreement pursuant to clause 18, each Shareholder agrees and acknowledges that the terms of this Agreement shall constitute a waiver of the conflicting terms under the Shareholders’ Agreement. Notwithstanding clause 25 of the Shareholders’ Agreement, the Shareholders shall not modify the Articles such that the Articles are in conflict with this Agreement.

9.	REORGANISATION

9.1.

If any Reorganisation takes place after the date of this Agreement but before Completion, all shares, stock and other securities (if any) to which the Shareholders (or their nominees) become legally or beneficially entitled as a result of each such Reorganisation, and which derive (whether directly or indirectly) from the Option Shares, shall be deemed to be subject to the Option provided that nothing in this clause 9 shall be construed as imposing any obligations on the Shareholders either to exercise or to refrain from exercising any rights or powers conferred on them by or deriving from the Option Shares.

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9.2.

In the event of any Reorganisation with respect to the Option Shares occurring after the date of this Agreement but before Completion, all references in this Agreement to specified numbers of Option Shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of Option Shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the Parties the same economic effect as contemplated by this Agreement prior to such Reorganisation. In accordance with clause 20.1, the Parties shall amend the SPA as necessary to reflect the effect of the Reorganisation on the Company and the Option Shares.

9.3.	References in this Agreement to the Option Shares shall be construed to give full effect to clause 9.1.

10.	DETERMINATION BY AN EXPERT

10.1.

Any dispute about the effect of a Reorganisation shall be referred to an independent expert (the “Independent Expert”) to be appointed by agreement in writing between the Optionee and the Company within [***] of the dispute or, failing such agreement, to be appointed by the President (or his nominee) of the Institute of Chartered Accountants in England and Wales.

10.2.	The Independent Expert shall use all reasonable endeavours to reach its conclusions under this clause 10 within [***].

10.3.

The Independent Expert shall act as an expert and not as an arbitrator and shall determine the effect of a Reorganisation, which may include any issue involving the interpretation of any provision of this Agreement, its jurisdiction to determine the matters and issues referred to it or its terms of reference. The Independent Expert’s written decision on the matters referred to them shall, in the absence of manifest error or fraud, be final and binding on the Parties.

10.4.	Each Party shall bear its own costs in relation to the reference to the Independent Expert.

11.	WARRANTIES

11.1.	Each Shareholder warrants to the Optionee on a several basis that:

(a)

it has full power and authority to grant the Option on the terms and conditions of this Agreement and, if the Shareholder is not a natural person, the grant of the Option has been duly and validly approved and authorized by all necessary action on the part of such Shareholder;

(b)

no consent, approval, order, authorization, release or waiver of, or registration, declaration or filing with, any governmental or regulatory authority is necessary or required to be made or obtained by such Shareholder to enable the Shareholder to execute, deliver, enter into, and perform its obligations under this Agreement;

(c)

if such Shareholder is not a natural person, it has been duly incorporated and is validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or constituted (to the extent that such concepts are recognised in such jurisdiction);

(d)	this Agreement, when executed by the Parties, shall constitute a legal, valid and binding obligation of such Shareholder enforceable against it in accordance with its terms;

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(e)

it is the legal and beneficial owner of the Option Shares set out beside its name in Part 2 of Schedule 1, such Option Shares are fully paid and may be sold free of all encumbrances and the Shareholder has not entered into any agreement, arrangement or obligation to give or create any such encumbrance over its Option Shares;

(f)

the Option Shares represent one hundred per cent (100%) of the share capital of the Company issued or agreed to be issued and there is no option or right outstanding to subscribe for any share or loan capital of the Company;

(g)

it has full voting power with respect to its proportion of the Option Shares, none of which are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Option Shares; and

(h)

as of the Effective Date, the Shareholder is not engaged in any litigation, arbitration or other dispute resolution process, or administrative or criminal proceedings, whether as claimant, defendant or otherwise with respect to its Option Shares and, to the best of the Shareholder’s knowledge, there is no such action pending.

11.2.

The Company warrants to the Optionee that save for non-material matters relating to the Company’s day-to-day operation, the Company has not engaged in any activities or conducted any operations other than as contemplated by or necessary for the License Agreement, the Gamma IP License, the Shareholders’ Agreement or the Gamma Service Agreement.

11.3.	The Optionee warrants to each of the Shareholders that:

(a)

it is duly organised, validly existing and in good standing under the laws of the State of Delaware, United States, and that the consummation of the transactions contemplated hereby is within Optionee’s corporate powers and have been duly authorized by all necessary corporate actions on the part of Optionee. Optionee has full corporate power and authority to execute, deliver and perform this Agreement;

(b)

this Agreement has been duly authorized, executed and delivered by Optionee and constitutes a legal, valid and binding obligation of Optionee enforceable against Optionee in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles; and

(c)	it has the financial wherewithal, in the form of cash on hand or available borrowing facilities, to pay the Option Fee.

12.	OPTIONEE PROTECTIONS

12.1.

Save as permitted by clause 12.2, until the earlier of Completion and Lapse, the Shareholders shall not, without the prior written consent of the Optionee (such approval not to be unreasonably withheld or conditioned, it being understood that it shall not be considered unreasonable for Optionee to withhold consent for any of the following matters unless the same are contemplated by or necessary for the License Agreement, the Gamma IP License, the Shareholders’ Agreement or the Gamma Service Agreement):

(a)

sell, transfer or otherwise dispose of, or mortgage, charge, pledge or otherwise encumber or create any interest over or in respect of (each a “Disposal”) its legal or beneficial interest in any of the Option Shares (or any interest in any of them);

(b)	enter into any contract, option or other agreement, arrangement or understanding with respect to any Disposal of any or all of such Shareholder’s Option Shares, or any right or interest therein;

(c)	grant or permit the grant of any proxy, power-of-attorney or other authorization or consent in or with respect to any or all of such Shareholder’s Option Shares;

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(d)

deposit or permit the deposit of any or all of such Shareholder’s equity interests in the Company, including any Option Shares, into a voting trust or enter into a voting agreement or arrangement with respect to any of such equity interests, including the Option Shares, except as expressly contemplated by this Agreement; or

(e)

take or permit any other action that would in any way restrict, limit, delay or interfere with the performance of such Shareholder’s obligations hereunder or the transactions contemplated hereby or otherwise make any representation or warranty of such Shareholder herein untrue or incorrect.

12.2.	Clause 12.1 shall not apply to:

(a)

a Disposal of all of the Option Shares where the sole purpose of such Disposal is to create a holding company (the “Holding Company”) that will be owned in whole or in part by the Shareholders, provided that prior to making any such Disposal, the Holding Company shall have entered into a new call option agreement (that is conditional upon the Disposal) with the Optionee and the Company relating to the shares in the Company in a form that provides the Optionee with the same benefits as this Agreement for the same consideration, or otherwise in a form and substance reasonably acceptable to the Optionee;

(b)

a Disposal of any Option Shares that is in accordance with the Articles, provided that prior to making any such Disposal, the transferee shall enter into a deed of adherence in respect of this Agreement in respect of the Option Shares so transferred and shall be construed as a “Shareholder” hereunder. No Disposal by a Shareholder in accordance with this clause 12.2 shall relieve it of any liability under this Agreement;

(c)

a Disposal of all Option Shares in connection with a Third Party Offer that is conducted in conjunction with a Permitted F-star Sale Transaction and results in the transfer of all Option Shares to the person that acquired (or shall acquire), directly or indirectly, the issued share capital in F-star GmbH pursuant to the Permitted F-star Sale Transaction, or to a direct or indirect wholly owned subsidiary thereof (the “F-star Acquiring Party”), provided that prior to making any such Disposal, the F-star Acquiring Party shall have entered into a new call option agreement (conditional upon completion of the Permitted F-star Sale Transaction) with Optionee and the Company relating to the Shares in a form that provides the Optionee with the same economic benefit as this Agreement, or otherwise in a form and substance reasonably acceptable to Optionee; or

(d)	any other Disposal of Option Shares on terms agreed in writing between the Optionee and the Shareholders.

12.3.

In accordance with clause 20.1, the Parties shall amend the SPA as necessary to reflect the effect of any Disposal or Permitted Financing permitted pursuant to the terms of this clause 12 or elsewhere in this Agreement.

12.4.

Until the earlier of Completion and Lapse, each Shareholder shall in respect of any resolution of the Company’s shareholders (whether proposed at a meeting, in writing or otherwise) vote its Option Shares and not rescind such vote:

(a)	in favour of the transactions and matters contemplated by this Agreement and the SPA (including, but not limited to, the enforcement of clause 8.2 of this Agreement); and

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(b)	save as set out in clause 12.2, against:

(i)

any proposal by the Company or any Shareholder that would in any material respect impede, delay, interfere with or prevent the exercise of the Options or the transactions contemplated by this Agreement or the SPA;

(ii)	any changes to the Articles or the adoption of new articles of association;

(iii)	any Third Party Offer; and

(iv)

any action, proposal, transaction or agreement that could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of such Shareholder or the Company under this Agreement or the SPA.

12.5.

Until the earlier to occur of Completion and Lapse, each Shareholder hereby irrevocably appoints the Optionee and any designee of the Optionee as its duly authorised agent and attorney (with full power of substitution) to act for and in the name of such Shareholder and to take such actions as the Optionee (or its duly appointed designee) in its absolute discretion sees fit, including (but not limited to) executing any document, whether as a deed or otherwise, receiving notice of and attending any meeting of the Company and voting the Shareholder’s Option Shares (whether in person or by written resolution), as may be necessary to give full effect to clause 12.4. Each Shareholder agrees and accepts that the powers granted to the Optionee in this clause 12.5 are given by way of security to secure the performance of such Shareholder of its obligations under this Agreement.

12.6.	Until the earlier of Completion and Lapse the Company shall (and to the extent it is reasonably within their control, the Shareholders shall procure that the Company shall):

(a)

save for non-material matters relating to the Company’s day-to-day operation, conduct only such activities as are contemplated by, necessary for or related to the Company’s performance of its obligations under the License Agreement, the Gamma IP License, the Gamma Service Agreement, the Shareholders’ Agreement and the Articles (and the Company’s other constitutional documents), or as consented to in writing by the Optionee (such consent not to be unreasonably withheld, conditioned or delayed); and

(b)

(i) pay all material debts and Taxes (as defined in the SPA) of the Company when due, subject to good faith disputes over such debts or Taxes and (ii) pay or perform all other obligations when due, subject to good faith disputes and other reasonable commercial considerations; and

(c)

promptly notify the Optionee upon learning of any change, occurrence or event which, individually or in the aggregate with any other changes, occurrences and events, could reasonably be expected to have a material adverse effect on the Company.

12.7.

Until the earlier to occur of Completion and Lapse and without limiting the generality or effect of the provisions of clause 12.6, the Company shall not and, to the extent it is reasonably within their control, the Shareholders shall procure that the Company shall not (except to the extent expressly provided otherwise in this Agreement, as consented to in writing by Optionee, or as set forth in the License Agreement, the Gamma IP License, the Gamma Service Agreement, the Shareholders Agreement, the Articles (or other constitutional document of the Company) or any other agreement with an Approved Subcontractor appointed pursuant to the License Agreement):

(a)

enter into any contract that would constitute a Material Contract (as defined in the SPA), or violate, terminate, amend, or otherwise modify (including by entering into a new contract with such party or otherwise) or waive any of the terms of any of its Material Contracts including without limitation the License Agreement, the Gamma IP License or the Gamma Service Agreement;

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(b)

issue or allot any Shares or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other contracts of any character obligating it to issue any such Shares or other convertible securities, other than in connection with a Permitted Financing; provided that any party acquiring such Shares shall enter into a deed of adherence in respect of this Agreement in respect of such Shares and shall be construed as a “Shareholder” hereunder;

(c)	transfer or license to any person any rights to any Intellectual Property, including, without limitation, Intellectual Property subject to the License Agreement;

(d)	sell, lease, license or otherwise dispose of any properties or assets that are material to its business or enter into any contract purporting to give effect to any of the foregoing;

(e)

take any action regarding a patent, patent application or other Intellectual Property right, other than filing continuations for existing patent applications or completing or renewing registrations of existing patents, domain names, trademarks or service marks in the ordinary course of business;

(f)

make any loans or advances to, or any investments in or capital contributions to, any person, or forgive or discharge in whole or in part any outstanding loans or advances, or prepay any indebtedness for borrowed money;

(g)	incur indebtedness in excess of [***] in any financial year or enter into or otherwise guarantee any such indebtedness; or

(h)	place or allow the creation of any encumbrance on any of its properties.

13.	THIRD PARTY OFFERS

Until the earlier to occur of Completion and Lapse, each Shareholder will notify the Optionee promptly following receipt by such Shareholder of any letter of intent, agreement in principle, tender agreement, support agreement or other similar agreement relating to a potential Third Party Offer. Notwithstanding the foregoing, but save in connection with a potential Permitted F-star Sale Transaction, no Shareholder or the Company shall:

(a)

initiate, solicit, seek or knowingly encourage or knowingly facilitate (including in each case by way of providing information regarding the Company) any inquiries, proposals or offers with respect to or that could reasonably be expected to lead to, or the making, announcement, submission or the completion of, a Third Party Offer;

(b)

knowingly participate or knowingly engage in or continue any discussions or negotiations with, or furnish or disclose any non-public information (other than in the ordinary course of business unrelated to a Third Party Offer) relating to the Company, or otherwise knowingly cooperate with, facilitate or assist any person in connection with a Third Party Offer;

(c)	approve, endorse or recommend, or publicly announce the intent to approve, endorse or recommend, any Third Party Offer;

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***Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

(d)	enter into any letter of intent, agreement in principle, merger agreement, acquisition agreement, option agreement or other similar agreement relating to a Third Party Offer; or

(e)	save as contemplated in this Agreement, effect a transaction that could result in a third party obtaining control of the Company (other than the transactions contemplated by the SPA).

14.	CONFIDENTIALITY

14.1.

Except (i) as provided in the License Agreement, the Gamma IP License or the Gamma Service Agreement and (ii) to the extent required by law or any legal or regulatory authority of competent jurisdiction:

(a)

no Party shall at any time disclose to any person (other than to its professional advisers) the existence of, or terms of this Agreement or any trade secret or other confidential information relating to the Company (or relating to any other Party), or make any use of such information other than to the extent necessary for the purpose of exercising or performing its rights and obligations under this Agreement; and

(b)

except with the prior written consent of the relevant Parties (such approval not to be unreasonably withheld or delayed), no Party shall make, or permit any person to make, any public announcement, communication or circular concerning this Agreement.

14.2.

The undertakings in clause 14.1 are given by each Party to each other Party and, in respect of undertakings relating to the trade secrets and confidential information of the Company, to the Company and apply to actions carried out by each Party in any capacity and whether directly or indirectly, on the Party’s own behalf, on behalf of any other person or jointly with any other person.

14.3.

The Shareholders undertake to the Optionee, and the Optionee undertakes to the Shareholders, to keep confidential the existence of this Agreement and, in the case of the Optionee, all information which it has acquired about the Company, and to use the information only for the purposes contemplated by this Agreement.

14.4.	Any Party may disclose any information that it is otherwise required to keep confidential under this clause 14:

(a)

to such of its professional advisers, consultants and employees or officers as are reasonably necessary to advise on this Agreement, or to facilitate the exercise of the Options, provided that the disclosing party procures that the people to whom the information is disclosed keep it confidential as if they were that party; or

(b)	with the written consent of the other Parties; or

(c)	to the extent that the disclosure is required:

(i)	by law; or

(ii)

by a regulatory body, tax authority or securities exchange, but shall use reasonable endeavours to consult the other Parties and to take into account any reasonable requests they may have in relation to the disclosure before making it.

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15.	SHAREHOLDERS’ REPRESENTATIVE

Pursuant to the terms of the SPA, the Shareholders’ Representative will, with effect from Completion be irrevocably appointed to act as the Shareholders’ sole representative agent and attorney-in-fact and to act on their behalf for the purposes of this Agreement, the SPA and each agreement and document ancillary thereto. The Shareholders agree to the exculpation and indemnification provisions in favor of the Shareholders’ Representative in the SPA.

16.	FURTHER ASSURANCE

At its own expense, each Shareholder, the Company and the Optionee shall, and shall use all reasonable endeavours to procure that any necessary third party shall, promptly execute and deliver such documents and perform such acts as the other parties may reasonably require for the purpose of giving full effect to this Agreement.

17.	ASSIGNMENT

No Party shall assign, transfer, mortgage, charge, subcontract, declare a trust over or deal in any other manner with any or all of its rights and obligations under this Agreement (or any other document referred to in it) without the prior written consent of the Shareholders’ Representative (if after Completion), the Company, and the Optionee.

18.	TERMINATION

18.1.

Subject to clause 18.2, this Agreement shall terminate and cease to have further force or effect upon the first to occur of (i) Completion in accordance with the SPA; or (ii) 60 Business Days following the date on which the Options Lapse, unless Optionee has delivered an Exercise Notice prior to the date on which the Options Lapse, in which case this Agreement shall remain in effect until Completion.

18.2.	On termination of this Agreement, the following clauses shall continue in force: clauses 1, 8, 14, 15, 26, 27 and 28.

19.	ENTIRE AGREEMENT

19.1.

This Agreement (together with the documents referred to in it) constitutes the entire agreement between the Parties and supersedes and extinguishes all previous discussions, correspondence, negotiations, drafts, agreements, promises, assurances, warranties, representations, arrangements and understandings between them, whether written or oral, relating to its subject matter.

19.2.

Each Party acknowledges that in entering into this Agreement (and any documents referred to in it), it does not rely on and shall have no remedies in respect of, any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this Agreement (or those documents).

19.3.	Nothing in this clause 19 shall limit or exclude any liability for fraud.

20.	VARIATION AND WAIVER

20.1.

No variation of this Agreement shall be effective unless it is in writing and signed by or on behalf of the Shareholders’ Representative, the Company, and the Optionee (or their authorised representatives).

20.2.

No failure or delay by a Party to exercise any right or remedy provided under this Agreement or by law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No single or partial exercise of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy. A waiver of any right or remedy under this Agreement or by law is only effective if it is in writing.

20.3.	Except as expressly provided in this Agreement, the rights and remedies provided under this Agreement are in addition to, and not exclusive of, any rights or remedies provided by law.

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21.	COSTS

Except as expressly provided in this Agreement, each Party shall pay its own costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Agreement (and any documents referred to in it).

22.	NOTICES

22.1.

Any notice or other formal communication to be given under this Agreement shall be in writing and shall be delivered by hand or sent by prepaid recorded delivery, special delivery, overnight courier, or registered post, or email to the relevant address in clause 22.2 and in each case it shall be marked for the attention of the relevant party set out in clause 22.2 (or as otherwise notified from time to time in accordance with the provisions of this clause 22). Any notice given by hand delivery or post shall be signed by or on behalf of the Party sending it and shall be deemed to have been duly given:

(a)	if hand delivered, when delivered;

(b)	if sent by recorded delivery, special delivery or registered post, at 10 am on the third Business Day from the date of posting;

(c)	if sent by overnight courier, one Business Day from the date of posting; or

(d)	if sent by email, when sent,

unless there is evidence that it was received earlier than this and provided that, where (in the case of delivery by hand) the delivery or transmission occurs after 6 pm on a Business Day or on a day which is not a Business Day, service shall be deemed to occur at 9 am on the next following Business Day. References to time in this clause are to local time in the country of the addressee.

22.2.	The addresses, email address and fax numbers of the Parties and the Shareholders’ Representative for the purpose of clause 22.1 are:

Party and Contact	Address	Email
F-star Gamma Limited	Eddeva B920, Babraham Research Campus, Cambridge CB22 3AT	[***]

Denali Therapeutics Inc.	201 Gateway Boulevard, South San Francisco, California, United States	[***]

Shareholders’ Representative	Shareholder Representative Services LLC, 1614 15th Street, Suite 200, Denver, CO 80202, United States	deals@srsacquiom.com

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***Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]

22.3.

A Party or the Shareholders’ Representative (as the case may be) may notify the other Parties of a change to its name, relevant addressee or address for the purposes of this clause 22, provided that such notice shall only be effective on:

(a)	the date specified in the notice is the date on which the change is to take place; or

(b)

if no date is specified or the date specified is less than five (5) Business Days after the date on which notice is given, the date following five (5) Business Days after notice of any change has been given.

23.	SEVERANCE

23.1.

If any provision of this Agreement or part-provision of this Agreement is or becomes invalid, unenforceable or illegal, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision or part-provision shall be deemed deleted. Any modification to or deletion of a provision or part-provision under this clause 23 shall not affect the validity and enforceability of the rest of this Agreement.

23.2.

If any provision or part-provision of this Agreement is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to amend such provision so that, as amended, it is legal, valid and enforceable, and, to the greatest extent possible, achieves the intended commercial result of the original provision.

24.	THIRD PARTY RIGHTS

A person who is not a party to this Agreement shall not have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

25.	COUNTERPARTS

25.1.	This Agreement may be executed in any number of counterparts, each of which when executed shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement.

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***Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

25.2.	No counterpart shall be effective until each Party and the Shareholders’ Representative has executed at least one counterpart.

26.	GOVERNING LAW

This Agreement or the performance, enforcement, breach or termination hereof shall be interpreted, governed by and construed in accordance with the laws of England, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

27.	DISPUTE RESOLUTION

27.1.

If a dispute arises between the Parties in connection with or relating to this Agreement or any document or instrument delivered in connection herewith (a “Dispute”), it shall be resolved pursuant to this clause 27.

27.2.	General

Any Dispute shall first be referred to the Chief Executive Officer of the Optionee and John Haurum (or such other person nominated by the Company), who shall confer in good faith on the resolution of the issue. Any final decision mutually agreed to by such persons shall be conclusive and binding on the Parties. If such persons are not able to agree on the resolution of any such issue within thirty (30) days (or such other period of time as mutually agreed by the Parties) after such issue was first referred to them, then either party may, by written notice to the other party, elect to initiate an alternative dispute resolution (“ADR”) proceeding pursuant to the procedures set forth in clause 25.3 for purposes of having the matter settled.

27.3.	ADR

Any ADR proceeding under this Agreement shall take place pursuant to the procedures set forth in clause 15.7.3 of the License Agreement.

27.4.	Interim Relief

Notwithstanding anything herein to the contrary, nothing in this clause 27 shall preclude either Party from seeking interim or provisional relief, including a temporary restraining order, preliminary injunction or other interim equitable relief concerning a Dispute following the ADR procedures set forth in clause 27.3, if necessary to protect the interests of such Party. This clause shall be specifically enforceable.

28.	PROCESS AGENTS

The Optionee irrevocably appoints Law Debenture Corporate Services Limited of Fifth Floor, Wood Street, London EC2V 7EX as its process agent to receive on its behalf service of process in any proceedings in England. Service upon the process agent shall constitute good and valid service on the Optionee whether or not the process is forwarded to or received by the Optionee. If for any reason the process agent ceases to act as process agent, resigns or no longer has an address in England, the Optionee irrevocably agrees to appoint a substitute process agent with an address in England acceptable to the Shareholders’ Representative (if after Completion) or the Company (if prior to Completion) and to deliver to the Shareholders’ Representative (if after Completion) or the Company (if prior to Completion) a copy of the substitute process agents’ acceptance

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of that appointment within 10 Business Days of the obligation to appoint arising. In the event that the Optionee fails to appoint a substitute process agent, it shall be effective service for the Shareholders, the Company or the Shareholders’ Representative to serve process upon the last known address in England of the last known process agent for the Optionee notified to the Shareholders, notwithstanding that such process agent is no longer found at such address or has ceased to act.

IT WITNESS whereof this Agreement has been entered into as a deed and is delivered on the date first aforementioned.

SCHEDULE 1

Part 1: The Shareholders

Name	Address
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

Part 2: The Option Shares

(1) Shareholder	(2) No. of Ordinary Shares	(3) Shareholders’ Proportion (%)
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
[***]	[***]	[***]
TOTAL =	9,039,625	100%

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***Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

SCHEDULE 2

The SPA

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE CONFIDENTIAL TREATMENT FOR THOSE TERMS HAS BEEN REQUESTED. THE REDACTED MATERIAL HAS BEEN SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, AND THE TERMS HAVE BEEN MARKED AT THE APPROPRIATE PLACE WITH THREE ASTERISKS [***].

DATED                 20[●●]

DENALI THERAPEUTICS INC. (1)

THE SELLERS (2)

and

SHAREHOLDER REPRESENTATIVE SERVICES LLC (as the Sellers’ Representative) (3)

SHARE PURCHASE AGREEMENT

relating to the entire issued share capital of

F-STAR GAMMA LIMITED

COOLEY (UK) LLP, DASHWOOD, 69 OLD BROAD STREET, LONDON EC2M 1QS, UK

T: +44 (0) 20 7583 4055 F: +44 (0) 20 7785 9355 WWW.COOLEY.COM

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CONTENTS

1.	INTERPRETATION	96

2.	SALE AND PURCHASE	106

3.	CONSIDERATION	107

4.	POST COMPLETION ADJUSTMENTS	108

5.	COMPLETION	109

6.	ESCROW ACCOUNT	110

7.	SELLER WARRANTIES AND INDEMNITY	111

8.	LIMITATIONS TO THE SELLERS’ LIABILITY	112

9.	BUYER’S WARRANTIES	112

10.	POST COMPLETION MATTERS	112

11.	BUYER GUARANTEE	114

12.	SELLERS’ REPRESENTATIVE	115

13.	PAYMENTS	117

14.	ANNOUNCEMENTS	118

15.	CONFIDENTIALITY	118

16.	COSTS	119

17.	GENERAL	119

18.	ENTIRE AGREEMENT	120

19.	ASSIGNMENT	120

20.	NOTICES	120

21.	COUNTERPARTS	121

22.	GOVERNING LAW	121

23.	DISPUTE RESOLUTION	121

24.	PROCESS AGENTS	122

25.	CONFLICT WAIVER	122

Agreed Form Documents

1. Disclosure Letter

2. Escrow Agreement

3. Loan Notes Instrument

4. Press Release

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THIS SHARE PURCHASE AGREEMENT is executed and delivered as a DEED on

BETWEEN:

(1)	THE PERSONS, whose names and addresses are set out in Schedule 1 (the “Sellers”);

(2)

DENALI THERAPEUTICS INC., a corporation organised and existing under the laws of the State of Delaware, United States, having its principal place of business at 201 Gateway Boulevard, South San Francisco, California, United States (the “Buyer”); and

(3)

SHAREHOLDER REPRESENTATIVE SERVICES LLC, a Colorado limited liability company and which is a party to this Agreement solely in its capacity as representative of the Sellers (the “Sellers’ Representative”).

WHEREAS:

(A)	The Company is a private limited liability company incorporated under the laws of England and Wales and engaged in the delivery of therapeutics across the blood brain barrier.

(B)

As at the date of this Agreement, the Sellers own the Shares that constitute the entire issued share capital of the Company. The Sellers have agreed to sell to the Buyer, and the Buyer has agreed to purchase and accept, the Shares on the terms of this Agreement.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1.	Definitions

In this Agreement:

“Accepted Fcab Target”	is defined in Schedule 5 (Contingent Consideration);

“Accounting Policies”	means the accounting policies and procedures set out in Part C of Schedule 4 (Accounting Policies);

“Accounts”	means the Company’s individual accounts (as that term is used in sections 394 and 395 of the Companies Act) and cash flow statement for the financial year ended on the Last Accounting Date, the auditors’ report on those accounts, the directors’ report for that year and the notes to those accounts;

“Actual Net Cash”	has the meaning given to it in Schedule 4.

“ADR”	has the meaning given to it in clause 23.2;

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“Affiliate”	means, with respect to a party, any Person that, directly or indirectly, through one (1) or more intermediaries, controls, is controlled by or is under common control with such Party. For purposes of this definition, “control” and, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with” means (a) the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise; or (b) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of a Person (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity). The parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such case such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management or policies of such entity. “Affiliates” shall be construed accordingly;

“Business Day”	means a day (other than a Saturday or Sunday) on which banks generally are open for business in London, UK;

“Business Warranty”	means [***], and “Business Warranties” means [***];

“Business Warranty Claim”	means a claim by the Buyer for breach of a Business Warranty;

“Buyer’s Account”	means the bank account notified by the Buyer to the Sellers’ Representative from time to time;

“Buyer’s Group”	means the Buyer and the Buyer’s Group Undertakings;

“Buyer’s Group Undertaking”	means the Buyer or an undertaking which is a subsidiary undertaking or parent undertaking of the Buyer or a subsidiary undertaking of a parent undertaking of the Buyer and, for the avoidance of doubt, includes the Company from Completion, and “Buyer’s Group Undertakings” shall be construed accordingly;

“Cash”	means the aggregate of all cash held by the Company immediately following Completion, but excluding the Pass Through Amount;

“Cash Sellers”	means each of the Sellers other than the Loan Note Sellers;

“Claim”	means any Business Warranty Claim, Tax Warranty Claim, Special Indemnity Claim (including any Fraud Claim), Warrantor Fundamental Warranty Claim and/or Fundamental Warranty Claim, and “Claims” means any two or more of them;

“Company”	means F-star Gamma Limited, a private limited company incorporated under the laws of England and Wales under company number 10214672, having its registered office at Eddeva B920, Babraham Research Campus, Cambridge CB22 3AT;

“Company Confidential Information”	means any Information or data relating to any Fcab or mAb[2] Product, any Exploitation of any Fcab or mAb[2] Product, any Know-How with respect thereto developed by or on behalf of Company or its Affiliates, or the scientific, regulatory or business affairs or other activities of the Company;

“Completion”	means completion of the sale and transfer of the Shares to the Buyer in accordance with the terms of this Agreement;

Confidential

***Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

“Completion Accounts”	means the Draft Completion Accounts which have been agreed or determined in accordance with Part A of Schedule 4 (Preparation of Completion Accounts);

“Completion Date”	means the date on which Completion occurs;

“Contingent Consideration”	has the meaning given to it in paragraph 1 of Part A of Schedule 5 (Contingent Consideration);

“Contingent Consideration Loan Notes”	means the loan notes which may become issuable by the Buyer to certain of the Sellers following Completion pursuant to clause 3.5 and/or paragraph 2.3 of Schedule 5 (Contingent Consideration), to be constituted by the Loan Notes Instrument;

“control”	has the meaning given to it in section 1124 of the Corporation Tax Act 2010 and “controlling” shall be construed accordingly;

“Declared Distributions”	means all dividends and other distributions resolved or declared to be paid or made, by the Company in respect of the Shares by reference to a record date which falls on or before Completion;

“Defaulting Party”	has the meaning given to it in clause 5.4;

[***]	has the meaning given to it in the definition of “Initial Amount”;

“Denali Fcab Notice”	has the meaning given to it in the License Agreement, with respect to events and circumstances before Completion and has the meaning given to it in the Gamma IP License with respect to events and circumstances after Completion;

[***]	has the meaning given to it in the definition of “Initial Amount”;

“Determination Date”	means the date on which the Completion Accounts are agreed or determined in accordance with the provisions of Part A of Schedule 4 (Preparation of Completion Accounts);

“Develop” or “Development”	has the meaning given to it in the License Agreement;

“Disclosure Documents”	means the documents attached to the Disclosure Letter;

“Disclosure Letter”	means the letter from the Warrantors to the Buyer in relation to the Warranties and including the Disclosure Documents having the same date as this Agreement, the receipt of which has been acknowledged by the Buyer;

“Dispute”	has the meaning given to it in clause 23.1;

“Disputed Business Warranty Claim”	means any Business Warranty Claim that is not yet a Settled Business Warranty Claim, and “Disputed Business Warranty Claims” shall be construed accordingly;

“Draft Completion Accounts”	means a statement of assets and liabilities for the Company as at the Effective Time, in the form and with the line items set out in Part B of Schedule 4 (Completion Accounts) and which has been prepared in accordance with Part A of Schedule 4 (Preparation of Completion Accounts);

Confidential

***Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

“Effective Time”	means 5 p.m. (London time) on the Completion Date;

“Encumbrance”	means a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third-party right or interest, other encumbrance or security interest of any kind, or another type of preferential arrangement (including a title transfer or retention arrangement) having similar effect, including any such right or interest arising at Completion or otherwise in connection with this Agreement, and “Encumbrances” shall be construed accordingly;

“Escrow Account”	means the separately designated interest bearing US dollar deposit account with SunTrust Bank opened by the Escrow Agent and operated in accordance with the Escrow Agreement into which payment of the Escrow Amount will be made by the Buyer at Completion;

“Escrow Agent”	means SunTrust Bank to be appointed pursuant to the Escrow Agreement;

“Escrow Agreement”	means the agreement in the agreed form between the Buyer, the Sellers’ Representative and the Escrow Agent in relation to the Escrow Account;

“Escrow Amount”	means the lesser of (i) [***] and (ii) an aggregate amount equal to [***] of the Initial Amount (as rounded up to the nearest whole US dollar);

“Estimated Net Cash”	means such amount in US dollars as is notified in writing by the Sellers to the Buyer no later than 10 Business Days prior to the Completion Date that is the good faith estimate by the Sellers of the Net Cash as at the Effective Time;

“Exercise Notice”	has the meaning given to it in the Option Agreement;

“Exploitation”	has the meaning given to it in the License Agreement;

“F-star”	means F-star Biotechnology Limited, a private limited company incorporated under the laws of England and Wales under company number 08067987, having its registered office at Eddeva B920, Babraham Research Campus, Cambridge CB22 3AT;

“F-star GmbH”	means F-star Biotechnologische Forschungs-und entwicklungsges.m.b.h, a limited liability company incorporated under the laws of the Republic of Austria;

“Fairly Disclosed”	has the meaning given to it in clause 7.5;

“Fcab Delivery”	is defined in Schedule 5 (Contingent Consideration);

“Fraud Claim”	means a claim in respect of fraud, wilful misconduct or wilful concealment by any of Warrantors (individually or on behalf of the Company) prior to Completion;

“Fundamental Warranty”	means [***] and “Fundamental Warranties” means [***];

“Fundamental Warranty Claim”	means a claim by the Buyer for breach of a Fundamental Warranty;

“Gamma IP License”	means that certain license agreement between the Company and F-star dated 24 August 2016;

“Gamma Service Agreement”	means that certain services agreement between the Company and F-star dated 24 August 2016;

Confidential

***Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

“Guaranteed Obligations”	means all present and future payment obligations and liabilities of the Company due, owing or incurred under clause 7.5.2 of the Gamma IP License to F-star (including, without limitation, under any amendment, supplement or restatement of the Gamma IP License; provided such amendment, supplement or restatement shall not increase the obligations of the Buyer without the express consent of the Buyer);

“HMRC”	means HM Revenue & Customs;

“Indebtedness”

means the aggregate amount (expressed as a positive number) immediately following Completion of the following:

a)  the principal and accrued interest on any outstanding borrowing or indebtedness in the nature of borrowing incurred by the Company including, without limitation, bank debt, loans, overdrafts, guarantees of indebtedness, letters of credit (which are secured by a third party), any loan notes or bonds, any other interest bearing and/or secured lending or credit liabilities provided by third parties to the Company and any early repayment, prepayment, or break costs, fees or penalties in respect of any such items and any legal costs and expenses in connection with the release of security in relation to any such borrowings;

b)  all deferred indebtedness of the Company for the payment of the purchase price of property or assets purchased or services rendered (other than up to [***] of trade payables and other current liabilities incurred in the ordinary course of business);

c)  all obligations of the Company to pay rent or other payment amounts under any lease up to and including the Completion Date;

d)  reimbursement obligations of the Company with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of the Company and that are outstanding as at the Completion Date;

e)  all obligations under any interest rate swap agreement, forward rate agreement, interest rate cap or collar agreement or other financial agreement or arrangement to which the Company is a party and which was entered into for the purpose of limiting or managing interest rate risks,

f)   all obligations secured by any Encumbrance existing on property owned by the Company;

g)  all premiums, penalties, fees, expenses, breakage costs and change of control payments required to be paid or offered in respect of any of the foregoing clauses (b) through (e) as a result of the consummation of the transactions contemplated by this Agreement or in connection with any lender consent;

h)  all guaranties, endorsements, assumptions and other contingent obligations of the Company in respect of, or to purchase or to otherwise acquire, any of the obligations and other matters of the kind described in any of the clauses (a) through (g) appertaining to third parties; and

i)   all liabilities for Taxes incurred by the Company up to, but not paid by, Completion;

Confidential

***Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

“Information”	means all knowledge of a technical, scientific, business and other nature, including know-how, technology, means, methods, processes, practices, formulae, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, regulatory data, and other biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and information, including study designs and protocols, reagents (e.g., plasmids, proteins, cell lines, assays and compounds) and biological methodology; in each case (whether or not confidential, proprietary, patented or patentable, of commercial advantage or not) in written, electronic or any other form now known or hereafter developed;

“Initial Amount”

means, where the Buyer serves an Exercise Notice on the Sellers’ Representative and the Company in accordance with the Option Agreement:

a)  on a date prior to both [***];

b)  on a date that is [***];

c)  on a date that is [***]; or

d)  after the time period in paragraph (c) above of this definition, [***];

“Intellectual Property	means all intellectual property rights, whether registered or not, including pending applications for registration of such rights and the right to apply for registration or extension of such rights including patents, petty patents, utility models, design patents, designs, copyright (including moral rights and neighbouring rights), database rights, rights in integrated circuits and other sui generis rights, trade marks, trading names, company names, service marks, logos, the get-up of products and packaging and other signs used in trade, internet domain names, Know How and any rights of the same or similar effect or nature as any of the foregoing anywhere in the world;

“Know How”	means any and all data, inventions, methods, proprietary information, processes, trade secrets, techniques and technology, whether patentable or not but which are not generally known, including discoveries, formulae, materials (including chemicals), biological materials (including expression constructs, nucleic acid sequences, amino acid sequences, and cell lines), practices, test data (including pharmacological, toxicological, pre-clinical and clinical information and test data), analytical and quality control data (including drug stability data), manufacturing technology and data (including formulation data), and sales forecasts, data and descriptions;

Confidential

***Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

“Last Accounting Date”	means 31 December of the financial year on which the Company’s last audited financial statements and accounts were last required to be filed with the UK Registrar of Companies;

“License Agreement”	means that certain license and collaboration agreement among the Buyer, the Company, F-star GmbH and F-star, dated 24 August 2016;

“Loan Note Escrow Account”	means the separately designated interest bearing US dollar deposit account with SunTrust Bank opened by the Escrow Agent and operated in accordance with the Escrow Agreement into which payment of such amounts as required by clause 3.6 will be made by the Buyer;

“Loan Note Sellers”	each of the Sellers in Schedule 1 marked with an asterisk (*);

“Loan Notes Instrument”	means the loan notes instrument to be issued by the Buyer in the agreed form;

“Management Accounts”	means the unaudited monthly management accounts of the Company in respect of the period starting on the day after the Last Accounting Date and ending on the last day of the calendar month preceding the date of this Agreement for which such accounts have been prepared;

“Material Contract”	has the meaning given to it in clause 7.1.1 of Schedule 7;

“Maximum Contingent Consideration”

means:

a)  in the event of a [***], [***], provided that if an Initial Payment True Up Event subsequently occurs, then the Maximum Contingent Consideration will be [***];

b)  in the event of a [***], provided that if an Initial Payment True Up Event subsequently occurs, then the Maximum Contingent Consideration will be [***];

c)  in the event of a [***]; or

d)  in the event of a [***], [***];

“Net Cash”	means an amount (which may be a positive or a negative number) equal to the Cash less the Indebtedness, less Transaction Costs and less Declared Distributions;

“Non-defaulting Party”	has the meaning given to it in clause 5.4;

“Notice”	has the meaning given to it in clause 20.1;

“Option Agreement”	means that certain option agreement related to the entire issued share capital of the Company among Buyer, the Company, the Sellers, and the Sellers’ Representative, dated 24 August 2016;

“Pass Through Amount”	means amounts payable by the Company to F-star pursuant to (i) clause 7.5.2 of the Gamma IP License that have been received by the Company from the Buyer pursuant to the License Agreement but not paid to F-star as of the Completion Date;

“Payments Administrator”	means Acquiom Clearinghouse LLC, a Delaware limited liability company;

Confidential

***Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

“Payment Date”	has the meaning given to it in paragraph 1 of Part A of Schedule 5 (Contingent Consideration);

“Person”	means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government;

[***]	has the meaning given to it in the definition of “Initial Amount”;

[***]	has the meaning given to it in the definition of “Initial Amount”;

“Preliminary Determination Proceeding”	has the meaning given to it in paragraph 11.2 of Schedule 8 (Limitations on Sellers’ Liability);

“Press Release”	means a press release regarding Completion in a form agreed between the Buyer and the Sellers;

“Proportion of Initial Consideration”	has the meaning given to it in clause 3.9;

“Release Date”	means the date which is [***] from Completion;

“Relevant Shares”	means, in relation to each Seller, the number and class of Shares held as at Completion set out adjacent to that Seller’s name in column B of Schedule 1 (The Sellers);

“Relief”	means any loss, relief, exemption, allowance, deduction, credit or set-off in respect of Tax or relevant to the computation of Tax and any right to repayment of Tax;

“Sellers’ Majority”	means such of the Sellers who, immediately prior to Completion, together held not less than a majority in number of the Shares (as determined by reference to the Shares set out adjacent to each relevant Seller’s name in column B of Schedule 1 (The Sellers));

“Set Off Claim”	has the meaning given to it in paragraph 11.2 of Schedule 8 (Limitations on Sellers’ Liability);

“Set Off Dispute Notice”	has the meaning given to it in paragraph 11.2 of Schedule 8 (Limitations on Sellers’ Liability);

“Set Off Notice”	has the meaning given to it in paragraph 11.2 of Schedule 8 (Limitations on Sellers’ Liability);

“Settled Business Warranty Claim”

means a Business Warranty Claim or part of a Business Warranty Claim the quantum of which is:

a)  agreed in writing between the Buyer and the Sellers’ Representative;

b)  determined by [***] court of competent jurisdiction; or

c)  determined pursuant to the procedures set forth in clause 23.3;

Confidential

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“Settled Claim”

means a Settled Business Warranty Claim, or a Special Indemnity Claim, Fundamental Warranty Claim, or Warrantor Fundamental Warranty Claim (or part thereof), the quantum of which is:

a)  agreed in writing between the Buyer and the Sellers’ Representative;

b)  determined by [***] court of competent jurisdiction; or

c)  determined pursuant to the procedures set forth in clause 23.3;

“Shareholders’ Agreement”	means the shareholders’ agreement between the Shareholders and the Company dated 24 August 2016;

“Shareholder Arrangements”	means any advisory, contractual or commercial arrangements relating to the Company (including the existing shareholders agreement relating to the Company) to which any or all of the Sellers and/or any of their Affiliates are a party (excluding any employment agreement or consultancy agreement between those Sellers who are employees or consultants and the Company);

“Shares”	means all of the issued ordinary shares in the capital of the Company from time to time;

“Shortfall”	has the meaning given to it in clause 5.1(a);

[***]	has the meaning given to it in clause 6.3;

“Special Indemnity Claim”	means a claim in respect of any of the Special Indemnity Matters and “Special Indemnity Claims” shall be construed accordingly;

“Special Indemnity Matter”	means [***] and “Special Indemnity Matters” means [***];

“Tax”, “Taxes” or “Taxation”	means all forms of taxation, duties and withholdings in respect of taxation imposed in the United Kingdom or elsewhere (including National Insurance contributions) and all interest, penalties, charges and fines in respect of any of them;

“Tax Authority”	means HMRC and any other authority, body or official (whether in the United Kingdom or elsewhere) competent to assess, demand, impose, administer or collect Tax or make any decision or ruling on any matter relating to Tax;

“Tax Warranty”	means [***] and “Tax Warranties” means [***];

“Tax Warranty Claim”	means a claim in respect of any breach of any of the Tax Warranties;

“Third Party”	has the meaning given to it in the License Agreement;

“Total Consideration”	has the meaning given to it in clause 3.1;

“Total Contingent Consideration”	has the meaning given to it in paragraph 1 of Part A of Schedule 5 (Contingent Consideration);

“Transaction Costs”	means all third party fees, costs, expenses, payments, and expenditures incurred by the Company in connection with the transactions contemplated by this Agreement whether or not billed or accrued (including any fees, costs expenses, payments, and expenditures of legal counsel and accountants, the maximum amount of fees costs, expenses, payments, and expenditures payable to financial advisors, investment bankers and brokers of the Company notwithstanding any contingencies for earnouts, escrows, etc., and any such fees, costs, expenses, payments, and expenditures incurred by the Sellers paid for or to be paid for by the Company);

Confidential

***Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

“Transaction Documents”	means this Agreement, the Option Agreement, the License Agreement, the Gamma IP License, the Loan Note Instrument, the Disclosure Letter, the Escrow Agreement and the Gamma Service Agreement;

“Upfront Consideration”	has the meaning given to it in clause 3.2;

“Warrantor Fundamental Warranties”	means [***];

“Warrantor Fundamental Warranty Claim”	means a claim by the Buyer for breach of a Warrantor Fundamental Warranty;

“Warrantors”	means [***], save that if any such person ceases to be employed or otherwise engaged by F-star GmbH (or any of its Affiliates) in a management position or ceases to own (legally or beneficially) Shares then they shall cease to be a Warrantor and shall be replaced as a Warrantor by the person then performing the role of [***] or, in any case, by such person as the Company, acting reasonably, may nominate in writing provided that such person owns Shares (legally or beneficially), performs a senior management role in the Company and the Buyer consents to the appointment, such consent not to be unreasonably withheld, conditioned or delayed, and a “Warrantor” means any one of them; and

“Warranty”	means [***] and “Warranties” means [***].

1.2.	Clause, Schedule and paragraph headings shall not affect the interpretation of this Agreement.

1.3.	References to clauses and Schedules are to the clauses and Schedules of this Agreement and references to paragraphs are to paragraphs of the relevant Schedule.

1.4.	The Schedules form part of this agreement and shall have effect as if set out in full in the body of this Agreement. Any reference to this agreement includes the Schedules.

1.5.

A “subsidiary” or “holding company” is to be construed in accordance with section 1159 (and Schedule 6) of the Companies Act and a “subsidiary undertaking” or “parent undertaking” is to be construed in accordance with section 1162 (and Schedule 7) of the Companies Act;

1.6.	A person includes a natural person, corporate or unincorporated body (whether or not having separate legal personality).

1.7.	A reference to a party shall include that party’s personal representatives, successors and permitted assigns.

Confidential

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1.8.	Unless the context otherwise requires, words in the singular shall include the plural and in the plural shall include the singular.

1.9.	Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.10.	A reference to writing or written includes fax and e-mail (unless otherwise expressly provided in this Agreement).

1.11.

The ejusdem generis principle of construction shall not apply to this Agreement. Accordingly, any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms. Where the context permits, other and otherwise are illustrative and shall not limit the sense of the words preceding them.

1.12.	A reference to a document in this Agreement in the agreed form is to a document agreed by the parties and initialled by them or on their behalf for identification purposes.

1.13.

Where any obligation in this Agreement is expressed to be undertaken or assumed by any party, that obligation is to be construed as requiring the party concerned to exercise all rights and powers of control over the affairs of any other person which it is able to exercise (whether directly or indirectly) in order to secure performance of the obligation.

1.14.

References to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any other legal concept shall, in respect of any jurisdiction other than England, be deemed to include the legal concept which most nearly approximates in that jurisdiction to the English legal term.

1.15.	A reference to a statute or statutory provision is a reference to it as amended, extended or re-enacted from time to time.

1.16.	References to “US$” or “$” are references to US dollars, legal tender in the United States, and references to “GBP” or “£” are references to pounds sterling, legal tender in the United Kingdom.

2.	SALE AND PURCHASE

2.1.

Each Seller severally agrees to sell or procure the sale to the Buyer, and the Buyer agrees to buy, all of such Seller’s Relevant Shares together with all rights attaching to those Relevant Shares at Completion, free from any Encumbrance and with full title guarantee.

2.2.

Each Seller severally waives all rights of pre-emption, rights of first refusal and any other similar rights or other restrictions on transfer conferred on that Seller by the Company’s articles of association or otherwise over any of the Relevant Shares.

2.3.	The Buyer shall be responsible for the payment of all stamp duty (and, if applicable, stamp duty reserve tax) on this Agreement and the transfers in respect of the Shares at Completion.

2.4.

In the event that the Buyer becomes aware that it or the Escrow Agent will have an obligation to deduct or withhold an amount for or on account of Taxes from any payment made under this Agreement, it shall notify the Sellers’ Representative in writing as soon as reasonably practicable and the parties shall use their reasonable endeavours to do, to the extent within their power and authority, all such acts and things and to sign all such documents as will enable them to take advantage of any applicable double taxation agreement, treaty or domestic exemption which may apply to eliminate or reduce withholding Taxes and otherwise provide the Sellers such assistance as is reasonably required to obtain a refund of the withheld or similar Taxes, or obtain a credit with respect to such Taxes. In the event there is no applicable double taxation agreement, treaty or domestic exemption or if an applicable double taxation agreement, treaty or domestic exemption reduces but does not eliminate such withholding or similar Tax, the Buyer or Escrow Agent shall deduct the amount paid from the amount due to the respective Seller or Sellers, remit such withholding or similar Tax to the

Confidential

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appropriate Tax Authority and secure and send to the respective Seller or Sellers reasonable evidence of the payment of such withholding or similar Tax. In the event that any Taxes are required by applicable Tax law to be withheld or deducted for or on account of Tax from any payments made under this Agreement, any Taxes so withheld and deducted from any payment by the Buyer or the Escrow Agent and paid over to the appropriate Tax Authority shall be treated as paid to the Sellers under this Agreement.

3.	CONSIDERATION

3.1.	The purchase price for the Shares shall be an amount equal to:

(a)	the Upfront Consideration; and

(b)	any Contingent Consideration,

(collectively, the “Total Consideration”).

Upfront Consideration

3.2.	The aggregate consideration payable by the Buyer to the Sellers for the Shares pursuant to this Agreement on the Completion Date shall be:

(a)	the Initial Amount; plus

(b)	the Estimated Net Cash,

(the amount set out in clause 3.2(a) plus the amount set out in clause 3.2(b) being the “Initial Consideration”), as increased by the amount to be paid by the Buyer or, as the case may be, decreased by the amount to be paid by the Sellers, pursuant to clause 4.1 (the total sum being referred to as the “Upfront Consideration).

3.3.	At Completion, the Buyer shall pay:

(a)	an amount in cash equal to the Initial Consideration less the Escrow Amount, by transfer of funds for same day value to the Payments Administrator in accordance with clause 13.1; and

(b)	the Escrow Amount into the Escrow Account by transfer of funds for same day value.

3.4.	The parties agree to comply with their respective obligations under Part A of Schedule 4 (Preparation of Completion Accounts).

Contingent Consideration

3.5.

If any of the Milestone Events set forth in Schedule 5 (Contingent Consideration) are achieved, the Buyer will make the corresponding Milestone Payment to the Payments Administrator for further distribution to the Sellers on or prior to the Payment Date. Any Contingent Consideration payable to the Sellers shall be allocated between the Sellers with regard to their respective Proportion of Initial Consideration or as otherwise notified to the Buyer in writing by the Sellers’ Representative at least five (5) Business Days prior to a Payment Date and shall be satisfied:

(a)

in respect of the Loan Note Sellers, by the issue by the Buyer of the Contingent Consideration Loan Notes to each of the Loan Note Sellers equal, in principal amount, to the relevant Contingent Consideration due to such Loan Note Sellers; and

Confidential

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(b)	in respect of the Cash Sellers, by paying the relevant Contingent Consideration due to each of the Cash Sellers to the Payments Administrator in accordance with clause 13 on a Payment Date.

3.6.

Simultaneously with the issue by the Buyer of any Contingent Consideration Loan Notes to the Loan Note Sellers in accordance with clause 3.5(a), the Buyer shall transfer to the Loan Note Escrow Account an amount equal to the total aggregate principal amount of such Contingent Consideration Loan Notes, which amount (together with any interest accrued thereon) shall be released by the Escrow Agent to the Loan Note Sellers within five (5) Business Days following redemption of such Contingent Consideration Loan Notes in accordance with the Loan Note Instrument. The Escrow Agent may withdraw from the Loan Note Escrow Account an amount equal to any Tax on the interest earned in respect of money held in the Loan Note Escrow Account for which it is liable.

3.7.	The Total Contingent Consideration shall not under any circumstances exceed the Maximum Contingent Consideration.

3.8.	The Buyer shall (and shall procure that all relevant Buyer’s Group Undertakings shall) comply with the provisions of Schedule 5 (Contingent Consideration).

3.9.	The proportion of the Initial Consideration, to which each Seller is entitled is set against his name in column C of Schedule 1 (The Sellers) (each, a “Proportion of Initial Consideration”).

Consideration Generally

3.10.

Each Seller agrees to the allocation of the Total Consideration as provided for in this Agreement (including any allocation notified to the Buyer by the Sellers’ Representative pursuant to clause 3.5) and waives any claim or dispute regarding the apportionment of the proceeds from the sale of his Shares provided it is made in accordance with this Agreement. Following any payment to the Payments Administrator in accordance with this Agreement, the Buyer shall be under no obligation to see that any such amounts are divided and paid to each Seller (or any other person).

3.11.

If, after Completion, any Seller is in or comes into possession of any amounts attributable to any other Seller then as soon as reasonably practicable following any request by the Seller which has the right to such amounts, the relevant Seller shall use all reasonable endeavours to ensure that the person in possession of that relevant amount does or causes to be done all such things as the Seller entitled to such amount may from time to time reasonably require, in order to transfer possession of such relevant amount to the owner.

4.	POST COMPLETION ADJUSTMENTS

4.1.	If the amount of the Actual Net Cash:

(a)	is less than the amount of the Estimated Net Cash, then, subject to clause 5.3, the Sellers shall pay the Buyer an amount equal to the amount of such shortfall (the “Shortfall”); or

(b)	exceeds the amount of the Estimated Net Cash, the Buyer shall pay the Sellers an amount equal to the amount of such excess,

in either case, together with an amount equal to interest on such sum calculated on a daily basis at a rate of [***] from (and including) the Completion Date to (but excluding) the date of actual payment, in accordance with the provisions of clauses 4.2 and 4.3.

4.2.

Payments made by the Buyer pursuant to clause 4.1(b) shall be made by transfer of funds for same day value (to the Payments Administrator in accordance with clause 13.1), within two (2) Business Days of the Determination Date without set off, deduction or withholding (except as required by law or by this Agreement).

Confidential

***Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

4.3.

If an amount is payable by the Sellers pursuant to clause 4.1(a), such amount shall be paid from the Escrow Account to the Buyer when the Buyer and the Sellers’ Representative within two (2) Business Days of the Determination Date jointly instruct the Escrow Agent in writing to make such payment out of amounts standing to the credit of the Escrow Account to the Buyer’s Account in accordance with clause 13.2.

5.	COMPLETION

5.1.	Completion shall take place at the offices of the Seller’s Solicitors immediately following the execution of this Agreement.

5.2.	At Completion each Seller and the Buyer shall do all those things respectively required of each of them in Schedule 3 (Completion Requirements).

5.3.	Neither the Sellers nor the Buyer are obliged to complete this Agreement unless:

(a)	all of the Sellers (in the case of the Buyer) or the Buyer (in the case of the Sellers) comply with all its/their obligations under this clause 5 and Schedule 3 (Completion Requirements); and

(b)	subject to the provisions of clause 7 of the Option Agreement, the purchase of all the Shares under this Agreement is completed simultaneously.

5.4.

If Completion does not take place immediately following the execution of this Agreement because the Buyer or any Seller (the “Defaulting Party”) fails to comply with any of its obligations under this clause 5 and Schedule 3 (Completion Requirements) (whether such failure amounts to a repudiatory breach or not) (a “Material Default”), the Buyer (if the Defaulting Party is a Seller) or the Company (if the Defaulting Party is the Buyer) (the “Non-defaulting Party”) may by notice to the Defaulting Party:

(a)	proceed to Completion to the extent reasonably practicable (without limiting its rights under this Agreement);

(b)	postpone Completion to such date as the Non-defaulting Party may specify; or

(c)

terminate this Agreement by notice in writing to the Defaulting Party (a “Termination Notice”) save that the Non-defaulting Party shall have five (5) Business Days from receipt of the Termination Notice to remedy such Material Default (provided, however, that no such cure period shall be available or applicable to any such Material Default which by its nature cannot be cured). In the event that the Material Default is capable of being remedied but is not so remedied within the requisite time period, this Agreement shall terminate upon expiry of the period of five (5) Business Days without further action by either party. If the Material Default is remedied within the requisite time, the Termination Notice shall lapse and Completion shall be deemed to have been postponed until such date as the Non-defaulting Party may determine.

5.5.

If the Non-defaulting Party postpones Completion to another date in accordance with clause 5.4(b), or if Completion is deemed to have been postponed to another date in accordance with clause 5.4(c), the provisions of this Agreement apply as if that other date is the Completion Date.

5.6.

If the Non-defaulting Party terminates this Agreement pursuant to clause 5.4(c), each party’s further rights and obligations cease immediately on termination, but termination does not affect a party’s accrued rights and obligations at the date of termination.

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5.7.

The parties agree that except in the case of fraud, wilful misconduct or wilful concealment on behalf of the Sellers or the Buyer, rescission shall not be available as a remedy for any breach of this Agreement.

5.8.	Nothing in this clause 5 shall prevent a Non-defaulting Party from exercising remedies available to it under applicable law.

6.	ESCROW ACCOUNT

6.1.

Each party agrees that the money in the Escrow Account shall only be used in accordance with the provisions set out in clause 4, this clause 6, paragraph 5 of Part A of Schedule 4 (Preparation of Completion Accounts) and the Escrow Agreement.

6.2.	Each party shall ensure that all rights to the Escrow Account remain free from any Encumbrance, set off or counterclaim except as referred to in this clause 6.

6.3.

The liability of any Warrantor in respect of any [***] shall be limited by the amount of money standing to the credit of the Escrow Account from time to time and the sole remedy of the Buyer under this Agreement in respect of a [***] shall be the release of any such amount to the Buyer from the Escrow Account.

6.4.

A [***] must be satisfied out of and deducted from the money in the Escrow Account in accordance with this clause 6 and a Shortfall must be first satisfied out of and deducted from the money in the Escrow Account in accordance with this clause 6. In addition, in the event of [***].

6.5.

To the extent that liability for [***] is to be satisfied from the Escrow Account, each Warrantor shall be [***] liable to the Buyer for such liability up to the availability of any amount standing to the credit of the Escrow Account from time to time irrespective of the amount (if any) contributed to the Escrow Account by such Warrantor.

6.6.	No Warrantor shall have any liability to any other Seller in respect of any liability satisfied from the Escrow Account.

6.7.	Clauses 6.3 and 6.6 shall not apply so as to limit the liability of any Warrantor in respect of any fraud by such Warrantor or any remedy available to any other Seller or the Buyer in respect thereof.

6.8.

Interest accruing from time to time on the balance of money standing to the credit of the Escrow Account shall be added to the money standing to the credit of the Escrow Account and shall form part of it for the purposes of this clause 6.

6.9.

All of the costs (including reasonable legal costs) and expenses (together with any applicable VAT), in each case, of any nature whatsoever, of the Escrow Agent in relation to the Escrow Account and the Escrow Agreement shall be deemed to be Transaction Costs.

6.10.	The Escrow Agent may withdraw from the Escrow Account an amount equal to any Tax on the interest earned in respect of money held in the Escrow Account for which it is liable.

6.11.

On the Release Date, the money then standing to the credit of the Escrow Account less the total of the then outstanding Disputed Business Warranty Claims and less any amount that has not yet been paid in accordance with clause 4 or paragraph 5 of Part A of Schedule 4 (Preparation of Completion Accounts) shall be paid to the Payments Administrator in accordance with clause 13.1. After that date, to the extent that the money standing to the credit of the Escrow Account from time to time exceeds the total of the then outstanding Disputed Business Warranty Claims and any amount that has not yet been paid in accordance with clause 4 or paragraph 5 of Part A of Schedule 4 (Preparation of Completion Accounts), that money shall be paid to the Payments Administrator in accordance with clause 13.1.

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6.12.

If the Sellers or the Buyer are entitled to money from the Escrow Account under clauses 6.4 or 6.11, the Sellers’ Representative and the Buyer shall within five (5) Business Days of the date on which the entitlement arises jointly instruct the Escrow Agent in writing to release the money to the Payments Administrator in accordance with clause 13.1 or the Buyer, as the case may be, together with an amount (less any Tax and other amount the Escrow Agent is legally required to deduct from that amount) equal to the interest actually accrued on such sum calculated for the period from (and including) the date of this Agreement to (but excluding) the date of payment.

6.13.	All payments made to the Buyer by the Escrow Agent under this clause 6 shall be made gross and without deduction or withholding of any kind other than any deduction or withholding required by law.

6.14.	The amount, if any, of the Escrow Amount which is paid to the Buyer pursuant to clause 4.2 or this clause 6 shall be treated as a reduction in the Total Consideration.

6.15.

The Sellers agree between themselves that any amounts released to the Payments Administrator for further distribution to the Sellers from the Escrow Account shall be apportioned between them by reference to their respective contribution initially made to the Escrow Amount (as set out in column E of the table in Schedule 1 (The Sellers).

7.	SELLER WARRANTIES AND INDEMNITY

7.1.

Each Seller (i) [***] warrants [***] to the Buyer in the terms of the Fundamental Warranties at Completion and, subject to clause 7.4, the Tax Warranties at Completion; and (ii) subject to the limitations set forth in Schedule 8 (Limitations on the Sellers’ Liability) agrees [***], and on a pro rata basis in accordance with each Seller’s Proportion of Initial Consideration, to indemnify the Buyer against any losses, costs, claims, liabilities, damages, demands and expenses arising out of any Special Indemnity Matter save where such losses, costs, claims, liabilities, damages, demands and/or expenses are a result of any action or omission by or on behalf of the Buyer (or any Buyer’s Group Undertaking) or due to the Buyer’s (or any Buyer’s Group Undertaking’s) gross negligence, wilful misconduct or wilful concealment.

7.2.	Each Warrantor [***] warrants [***] to the Buyer in the terms of the Warrantor Fundamental Warranties at Completion.

7.3.	Subject to clause 7.4, each Warrantor [***] warrants to the Buyer on the terms of the Business Warranties at Completion.

7.4.	[***] For the avoidance of doubt, [***].

7.5.	[***].

7.6.

Where [***] is qualified by the expression “so far as the Warrantors are aware” or “to the best of the knowledge, information and belief of the Warrantors” or qualified by any similar expression, each Warrantor shall be deemed only to have knowledge of anything of which [***].

7.7.

Each Seller agrees and undertakes to the Buyer and to each person referred to in this clause 7.7 that, except in the case of fraud, it will not make any claim against the Company or any director, officer or employee of the Company on whom it may have relied before agreeing any term of this Agreement or any of the transaction contemplated by this Agreement which it may have in respect of a misrepresentation, inaccuracy or omission in or from information or advice provided by any such person for the purpose of

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assisting any such Seller to make a representation, give a Warranty or prepare the Disclosure Letter (as applicable). After Completion, the Company or any director, officer or employee of the Company may enforce the terms of this clause 7.7 subject to and in accordance with [***].

7.8.	[***].

8.	LIMITATIONS TO THE SELLERS’ LIABILITY

8.1.

Each Seller’s liability for [***] and each Warrantor’s liability for [***] shall be limited or excluded, as the case may be, as set out in clause 7 and Schedule 8 (Limitations on the Sellers’ Liability).

8.2.	Except as stated in this Agreement, the Buyer shall not be restricted from including as part of any Claim any losses, costs, claims, liabilities, damages, demands and/or expenses [***].

9.	BUYER’S WARRANTIES

The Buyer warrants to each Seller as at Completion that:

9.1.

it is a company duly incorporated and validly existing in the State of Delaware, United States and has the right, power and authority to execute, deliver and perform its obligations under this Agreement and any other Transactional Document to be executed by it;

9.2.

the Buyer’s obligations under this Agreement and any other Transactional Documents to be executed by the Buyer are, or when the relevant document is executed will be, enforceable in accordance with their terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles;

9.3.

the execution, delivery and performance by the Buyer of this Agreement and each Transactional Document to be executed by it will not breach any provision of the certificate of incorporation or bylaws of the Buyer or breach any applicable laws or regulations, or any orders, judgements or decrees which the Buyer is bound by or result in a breach of or constitute a default under any instrument, contract or agreement to which the Buyer is a party or by which the Buyer is bound and which, in each case, is material in the context of the transactions contemplated by this Agreement and any of the Transactional Documents; and

9.4.	it has available on an unconditional basis (subject only to Completion) the necessary resources to meet its obligations under this Agreement, other than payment of the Contingent Consideration.

10.	POST COMPLETION MATTERS

10.1.

Each Seller agrees in respect only of itself that the Seller shall, for so long as the Seller remains the registered holder of any of the Relevant Shares after Completion, hold those Relevant Shares with all rights and benefits attaching or accruing to them on or after the date of this Agreement as bare trustee for the Buyer absolutely.

10.2.

For a period of [***] after Completion each Seller hereby irrevocably undertakes to the Buyer pending registration by the Company of the transfer of the Seller’s Relevant Shares to the Buyer, to exercise any votes attaching to any of the Seller’s Relevant Shares or sign any consent to short notice of a general meeting (or written resolution in lieu thereof) as the Buyer may reasonably direct.

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10.3.

Each Seller acting severally shall execute and shall procure the execution of, all documents and deeds and/or do or procure the doing of, all acts and things that the Buyer reasonably requires after Completion to vest in the Buyer legal title to and the full benefit of the Relevant Shares held by such Seller.

10.4.	Subject to clause 10.5, each of the Sellers (for itself and for and on behalf of each of its Affiliates) hereby irrevocably agrees that, with effect from and conditional upon Completion:

(a)	the Shareholder Arrangements are hereby terminated;

(b)

any and all rights of any Seller and/or any of its Affiliates and any and all obligations of the Company under, pursuant to or in connection with the Shareholder Arrangements, along with any other claim or demand of any Seller or any of its Affiliates against the Company, which are subsisting or outstanding at the date of this Agreement are expressly waived and released, including any and all such rights and obligations, claims and demands which may have accrued in respect of any period prior to Completion; and

(c)

any and all other debts or liabilities (whether actual, contingent or prospective and including any interest thereon) of the Company to any Seller under, pursuant to or in connection with the Shareholder Arrangements or otherwise which are subsisting or outstanding at the date of this Agreement are expressly waived, released and discharged.

10.5.

Each Seller shall ensure that at Completion there will be no amounts owing by the Company to such Seller in respect of itself and its Affiliates only, other than by way of accrued but unpaid salary or consultancy fees or unreimbursed expenses incurred in the ordinary course of business consistent with past practice owed to employees or consultants of the Company.

10.6.	The Buyer shall, within 20 Business Days of Completion, procure that the name of the Company is changed to such name as the Buyer may decide provided that it does not include the word “F-star”.

10.7.

The Buyer intends to make an election under Section 338(g) of the United States Internal Revenue Code of 1986, as amended (the “IRC”) (and any corresponding election under state and local Tax law) with respect to the purchase of the Shares under this Agreement (collectively, the “Section 338 Election”). The Buyer may make the Section 338 Election in its sole discretion; provided, however, that the Sellers shall not be liable in respect of a Tax Warranty Claim for any liability of the Company for Taxes arising directly or indirectly from the Section 338 Election and the Buyer shall indemnify the Sellers and the Company on an after-Tax basis against any Tax liability, losses and all reasonable costs and expenses of the Sellers or the Company which arise directly or indirectly as a result of the Section 338 Election being made excluding any Tax liability, losses or costs and expenses that would have not have arisen had all of the Tax Warranties made by the Company and Sellers been true, correct and complete. In addition, in the case of any Seller, the calculation of any increase in Tax liability of such Seller resulting from the Section 338 Election shall be made assuming (a) that such Seller and any of its direct or indirect owners has made a timely and valid election under Section 1295 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder to treat its shares in the Company as a “qualified electing fund” within the meaning of Section 1295 effective with the first day of such Seller’s holding period in the Company’s shares and (b) that the Company is not, and has not at any time during the five (5) taxable years preceding the Completion Date, been a “controlled foreign corporation” within the meaning of Section 957 of the IRC. For clarify, Purchaser shall not be required under this Section 10.7 to indemnify the Company or any Seller for any Tax liability that would not have arisen had a Seller (or its direct or indirect owners) elected to treat the Company as a qualified electing fund and/or had the Company not been a controlled foreign corporation, as described in the previous sentence.

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11.	BUYER GUARANTEE

11.1.

Following Completion, the Buyer guarantees to F-star, whenever the Company does not pay any of the Guaranteed Obligations when due, to pay within 5 Business Days following receipt of written demand from F-star, the Guaranteed Obligations.

11.2.

Following Completion, the Buyer as principal obligor and as a separate and independent obligation and liability from its obligations and liabilities under clause 11.1 agrees to indemnify and keep indemnified F-star in full and on written demand from and against all and any losses, costs, claims, liabilities, damages, demands and expenses suffered or incurred by F-star arising directly out of the Guaranteed Obligations not being recoverable for any reason or any failure of the Company to pay any of its obligations or liabilities in respect of the Guaranteed Obligations.

11.3.	This guarantee is and shall cover the ultimate balance from time to time owing to F-star by the Company in respect of the Guaranteed Obligations.

11.4.	The liability of the Buyer under this clause 11 shall not be terminated by:

(a)	any intermediate payment, settlement of account or discharge in part of the Guaranteed Obligations;

(b)

any variation, extension, discharge, compromise, dealing with, exchange or renewal of any right or remedy which F-star may now or after the date of this guarantee have from or against any of the Company and any other person in connection with the Guaranteed Obligations;

(c)	any amendment, variation, novation, replacement or supplement of or to any of the Guaranteed Obligations;

(d)	any grant of time, indulgence, waiver or concession to the Company or any other person;

(e)

any insolvency, bankruptcy, liquidation, administration, winding up, incapacity, limitation, disability, the discharge by operation of law, or any change in the constitution, name or style of the Company, F-star, or any other person;

(f)	any claim or enforcement of payment from the Company or any other person; or

(g)

any act or omission which would not have discharged or affected the liability of the Buyer had it been a principal debtor instead of a guarantor, or indemnifier or by anything done or omitted by any person which, but for this provision, might operate to exonerate or discharge the Buyer or otherwise reduce or extinguish its liability under this guarantee.

11.5.

Any release, discharge or settlement between the Buyer and F-star in relation to this guarantee shall be conditional on no right, disposition or payment to F-star by the Buyer, the Company or any other person in respect of the Guaranteed Obligations being avoided, set aside or ordered to be refunded under any enactment or law relating to breach of duty by any person, bankruptcy, liquidation, administration, protection from creditors generally or insolvency or for any other reason.

11.6.

If any right, disposition or payment referred to in clause 11.5 is avoided, set aside or ordered to be refunded, F-star shall be entitled subsequently to enforce this guarantee against the Buyer as if such release, discharge or settlement had not occurred and any such right, security, disposition or payment had not been given or made.

11.7.	F-star shall be entitled to enforce this clause 11 against the Buyer as if it were a party to this Agreement.

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12. SELLERS’ REPRESENTATIVE

12.1.

Each Seller hereby irrevocably and unconditionally appoints the Sellers’ Representative as sole representative agent and attorney-in-fact to act on such Seller’s behalf for all purposes relating to this Agreement after Completion and each agreement and document ancillary thereto, including for the purposes of:

(a)	accepting and giving notices on behalf of such Seller;

(b)	making elections and granting any consent or approval on behalf of such Seller under this Agreement;

(c)	approving and executing any document on behalf of such Seller to give effect to the release of any money then standing to the credit of the Escrow Account;

(d)

defending, negotiating, compromising, settling and releasing on behalf of such Seller any rights and claims (including legal proceedings) which the Buyer may threaten or pursue in respect of any breach of, or right under, this Agreement or any other Transactional Document;

(e)	confirming the allocation between the Sellers of the Contingent Consideration to be made under this Agreement;

(f)

enforcing, negotiating, compromising, settling and releasing on behalf of such Seller any rights and claims (including legal proceedings and ADR) which he may have, threaten or pursue against the Buyer (or any other person) in respect of any breach of, or right under, this Agreement or any other Transactional Document or any Dispute;

(g)

consent or agree to any amendment to this Agreement or to waive any terms and conditions of this Agreement providing rights or benefits to the Sellers (other than with respect to the payment of the Total Consideration) in accordance with the terms hereof and in the manner provided herein;

(h)	taking any and all actions that may be necessary or desirable in connection with the payment by the Sellers of the costs and expenses incurred under this Agreement; and

(i)

generally taking any and all other actions and doing any and all other things provided in or contemplated by this Agreement and each agreement and document ancillary thereto to be performed by such Seller or the Sellers’ Representative.

12.2.

Each Seller hereby irrevocably (by way of security for the performance of his obligations under this Agreement) appoints the Sellers’ Representative as its agent with full authority on his behalf and in the Seller’s name, as applicable, or otherwise, to do all acts and to execute and deliver such documents or deeds as are required by law or as may, in the reasonable opinion of the Sellers’ Representative, be required or convenient to give effect to the matters described in clause 12.1.

12.3.

The Sellers’ Representative shall act in good faith in accordance with what the Sellers’ Representative believes to be the best interests of the Sellers when exercising any power or authority conferred on under this clause 12.

12.4.

Save in the event of fraud, any action undertaken or omitted by the Sellers’ Representative with the written approval of a Sellers’ Majority shall be conclusively deemed to be in accordance with the requirements of clause 12.3 provided that, for the avoidance of doubt, such approval shall not be necessary.

12.5.

The Sellers’ Representative may resign at any time. The Sellers’ Representative may consult with any Seller to the extent a claim is threatened or pursued by the Buyer in respect of any breach of, or right under, this Agreement or any other Transactional Document and which specifically concerns any actual or alleged act or default of that Seller.

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12.6.

The Sellers may, by written notice signed by a Sellers Majority (a “Change Of Sellers’ Representative Notice”), replace a resigning Sellers’ Representative or remove an incumbent Sellers’ Representative from such position and appoint another person to act as Sellers’ Representative in substitution thereof (a “New Sellers’ Representative”). A Change Of Sellers’ Representative Notice shall be effective only once a copy thereof has been served on both the incumbent Sellers’ Representative and the Buyer.

12.7.

A New Sellers’ Representative so appointed shall, with effect from the time of its appointment, execute a deed of adherence in favour of the Sellers and the Buyer pursuant to which it shall agree to adhere to, and be bound by, this Agreement as though named herein as the Sellers’ Representative and the parties agree that such substitute New Sellers’ Representative shall be conferred the rights, power and authorities (including as set out in this clause 12) of the Sellers’ Representative as set out in this Agreement and entitled to directly enforce the same (notwithstanding that it may not have initially been a signatory hereto). A copy of such deed of adherence shall be delivered to the Buyer at the same time as the Change Of Sellers’ Representative Notice is served thereon under clause 12.6.

12.8.

If at any time a New Sellers’ Representative is appointed in accordance with clause 12.6, if required by the Buyer, the Sellers’ Representative hereby undertakes to do all such things as may be necessary to novate the Escrow Agreement from the previous Sellers’ Representative to the New Sellers’ Representative.

12.9.

Any action taken or any exercise of powers under this Agreement by the Sellers’ Representative or any New Sellers’ Representative shall be binding on each Seller for the purposes of this Agreement, shall be deemed to be done by each Seller, and the Buyer shall be entitled to assume that any action taken by the Sellers’ Representative or any New Sellers’ Representative whose appointment has been notified in accordance with this clause 14 is binding on all of the Sellers and the parties shall be entitled to rely on the same. The Buyer shall not be required to make further enquiries in respect thereof. The Buyer shall have no obligation to monitor or supervise the Sellers’ Representative or any New Sellers’ Representative. The Buyer shall not be liable to any of the Sellers for any action taken or omitted to be taken by the Sellers’ Representative or any New Sellers’ Representative.

12.10.

All costs (including legal costs) and expenses (including Tax), in each case, of any nature whatsoever, of the Sellers’ Representative shall be borne by the Sellers in the proportions set out in column C of the table in Schedule 1 (The Sellers).

12.11.

The Sellers’ Representative shall have no liability or obligation to take any action on behalf of any Seller under the powers and authorities conferred on the Sellers’ Representative by this Agreement where such action may result in the Sellers’ Representative incurring any cost, expense or liability unless the Sellers’ Representative is satisfied with any arrangements made by (or on behalf of) the Sellers for the satisfaction or re-imbursement of such costs, expenses and liabilities.

12.12.

Upon Completion, and subject to receipt by the Sellers’ Representative of the cash sum provided for in clause 3.3(a), the Sellers’ Representative will retain an amount of [***] from such sum (the “Expense Fund”), which will be used for the purposes of paying directly, or reimbursing the Sellers’ Representative for, any third party expenses pursuant to this Agreement and the transactions contemplated hereby. The Sellers will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Sellers’ Representative any ownership right that they may otherwise have had in any such interest or earnings. The Sellers’ Representative will not be liable for any loss of principal of the Expense Fund other than as a result of its gross negligence or wilful misconduct. The Sellers’ Representative will hold these funds separate from its corporate funds in a segregated client account, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to

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its creditors in the event of bankruptcy. As soon as practicable following the completion of the Sellers’ Representative’s responsibilities, the Sellers’ Representative will distribute the balance of the Expense Fund to the Payments Administrator for further distribution to the Sellers. For tax purposes, the Expense Fund shall be treated as having been received and voluntarily set aside by the Sellers at the time of Completion. The parties agree that the Sellers’ Representative is not responsible for any tax withholding or reporting or acting as a withholding agent or in any similar capacity in connection with the Expense Fund.

12.13.

The Sellers’ Representative will incur no liability of any kind with respect to any action or omission by the Sellers’ Representative in connection with Sellers’ Representative’s services pursuant to this Agreement and any agreements ancillary hereto, except in the event of liability directly resulting from the Sellers’ Representative’s gross negligence or wilful misconduct. The Sellers’ Representative shall not be liable to any Seller as a result of any action or omission that is taken (or not taken) in good faith pursuant to the advice of external legal counsel in the proper performance of its obligations under this Agreement. The Sellers will, severally and not jointly, on a pro rata basis equal to the portion of Total Consideration each such Seller is entitled to receive pursuant to this Agreement compared to the aggregate Total Consideration entitled to be received by all Sellers, indemnify, defend and hold harmless the Sellers’ Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Sellers’ Representative’s execution and performance of this Agreement and any agreements ancillary hereto, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence or wilful misconduct of the Sellers’ Representative, the Sellers’ Representative will reimburse the Sellers the amount of such Representative Loss to the extent attributable to such gross negligence or wilful misconduct. If not paid directly to the Sellers’ Representative by the Sellers, any such indemnified Representative Losses may be recovered by the Sellers’ Representative from (i) the funds in the Expense Fund, (ii) the amounts in the Escrow Amount at such time as remaining amounts would otherwise be distributable to the Sellers, and (iii) from any Milestone Payments at such time as any such amounts would otherwise be distributable to the Sellers; provided, that while this section allows the Sellers’ Representative to be paid from the Expense Fund, the Escrow Amount and the Milestone Payments, this does not relieve the Sellers from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Sellers’ Representative from seeking any remedies available to it at law or otherwise. In no event will the Sellers’ Representative be required to advance its own funds on behalf of the Sellers or otherwise. For the avoidance of doubt and notwithstanding anything in this Agreement to the contrary, the limitations on liability of the Sellers set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provide to the Sellers’ Representative under this clause 12.13. The Sellers acknowledge and agree that the foregoing indemnities will survive the resignation or removal of the Sellers’ Representative or the termination of this Agreement.

13.	PAYMENTS

13.1.

Payments to be made to the Sellers under this Agreement shall be made in US dollars by telegraphic transfer of immediately available funds to such account controlled by the Payments Administrator as may be notified by the Payments Administrator or the Sellers’ Representative in writing to the Buyer.

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13.2.

Payments to be made to the Buyer under this Agreement shall be made in US dollars by telegraphic transfer of immediately available funds to such account as may be notified in writing by the Buyer to the Payments Administrator.

13.3.

The payment of any sum to the Buyer by or on behalf of any of the Sellers will discharge the obligations of the Sellers to pay the sum in question and the Sellers shall not be concerned to see the application of the monies so paid.

13.4.

The payment of any sum to the Payments Administrator by or on behalf of the Buyer will discharge the obligations of the Buyer to pay the sum in question and the Buyer shall not be concerned to see the application of the monies so paid.

14.	ANNOUNCEMENTS

14.1.

Subject to clause 14.2, no party (the “disclosing party”) may, before or after Completion, make or issue a public announcement or press release concerning the transactions referred to in this Agreement other than the Press Release unless it has first obtained the written consent of the Sellers (prior to Completion, if the disclosing party is the Buyer) or the Sellers’ Representative (after Completion, if the disclosing party is the Buyer), or of the Buyer (if the disclosing party is a Seller) (in either case, the “other party”), which consent may not be unreasonably withheld or delayed.

14.2.

Clause 14.1 does not apply to a public announcement or press release required by law, by a rule of a listing authority by which a party’s shares are listed, a stock exchange on which a party’s shares are listed or traded or by a governmental authority or other authority with relevant powers to which either party is subject or submits, whether or not the requirement has the force of law, provided that the public announcement, communication or circular shall so far as is practicable be made after consultation with the other party and after taking into account the reasonable requirements of the other party as to its timing, content and manner of making or despatch.

15.	CONFIDENTIALITY

15.1.	Subject to clause 15.4, each party shall treat the following information as confidential to the extent obtained as a result of or in connection with entering into this Agreement:

(a)	details of the provisions of this Agreement, the Transactional Documents and any other agreement or arrangement entered into in connection with this Agreement;

(b)

information relating to the negotiations leading to the execution of this Agreement, the Transactional Documents and any other agreement or arrangement entered into in connection with this Agreement; and

(c)	(to the extent obtained as a result of or in connection with entering into this Agreement) information relating to the other party or such party’s group undertakings,

provided that the parties shall always be permitted to confirm that the transaction effected by this Agreement has taken place without providing any further information.

15.2.	Any party may disclose information otherwise required by clause 15.1 to be treated as confidential:

(a)

if and to the extent required by the laws of any relevant jurisdiction, provided that the disclosing party shall, where it is practicable to do so and where permitted under applicable law, notify the other party of such disclosure in writing and take reasonable steps to minimize the extent of any such required disclosure;

(b)

if and to the extent requested by any competent regulatory or governmental body, Tax Authority or securities exchange in any relevant jurisdiction wherever situated, whether or not the request has the force of law and including for the avoidance of doubt, any disclosure required by US accounting regulations;

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(c)	to a Tax Authority in connection with the Tax affairs of the disclosing party;

(d)	to its professional advisers, auditors or bankers from time to time provided that such disclosure is reasonably required;

(e)	to its shareholders and/or its limited partners as appropriate;

(f)	in the case of the Buyer, to members of the Buyer’s Group and to their professional advisers, auditors or bankers in each case from time to time;

(g)	if and to the extent the information is or comes into the public domain through no fault of that part of any of those to whom that party has disclosed information; or

(h)	if and to the extent, in the case of a Seller, the Buyer or, in the case of the Buyer, the Sellers’ Representative, has given prior written consent to the disclosure.

15.3.

Each party shall ensure that any person to whom confidential information is disclosed pursuant to clauses 15.2(d) through 15.2(f) is made aware of the obligations of confidentiality contained in this clause and agrees to adhere to them.

15.4.

Notwithstanding anything in this Agreement to the contrary, following Completion, the Sellers’ Representative shall be permitted to: (i) after the public announcement (if any) of the transaction contemplated by this Agreement, publicly announce that it has been engaged to serve as the Sellers’ Representative in connection with the transaction as long as such announcement does not disclose any of the other terms hereof and (ii) disclose information to the Sellers who have a need to know such information provided that any such information will be subject to the confidentiality provisions of this Agreement including clause 15.1.

16.	COSTS

Except where this Agreement or the relevant document provides otherwise, each party shall pay its own costs relating to the negotiation, preparation, execution and performance by it of this Agreement and of each document referred to in it.

17.	GENERAL

17.1.

A variation of this Agreement is valid only if it is in writing and signed by or on behalf of each party, provided that after Completion, any variation may be signed by the Sellers’ Representative on behalf of itself and the Sellers provided the Sellers’ Representative has the prior written approval of the Sellers Majority. The parties to this Agreement do not require the consent of any person having a right under the Contracts (Rights of Third Parties) Act 1999, as provided in clause 17.7, to rescind or vary this agreement.

17.2.

The failure to exercise or delay in exercising a right or remedy provided by this Agreement or by law does not impair or constitute a waiver of the right or remedy or an impairment of or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by law prevents further exercise of the right or remedy or the exercise of another right or remedy.

17.3.	The Buyer’s rights and remedies contained in this Agreement are cumulative and not exclusive of rights or remedies provided by law to the extent not excluded or limited by this Agreement.

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17.4.	Except to the extent that they have been performed and except where this Agreement provides otherwise, the obligations contained in this Agreement remain in force after Completion.

17.5.

Any payment by a Seller, pursuant to a Fundamental Warranty Claim, Special Indemnity Claim or Tax Warranty Claim or a Warrantor, pursuant to a Warrantor Fundamental Warranty Claim or a Business Warranty Claim shall, to the extent possible and without limiting the liability of any Seller or Warrantor (as the case may be) under this Agreement, be treated as a reduction in the purchase price payable by the Buyer for the Shares.

17.6.

All payments made by a Seller under this Agreement shall be made gross, free of right of counterclaim or set off and without deduction or withholding of any kind other than deductions or withholding required by law.

17.7.

Except as provided in clauses 10.7 and 11.7, a person who is not a party to this Agreement has no right, including under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

18.	ENTIRE AGREEMENT

18.1.

The Transactional Documents constitute the entire agreement between the parties. They supersede any previous agreements relating to the subject matter of the Transactional Documents, and set out the complete legal relationship of the parties arising from or connected with that subject matter.

18.2.	Nothing in this clause 19 shall have the effect of limiting any liability arising from fraud or wilful non-disclosure.

19.	ASSIGNMENT

19.1.

Subject to clause 19.2, no right or obligation arising under this Agreement or any other Transactional Document may be assigned, transferred or otherwise disposed of, in whole or in part without the prior written agreement if the assignor is the Buyer, of the Sellers’ Representative, or if the assignor is a Seller, of the Buyer.

19.2.

The Buyer shall be entitled to assign any benefit arising under or out of this Agreement or any other Transactional Document to any Buyer’s Group Undertaking provided that the Buyer enters into a guarantee in a form reasonably satisfactory to the Sellers’ Representative and further provided that, if the assignee is to cease to be a Buyer’s Group Undertaking it shall, before ceasing to be so, assign the benefit (so far as it is assigned) to another Buyer’s Group Undertaking.

19.3.	The Buyer agrees that if it makes an assignment pursuant to this clause 19, the assignment shall not increase the liabilities of any Seller.

20.	NOTICES

20.1.	A notice or other communication under or in connection with this Agreement (a “Notice”) shall be:

(a)	in writing;

(b)	in the English language; and

(c)

delivered personally or sent by first class post (and air mail if overseas) or fax or email to the party due to receive the Notice to the address set out in clause 20.3 or to an alternative address, person or fax number or email address specified by that party by not less than five Business Days’ written notice to the other party received before the Notice was despatched.

20.2.	Unless there is evidence that it was received earlier, a Notice is deemed given if:

(a)	delivered personally, when left at the address referred to in clause 20.3;

(b)	sent by mail, except air mail, two Business Days after posting it;

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(c)	sent by air mail, six Business Days after posting it; and

(d)

sent by email, when the email is sent, provided that a copy of the Notice is sent by another method referred to in this clause 20.2 on the same Business Day as the sending of the email, and provided further that the sender of the email does not receive an automated response from the recipient or a mail server indicating that the recipient is out of office or that the email could not be delivered.

20.3.	The address referred to in clause 23.1.3 is:

Name of Party	Address	Email address or telephone number	For the attention of

Each Seller	In relation to each Seller, the address set out adjacent to that Seller’s name in column A of Schedule 1 (The Sellers).

Sellers’ Representative	Shareholder Representative Services LLC 1614 15th Street, Suite 200, Denver, CO 80202, United States	deals@srsacquiom.com	Managing Director

The Buyer	201 Gateway Boulevard South San Francisco California United States	[***]	Nick Galli and Alexander Schuth

21.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which when executed and delivered is an original and all of which together evidence the same agreement.

22.	GOVERNING LAW

This Agreement or the performance, enforcement, breach or termination hereof shall be interpreted, governed by and construed in accordance with the laws of England, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

23.	DISPUTE RESOLUTION

23.1.

If a dispute arises between the Parties in connection with or relating to this Agreement or any document or instrument delivered in connection herewith (a “Dispute”), it shall be resolved pursuant to this clause 23.

23.2.	General

Any Dispute shall first be referred to the Chief Executive Officer of the Buyer and the Sellers’ Representative, who shall confer in good faith on the resolution of the issue. Any final decision mutually agreed to by such persons shall be conclusive and binding on the parties to this Agreement. If such persons are not able to agree on the resolution of any such

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*** Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

issue within thirty (30) days (or such other period of time as mutually agreed by the Buyer and the Seller’s Representative) after such issue was first referred to them, then either the Buyer or the Sellers’ Representative may, by written notice to the other, elect to initiate an alternative dispute resolution (“ADR”) proceeding pursuant to the procedures set forth in clause 23.3 for purposes of having the matter settled.

23.3.	ADR

Any ADR proceeding under this Agreement (with the exception of that specified in paragraph 11 of Schedule 8) shall take place pursuant to the procedures set forth in clause 15.7.3 of the License Agreement, save that references to “Denali” are references to the Buyer and references to the “Licensor” are references to the Sellers (or relevant Seller).

23.4.	Interim Relief

Notwithstanding anything herein to the contrary, nothing in this clause 23 shall preclude either party from seeking interim or provisional relief, including a temporary restraining order, preliminary injunction or other interim equitable relief concerning a Dispute following the ADR procedures set forth in clause 23.3, if necessary to protect the interests of such party. This clause shall be specifically enforceable.

23.5.	RIGHTS OF EACH PARTY/NON-WAIVER

The rights of each party under this Agreement:

(a)	may be exercised as often as necessary;

(b)	except as otherwise expressly provided in this Agreement, are cumulative and not exclusive of rights and remedies provided by law; and

(c)	may be waived only in writing and specifically.

24.	PROCESS AGENTS

The Buyer irrevocably appoints [***] as its process agent to receive on its behalf service of process in any proceedings [***]. Service upon the process agent shall constitute good and valid service on the Buyer whether or not the process is forwarded to or received by the Buyer. If for any reason the process agent ceases to act as process agent, resigns [***], the Buyer irrevocably agrees to appoint a substitute process agent [***] acceptable to the Sellers’ Representative and to deliver to the Sellers’ Representative a copy of the substitute process agents’ acceptance of that appointment within 10 Business Days of the obligation to appoint arising. In the event that the Buyer fails to appoint a substitute process agent, it shall be effective service for the Sellers (or the Sellers’ Representative) to serve process upon the last known address [***] of the last known process agent for the Buyer notified to the Sellers, notwithstanding that such process agent is no longer found at such address or has ceased to act.

25.	CONFLICT WAIVER

Notwithstanding that the Company has been represented by Cooley (UK) LLP (the “Firm”) in the preparation, negotiation and execution of this Agreement and the transactions contemplated hereby, the Company agrees that after Completion the Firm may represent the Sellers’ Representative, the Sellers and/or their Affiliates in matters related to this Agreement and the transactions contemplated hereby, including without limitation in respect of any indemnification claims pursuant to this Agreement and the transactions contemplated hereby. The Company hereby acknowledges, on behalf of itself and its Affiliates, that it has had an opportunity to ask for and has obtained information relevant to such representation, including disclosure of the reasonably foreseeable adverse consequences of such representation, and it hereby waives any conflict arising out of such future representation.

IT WITNESS whereof this Agreement has been entered into as a deed and is delivered on the date first aforementioned.

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*** Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

SCHEDULE 1

The Sellers

(A)	(B)	(C)	(D)	(E)
Name and Address of Seller	No. of Ordinary Shares	Proportion of Initial Consideration (%)	Contribution to Expense Fund (US$)	Contribution to Escrow Account (%)
[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]
[***]	[***]	[***]	[***]	[***]

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*** Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

SCHEDULE 2

Information about the Company

Registered Number:	10214672

Place of Incorporation:	England and Wales

Address of Registered Office:	Eddeva B920 Babraham Research Campus Cambridge CB22 3AT

Type of Company:	Private company limited by shares

Total Issued Share Capital:	£90.39625 comprising 9,039,625 ordinary shares with an aggregate nominal value of £0.00001 with £0.00001 paid up on each share

Directors:	John Edwards Jean-Francois Formela Deborah Harland Tolga Hassan John Haurum Patrick Krol Florian Ruker Helmut Schuehsler

Secretary:	Tolga Hassan

Accounting Reference Date:	31 December

Subsidiaries:	None

SCHEDULE 3

Completion Requirements

1.	Sellers’ Obligations

1.1.	At Completion, each Seller shall deliver the following documents or items to the Buyer or at the Buyer’s direction:

1.1.1.	duly executed transfer(s) in respect of that Seller’s Relevant Shares to the Buyer or its nominee(s) and the share certificate(s) for such Relevant Shares;

1.1.2.

duly executed powers of attorney or other authorities in the agreed form under which this Agreement, the other Transactional Documents and the transfers referred to in paragraph 1.1.1 of this Schedule 3 have been or are to be executed by such Seller; and

1.1.3.

(if the Buyer so requires) an irrevocable power of attorney in the agreed form duly executed by such Seller and any other registered owner of such Seller’s Relevant Shares in favour of the Buyer or its nominee(s) generally in respect of the Relevant Shares.

1.2.	At Completion the Sellers shall deliver, procure delivery or make available to the Buyer:

1.2.1.

each register, minute book and other book required by law to be kept by the Company made up to the Completion Date and each certificate of incorporation and certificate(s) of incorporation on change of name for the Company;

1.2.2.	(if the Buyer so requires) resignations in the agreed form from each director and secretary of the Company expressed to take effect from the end of the meeting held pursuant to paragraph 1.3;

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1.2.3.	the Management Accounts;

1.2.4.	a copy of each bank mandate of the Company and copies of statements of each bank account of the Company made up to a date not earlier than two (2) Business Days before the Completion Date;

1.2.5.	a counterpart of the Escrow Agreement duly executed by the Sellers’ Representative; and

1.2.6.	the Disclosure Letter signed on behalf of each Warrantor.

1.3.	The Sellers shall ensure that at Completion a meeting of the board of directors of the Company is held at which the directors:

1.3.1.	vote in favour of the registration of the Buyer or its nominee(s) as member(s) of the Company in respect of the Shares (subject to the production of properly stamped transfers); and

1.3.2.	approve the payment of the Transaction Costs.

2.	Buyer’s Obligations

2.1.	At Completion, the Buyer shall deliver to the Sellers:

2.1.1.	a counterpart of the Escrow Agreement duly executed by the Buyer; and

2.1.2.	a counterpart of the Disclosure Letter signed by the Buyer.

2.2.	At Completion, the Buyer shall procure that the Company shall pay the Transaction Costs to the extent not already paid.

SCHEDULE 4

Completion Accounts

Part A: Preparation of Completion Accounts

1.	The Buyer shall procure that Draft Completion Accounts are prepared in accordance with the provisions of this Part A of Schedule 4 and on the basis of the Accounting Policies.

2.	The Draft Completion Accounts shall be delivered to the Sellers’ Representative by the Buyer as soon as is reasonably practicable and, in any event, not later than 90 calendar days after Completion.

3.

If the Sellers’ Representative does not within 30 calendar days of presentation to it of the Draft Completion Accounts give notice to the Buyer that it disagrees with the Draft Completion Accounts or any item therein, stating the reasons for the disagreement in reasonable detail including each disputed item, the amount in dispute and the basis for such dispute (the “Sellers’ Disagreement Notice”), the Draft Completion Accounts shall constitute the Completion Accounts and shall be final and binding on the parties for all purposes in accordance with paragraph 12 of this Part A of Schedule 4.

4.

If the Sellers’ Representative gives a Sellers’ Disagreement Notice under paragraph 3, the Buyer and the Sellers’ Representative shall attempt in good faith to reach agreement in respect thereof (and, if such agreement is reached, the Draft Completion Accounts as amended by the matters set out in the Sellers’ Disagreement Notice and agreed by the Buyer and the Sellers’ Representative in writing shall constitute the Completion Accounts and shall be final and binding on them for all purposes in accordance with

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paragraph 12 of this Part A of Schedule 4). If they are unable to do so within 30 calendar days of such notification under paragraph 3 of this Part A of Schedule 4, either party may, by notice to the other (an “Appointment Notice”), require that the Draft Completion Accounts be referred to an independent firm of internationally recognised chartered accountants agreed upon by the Buyer and the Sellers’ Representative or, failing agreement within five (5) Business Days of service of the Appointment Notice, nominated by the President for the time being of the Institute of Chartered Accountants in England and Wales or in his/her absence a suitable deputy (the “Reporting Accountants”).

5.

The Reporting Accountants shall be engaged jointly by the Buyer and the Sellers (acting through the Sellers’ Representative) and the charges (including any VAT) of the Reporting Accountants shall be allocated between the Buyer on the one hand and the Sellers (acting through the Sellers’ Representative) on the other by the Reporting Accountants in proportion to the extent either of such parties did not prevail in the aggregate on the disputed items (as measured by the amounts in dispute). If any amount is payable by the Sellers pursuant to this paragraph 5, such amount shall be paid from the Escrow Account when the Buyer and the Sellers’ Representative shall within three (3) Business Days following the date of such election or within five (5) Business Days of the Determination Date (whichever is later) jointly instruct the Escrow Agent in writing to make such payment out of amounts standing to the credit of the Escrow Account.

6.

Except to the extent that the Buyer and the Sellers’ Representative agree otherwise, the Reporting Accountants shall determine their own procedure but each party shall use all reasonable endeavours to procure that the Reporting Accountants apply the following rules:

6.1.	apart from procedural matters and as otherwise set out in this Agreement, they shall determine only:

6.1.1.

whether any of the arguments for an alteration to the Draft Completion Accounts put forward in respect of matters specified in the Sellers’ Disagreement Notice is correct in whole or in part (unless such matters have been agreed between the Sellers’ Representative and the Buyer); and

6.1.2.	if so, what alterations (if any) should be made to the Draft Completion Accounts;

6.2.	they shall apply the Accounting Policies;

6.3.	they shall make their determination pursuant to paragraph 6.1 of this Part A of Schedule 4 as soon as is reasonably practicable;

6.4.	the procedure of the Reporting Accountants shall:

6.4.1.	give the Buyer and the Sellers’ Representative a reasonable opportunity to make oral representations and representations in writing to them;

6.4.2.	require that each party supplies the other with a copy of any representations in writing at the same time as they are made to the Reporting Accountants; and

6.4.3.	permit each party to be present while oral submissions are being made by the other party;

6.5.	for the avoidance of doubt, the Reporting Accountants shall not be entitled to determine the scope of their own jurisdiction; and

6.6.	the determination of the Reporting Accountants pursuant to paragraph 6.1 of this Part A of Schedule 4 shall be made in writing.

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7.

The Reporting Accountants shall act as experts and not as arbitrators and their determination of any matter falling within their jurisdiction shall be final and binding on the parties, save in the event of fraud of the Buyer, any of the Sellers or the Reporting Accountants or manifest error of the Reporting Accountants (when the relevant part of their determination shall be void). In particular, without limitation, their determination shall be deemed to be incorporated into the Draft Completion Accounts, which shall then be final and binding on the parties for the purposes of this Schedule 4, save as stated above in the event of fraud or manifest error.

8.

The Buyer and the Sellers’ Representative shall co-operate with the Reporting Accountants and comply with their reasonable requests made in connection with the carrying out of their duties pursuant to their engagement under the terms of this Agreement.

9.

Subject to paragraph 10 of this Part A of Schedule 4, nothing in this Schedule 4 shall entitle the Buyer or the Sellers’ Representative or the Reporting Accountants to have access to any information or document which is protected by legal professional privilege, or which has been prepared by the other party or its accountants or other professional advisers with a view to assessing the merits of any claim or argument.

10.

The Buyer and the Sellers’ Representative shall not be entitled by reason of paragraph 9 of this Part A of Schedule 4 to refuse to supply such part or parts of documents as contain only the facts on which the relevant claim or argument is based.

11.

Each party and the Reporting Accountants shall, and shall procure that its accountants and other advisers shall, keep all information and documents provided to them pursuant to this Part A of Schedule 4 confidential and shall not use them for any purpose, except for disclosure or use in connection with the preparation of the Draft Completion Accounts and the agreement or determination of the Completion Accounts, the proceedings of the Reporting Accountants or any other matter arising out of this Agreement or in defending any claim or argument or alleged claim or argument relating to this Agreement or its subject matter.

12.

When the Sellers’ Representative and the Buyer reach agreement on the Draft Completion Accounts or when the Draft Completion Accounts is finally determined at any stage in accordance with the procedures set out in this Part A of Schedule 4:

12.1.

the Draft Completion Accounts as so agreed or determined shall constitute the Completion Accounts for the purposes of this Agreement and shall (in the absence of fraud or manifest error) be final and binding on the parties; and

12.2.	the “Actual Net Cash” shall be the amount set out in line item “E” in the Completion Accounts.

13.

Subject to paragraph 9 of this Part A of Schedule 4 and clause 15 of the Agreement, each Seller shall (in relation to information in its possession or control only) and the Buyer shall procure that the Company shall (in relation to information in their respective possession or control), promptly provide the parties, their respective advisers, the Buyer’s accountants and the Sellers’ accountants and, if relevant, the Reporting Accountants with all information (in their respective possession or control) relating to the operations of the Company, as the case may be, including access at all reasonable times to the Company and the employees of the Company (who shall give such explanations as any party may reasonably require in relation to the preparation of the Draft Completion Accounts), books, records, and other relevant information and all cooperation and assistance, as in any such case be reasonably required to enable the production and agreement or determination of the Completion Accounts pursuant to and in accordance with this Part A of Schedule 4; provided however, that the auditors or accountants of the Buyer or the Company shall not be obliged to make any work papers available to any person unless and until such person has signed a customary agreement relating to access to such work papers in form and substance reasonably acceptable to the Buyer and such auditors or accountants.

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14.

The Sellers (acting through the Seller’s Representative) and the Buyer shall each bear their own costs (including legal costs) and expenses (including tax) together with VAT charged thereon, arising out of the preparation and review of the Draft Completion Accounts and the agreement or determination of the Completion Accounts.

Part B: Completion Accounts

[***]
[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

Part C: Accounting Policies

1.	General Accounting Policies

1.1.	The Completion Accounts shall be determined in accordance with the following:

(a)	first, in accordance with the [***];

(b)

secondly, and to the extent not covered by or inconsistent with paragraph 1.1(a) of this Part C of Schedule 4 (which shall prevail in the event of any inconsistency), on a basis consistent with [***]; and

(c)	thirdly, and to the extent not covered by or inconsistent with paragraphs 1.1(a) or 1.1(b) of this Part C of Schedule 4 (which shall prevail in the event of any inconsistency), [***].

1.2.	The parties acknowledge that the sole purpose of determining the Actual Net Cash is to determine the adjustments (if any) to be made to the Initial Consideration in accordance with clause 3.

1.3.

The provisions of this Part C of Schedule 4 and the line items comprising the Completion Accounts shall be interpreted so as to avoid double counting (whether positive or negative) of any items to be included in the Actual Net Cash.

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***Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

Part D: Preparation of Management Accounts

1.	ACCOUNTING POLICIES

a.	PRESENTATION OF MANAGEMENT ACCOUNTS

CRITICAL ACCOUNTING JUDGMENTS AND KEY SOURCES OF ESTIMATION UNCERTAINTY

In the application of the Company’s accounting policies, management make judgments, estimates and assumptions about the carrying amounts of assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Actual results may differ from these estimates.

The estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognised in the period of the revision and future periods if the revision affects both current and future periods.

b.	OVERALL CONSIDERATIONS

The principal accounting policies adopted in the preparation of the management accounts are set out below.

i.	BASIS OF PREPARATION OF MANAGEMENT ACCOUNTS

These management accounts have been prepared in accordance with EU endorsed International Financial Reporting Standards (IFRS) and interpretations issued by the IFRS Interpretations Committee (IFRS IC) and the Companies Act 2006 applicable to companies reporting under IFRS. The management accounts have been prepared under the historical cost convention.

ii.	GOING CONCERN

Management prepare management accounts on a going concern basis unless they intend to liquidate the business or to cease trading, or have no realistic alternative but to do so. In deciding whether the going concern basis is appropriate, the directors examine existing budgets and forecasts, assess borrowing requirements, and review other information as needed.

iii.	NEW AND AMENDED STANDARDS ADOPTED BY THE COMPANY

In any period, new or amended standards and interpretations are considered for adoption. Other standards, amendments and interpretations which are effective for the period are considered where they material to the Company.

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c.	RECEIVABLES

Receivables are recognised initially at fair value less provision for impairment. The Company provides an allowance for uncollectible accounts based on prior experience and management’s assessment of the collectability of existing specific accounts.

d.	CASH AND CASH EQUIVALENTS

Cash and cash equivalents comprises cash on hand and demand deposits, and other short-term and highly liquid investments with original maturities of three months or less that are readily convertible to a known amount of cash and are subject to an insignificant risk of changes in value.

e.	EQUITY AND RESERVES

Ordinary and preferred shares are classified as equity. Issued capital represents the nominal value of shares that have been issued. Retained earnings includes all current period retained profits and accumulated losses.

f.	TRADE PAYABLES

Trade payables are obligations to pay for goods or services that have been acquired in the ordinary course of business from suppliers. Trade and other payables are stated at cost, which approximates fair value due to the short term nature of these liabilities. Trade payables are classified as current liabilities if payment is due within one period or less. If not, they are presented as non-current liabilities.

g.	REVENUE RECOGNITION

Revenue is measured at the fair value of the consideration received or receivable and is stated net of value added taxes. Revenue is recognised when it is probable that future economic benefits will flow to the Company and those benefits can be measured reliably. Revenue on the sale of an asset (e.g. the outright sale or assignment of a licence) is only recognised when, inter alia, the significant risks and rewards of ownership have been transferred to the buyer and the Company does not retain either control of the goods, or continuing involvement, to the degree associated with ownership.

Where, as part of a licence agreement, services are performed by an indeterminate number of acts over a specified period of time, revenue for such services is recognised on a straight-line basis over the specified period unless there is evidence that some other method represents better the stage of completion.

h.	SHARE BASED PAYMENTS

A share option compensation charge is not recognised in the monthly management accounts.

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i.	TAXATION AND DEFERRED TAX

A tax credit or charge is not reflected in the monthly management accounts.

Deferred tax is not reflected in the monthly management accounts.

j.	FINANCIAL INSTRUMENTS

i.	FINANCIAL ASSETS

All financial assets relate to trade and other receivables, which are stated at their recoverable amount, which approximates the fair value due to the short term nature of these assets.

ii.	RISK MANAGEMENT POLICY

The Company undertakes transactions denominated in foreign currencies and as such is exposed to currency risk due to fluctuations in foreign exchange rates. The Company does not use derivative instruments to reduce exposure to foreign exchange risk.

iii.	FINANCIAL LIABILITIES

Trade and other payables are stated at cost. This approximates fair value due to the short term nature of these liabilities.

k.	FOREIGN CURRENCY TRANSLATION

Foreign currency transactions are translated at the rates of exchange in effect at the dates of the transaction. Resulting foreign currency denominated monetary assets and liabilities are translated at the rates of exchange in effect at the balance sheet date. Gains and losses on foreign exchange are recognised in the income statement.

SCHEDULE 5

Contingent Consideration

Part A: Contingent Consideration

1.	Definitions

In this Schedule 5, and where applicable, the remainder of this Agreement, the following definitions shall apply:

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“Accepted Fcab Target” has the meaning given to it in the License Agreement, with respect to events and circumstances before Completion and has the meaning given to it in the Gamma IP License with respect to events and circumstances after Completion;

“Commercialisation” has the meaning given to it in the License Agreement;

“Commercially Reasonable Efforts” has the meaning given to it in the License Agreement;

“Conforming mAb2” means [***];

“Contingent Consideration” means any of the Milestone Payments;

“Default Notice” has the meaning given to it in paragraph 2.2 of this Part A of Schedule 5;

“Denali Fcab” has the meaning given to it in the License Agreement;

“EU Regulatory Milestone” means [***];

“European Union” or “E.U.” has the meaning given to it in the License Agreement and shall be deemed to include [***];

“Fcab Delivery” means, with respect to an Accepted Fcab Target, that an Fcab that specifically binds to such Accepted Fcab Target has achieved “Fcab Delivery” (as defined therein) under Section 4.3 or Section 9.11.1 of the License Agreement or Section 4.1.2 of the Gamma Services Agreement during the applicable Fcab Disclosure Period (as defined therein);

“First Commercial Sale” has the meaning given to it in the License Agreement, except that all references to Licensed Products in such definition will be read as references to mAb2 Products;

“Fcab” has the meaning given to it in the License Agreement;

“Fcab Disclosure Period” has the meaning given to it in the License Agreement;

“GMP” has the meaning given to it in the License Agreement;

“Initial Milestone” has the meaning given to it in the table in Part B of this Schedule 5;

“Initial Payment True Up Event” means that [***];

“Joint Fcab” has the meaning given to it in the License Agreement;

“Licensor Fcab” has the meaning given to it in the License Agreement;

“mAb2 Product” means [***];

“Major EU Market” means each of [***].

“Milestone Event” means the relevant event as set out in column 1 of Part B of this Schedule 5, which shall trigger the relevant Milestone Payment. In addition:

a)	where [***], it shall be considered a “Milestone Event” in respect of which the Buyer will pay to the Sellers a one-time payment (which shall constitute a “Milestone Payment”) of [***]; and

b)

if [***], then such achievement will be considered a “Milestone Event” and the Buyer will make a payment (which shall constitute a “Milestone Payment”) equal to [***] of the amount that would have been payable to the Company in respect of such event under Section 9.6.1 of the License Agreement, had the License Agreement remained in effect following Completion; provided, for clarity, that if [***];

Confidential

***Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

c)

if [***], then such achievement will be considered a “Milestone Event” and the Buyer will make a payment (which shall constitute a “Milestone Payment”) equal to [***]of the amount that would have been payable to the Company in respect of such event under Section 9.6.2 of the License Agreement, had the License Agreement remained in effect following Completion; provided, however, that if the [***], then the Milestone Payment required in connection with such Milestone Event shall be reduced by [***]; provided, further, for clarity, that if [***];

d)	[***];

“Milestone Payment” means, with respect to a Milestone Event:

a)	if [***], a payment equal to [***] of the “Maximum Milestone Payment” amount set out column 2 of Part B of this Schedule 5 in the row corresponding to the applicable Milestone Event; and

b)	if [***], a payment equal to [***] of the “Maximum Milestone Payment” amount set out column 2 of Part B of this Schedule 5 in the row corresponding to the applicable Milestone Event;

In no event will more than one Milestone Payment be made for a given Milestone Event, regardless of how many mAb2 Products achieve such Milestone Event, except that [***], then a second Milestone Payment shall become due with respect to such Milestone Event, in an amount equal to [***] of the “Maximum Milestone Payment” amount set out column 2 of Part B of this Schedule 5 in the row corresponding to the applicable Milestone Event. For clarity, under no circumstances will the total Milestone Payments that the Buyer becomes obligated to make in respect to a given Milestone Event exceed the “Maximum Milestone Payment” amount set out column 2 of Part B of this Schedule 5 in the row corresponding to the applicable Milestone Event;

“Net Sales” means, with respect to a mAb2 Product for any period, the total amount billed or invoices on sales of such mAb2 Product during such period by the Buyer, its Affiliates or sublicensees, calculated in accordance with the definition of “Net Sales” used in the License Agreement, and reading all references to Licensed Products in such definition as references to mAb2 Products;

“Non-conforming  mAb2” means a mAb2 Product that is not a Conforming mAb2;

“Payment Date” means the date which is 90 calendar days after any date on which a Milestone Payment is triggered;

“Regulatory Approval” has the meaning given to it in the License Agreement;

“Relevant Period” means the period from Completion until [***];

“Remaining Amount” means the aggregate Contingent Consideration payable pursuant to [***] minus the aggregate Contingent Consideration actually paid by the Buyer pursuant to [***] prior to the date of delivery of a Default Notice;

“Risk-Adjusted Remaining Amount” means [***];

Confidential

***Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

“Total Contingent Consideration” means the aggregate of the Milestone Payments; and

“US Regulatory Milestone” means [***].

2.	Conduct of business during Relevant Period

Commercially Reasonable Efforts

2.1.

The Buyer shall during the Relevant Period use Commercially Reasonable Efforts to achieve both of the EU Regulatory Milestone and the US Regulatory Milestone. The Sellers acknowledge and agree that, in addition to the foregoing:

(a)

the Buyer shall be deemed to have satisfied its obligations under this paragraph 2.1 of Schedule 5 so long as the Buyer is using Commercially Reasonable Efforts to advance [***] toward achievement of the [***];

(b)	the Buyer shall have the right to satisfy its diligence obligations under this paragraph 2.1 of Schedule 5 through its Affiliates or Sublicensees; and

(c)	nothing in this paragraph 2.1 of Schedule 5 is intended, or shall be construed, to require the Buyer to Develop:

(i)	[***]; or

(ii)	[***].

2.2.

If at any time the Sellers have a reasonable basis to believe that the Buyer is in material breach of its obligations under paragraph 2.1 of Schedule 5 and such material breach has continued for a period of at least [***] (a “Continuing Material Breach”), then the Sellers shall cause the Sellers’ Representative to deliver written notice (the “Default Notice”) of such Continuing Material Breach to the Buyer and, if the Buyer fails to remedy such Continuing Material Breach within 60 days of receipt of the Default Notice, then the provisions of paragraph 2.3 shall apply.

2.3.

If the Buyer is in Continuing Material Breach of its obligations under paragraph 2.1 and following receipt of a Default Notice fails to remedy such Continuing Material Breach within the time period set out in paragraph 2.2, then the Sellers’ Representative may, by written notice to the Buyer, elect to initiate an ADR proceeding pursuant to the procedures set forth in clause 23.3, and the arbitrators for such ADR proceeding shall be instructed and required to conduct a proceeding for the sole purposes of [***]. In the event [***] the Buyer is in Continuing Material Breach of its obligations under paragraph 2.1, the Buyer shall pay to the Sellers [***] the Risk-Adjusted Remaining Amount.

2.4.	Any amount to be paid by the Buyer pursuant to paragraph 2.3:

(a)	to the Cash Sellers, shall be paid by transfer of the relevant funds for same day value to the Payments Administrator,

(b)

to the Loan Note Sellers, shall be paid by the issue by the Buyer of Contingent Consideration Loan Notes to each of the Loan Note Sellers equal, in principal amount, to the relevant amount due to each of them pursuant to paragraph 2.3, in each case shall be made within 30 Business Days of the expiry of the time period set out in paragraph 2.2 without set off, deduction or withholding (except as required by law or by this Agreement).

2.5.	The Sellers agree between themselves that any payments to the Payments Administrator pursuant to paragraph 2.4 shall be apportioned, and the principal amount of any Contingent Consideration Loan Notes

Confidential

***Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

issued pursuant to paragraph 2.4 shall be calculated, by reference to the Sellers’ respective Proportion of Initial Consideration. The Buyer shall not be responsible for how any such payment to the Payments Administrator is allocated or applied by the Payments Administrator.

2.6.

A payment or issue of Contingent Consideration Loan Notes by the Buyer pursuant to paragraph 2.3 shall not discharge the Buyer of its obligation to pay any further Contingent Consideration (if any) above the amounts paid to the Sellers in accordance with paragraph 2.3 upon achievement of the relevant Milestone Events.

2.7.	The parties acknowledge that:

(a)

any provision in this Agreement that imposes a detriment on a party in breach, in particular as set out in paragraph 2.3 of this Part A of Schedule 5, represents a genuine pre-estimate of the loss expected to be suffered by the party not in breach, and:

(i)	protects the legitimate interests of the other parties in the enforcement of the obligation breached; and

(ii)	is not out of all proportion to those legitimate interests; and

(b)	they are of comparable bargaining power and each of them has been properly advised in relation to this Agreement.

Record Keeping and Reporting

2.8.

The Buyer agrees that during the period whilst further Contingent Consideration is payable in accordance with this Schedule 5 it shall, and shall procure that each other Buyer’s Group Undertaking shall:

(a)

prepare and maintain reasonably complete and accurate records regarding any Commercialisation or Development efforts which relate to any mAb[2] Product and all other data necessary for the calculation of the Contingent Consideration;

(b)

once per calendar year, on 31 January, and subject to reasonable procedures and agreements to preserve confidentiality, provide the Sellers’ Representative with a written report on material developments with respect to the Development and Commercialisation of any mAb[2] Product, together with such reasonable additional information regarding any such activities or events as the Sellers’ Representative may reasonably request from time to time (subject to any applicable third party confidentiality restrictions) which shall include copies of relevant documents as requested by the Sellers’ Representative; and

(c)

once per calendar year during the Relevant Period, within 30 days of the Sellers’ Representative’s written request, meet in person or by telephone with the Sellers’ Representative. At such meetings, the Buyer shall cause senior officers from the research, clinical development, and business operations of the Buyer and/or the Buyer’s Group Undertakings to attend, to present and to answer questions. Each of the Buyer and the Sellers’ Representative (on behalf of the Sellers) shall bear its own costs and expenses regarding such meetings.

2.9.

Upon receipt of a request from the Sellers’ Representative, the Buyer shall, and shall ensure each of Buyer’s Group Undertakings shall, permit an independent auditor designated by the Sellers’ Representative

Confidential

to inspect and audit the records and books of account maintained by it pursuant to paragraph 2.8 in order to confirm the accuracy and completeness of such records and books of account and the calculation of the Contingent Consideration. Any such audit shall (i) be for a reasonable duration during office hours on a Business Day; (ii) be upon notice of at least 30 days; and (iii) not be requested more than once during each financial year of the period during which any Contingent Consideration remains payable. The Sellers’ Representative (on behalf of the Sellers) shall pay the costs of each audit unless the audit reveals a variance of more than [***] between the amounts paid and the amounts due, in which case the Buyer shall bear the cost of the audit, provided, however, that in the event the audit pertains to achievement of a Milestone Event relating to the Buyer’s Net Sales, the Sellers’ Representative (on behalf of the Sellers) shall pay the costs of each audit unless the audit reveals a variance of more than [***] between the Net Sales reported by Buyer and the Net Sales determined by the audit. If the audit reveals an underpayment by the Buyer, the Buyer shall transfer the amount by which it had underpaid by transfer of funds for same day value to the Payments Administrator for further distribution to the Sellers within 10 Business Days after the date on which such audit is completed.

Part B: Milestone Payment Amounts

Column 1: Milestone Event	Column 2: Maximum Milestone Payment (US$)
[***]	[***	]
[***]	[***	]
[***]	[***	]
[***]	[***	]
[***]	[***	]
[***]	[***	]
[***]	[***	]
TOTAL =	[***	]

*	The maximum Milestone Payment for this Milestone Event shall be increased by [***].

SCHEDULE 6

[***]

Part A: [***]

1.	CAPACITY AND AUTHORITY

1.1.

The Seller has the right, power and authority to execute, deliver and perform its obligations under this Agreement and any other Transactional Document to be executed by the Seller and, where the Seller is not an individual, all such obligations of the Seller have been duly and validly approved and authorized by all necessary action on the part of such Seller, and no other action on the part of such Seller is required in connection therewith.

Confidential

***Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

1.2.

If such Seller is not an individual, it has been duly incorporated and is validly existing and in good standing under the laws of the jurisdiction in which it is incorporated or constituted (to the extent that such concepts are recognised in such jurisdiction).

1.3.

The Seller’s obligations under this Agreement and any other Transactional Document to be executed by the Seller are, or when the relevant document is executed will be, enforceable in accordance with their terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles

1.4.	The execution and delivery of, and the performance by the Seller of its obligations under, this Agreement and any of the Transactional Documents will not:

(a)	if relevant, result in a breach of any provision of its articles of association or by-laws;

(b)

result in a breach of, or constitute a default under, any instrument to which the Seller is a party or by which the Seller is bound where such breach may prejudice the transactions contemplated by this Agreement or any of the Transaction Documents; or

(c)

result in a breach of any order, judgment or decree of any court or Authority to which the Seller is a party or by which the Seller is bound or submits where such breach may prejudice the transactions contemplated by this Agreement or any of the Transaction Documents.

2.	SHARES

2.1.

The Seller’s Relevant Shares constitute the whole of the Seller’s interest in the allotted and issued share capital of the Company and the Seller does not exercise voting power over any other outstanding shares or other equity interests of the Company.

2.2.	The Seller is entitled to sell and transfer or procure the transfer of the full legal and beneficial ownership of its Relevant Shares to the Buyer on the terms set out in this Agreement.

2.3.

The Shares registered in the name of the Seller and set out opposite his name at column B of Schedule 1 have been properly allotted and issued and are fully paid and such Shares will be sold free of all Encumbrances and there is no agreement, arrangement or obligation to give or create any such Encumbrance. No person has claimed to be entitled to an Encumbrance in relation to any such Shares.

Part B: [***]

1.	SHARES

1.1.

At Completion, the Shares are registered in the name of the Sellers and set out opposite their names at column B of Schedule 1 and constitute the entire issued share capital of the Company, have been properly allotted and issued and are fully paid or credited as fully paid.

1.2.

Other than this Agreement, the Transaction Documents, the Shareholders’ Agreement or as referred to or contemplated by this Agreement, there is no agreement, arrangement or obligation requiring the creation, allotment, issue, transfer, redemption or repayment of, or the grant to a person by the Company of the right (conditional or not) to require the allotment, issue, transfer, redemption or repayment of, a share in the capital of the Company (including an option or right of pre emption or conversion).

Confidential

***Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

1.3.	So far as the Warrantors are aware, no person has claimed to be entitled to an Encumbrance in relation to any Shares.

1.4.

Save for this Agreement, the Transaction Documents, the Company’s articles of association and the Shareholders’ Agreement, there are no contracts relating to voting, purchase, sale or transfer of any Shares (i) between or among the Company and any Shareholder, and (ii) so far as the Warrantors are aware, between or among any of the Shareholders.

2.	THE GROUP

2.1.	The Company does not have, and has not at any time had, any subsidiary undertakings.

2.2.	Other than as contemplated by this Agreement, the Company has no interest in, and has not agreed to acquire an interest in or merge or consolidate with, a corporate body or any other person.

2.3.	The information contained in Schedule 1 (The Sellers) and Schedule 2 (Information about the Company) is true and accurate.

SCHEDULE 7

[***]

1.	ORGANIZATION

1.1

The Company is a company duly incorporated and validly existing under the laws of England and Wales and has the right, power and authority to execute, deliver and perform its obligations under this Agreement and any other Transactional Document to be executed by it.

1.2

The Company’s obligations under this Agreement and any other Transactional Documents to be executed by the Company are, or when the relevant document is executed will be, enforceable in accordance with their terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles.

2.	ACCOUNTS

2.1	General

2.1.1	The Accounts have been prepared and audited on a proper and consistent basis in accordance with the law and applicable standards, principles and practices generally accepted in the United Kingdom.

2.1.2

The Accounts show a true and fair view of the state of affairs of the Company as at the Last Accounting Date and of the profit or loss of the Company for the financial year ended on the Last Accounting Date.

2.1.3	Save as disclosed in the Accounts, the Accounts have been prepared using the same accounting policies as those adopted and applied in preparing the accounts for the previous two years.

2.1.4

The Company does not have any liabilities of any nature other than (i) those set forth or adequately provided for in the Accounts, (ii) those incurred in the conduct of the Company’s business since the Last Accounting Date in the ordinary course, and which, individually or in the aggregate, are not material in nature or amount and do not result from any breach by the Company of any contract, warranty, infringement, tort or violation of law to which it is subject, and (iii) those incurred by the Company in connection with the execution of this Agreement.

Confidential

***Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

Except for liabilities reflected in the Accounts, the Company has no off balance sheet liability of any nature to, or any material financial interest in, any third party or entities, the purpose or effect of which is to defer, postpone, reduce or otherwise avoid or adjust the recording of expenses incurred by the Company. Without limiting the generality of the foregoing, the Company has never guaranteed any debt or other obligation of any other person.

2.2	Provision for Tax

The Accounts include provision or reserve (as appropriate) in accordance with the relevant accounting standards for Tax liable to be assessed on the Company or for which the Company is accountable in respect of profits earned, accrued or received on or before the Last Accounting Date, and in respect of any event occurring on or before the Last Accounting Date.

2.3	Accounting records

The Company’s accounting records are up-to-date in all material respects, are in its possession or under its control and are properly completed in accordance with the law and applicable standards, principles and practices generally accepted in the United Kingdom.

3.	CHANGES SINCE THE LAST ACCOUNTING DATE

3.1	Since the Last Accounting Date:

3.1.1	the Company’s business has in all material respects been operated in the usual way so as to maintain it as a going concern;

3.1.2

there has been no material adverse change in the financial or trading position of the Company or the properties, assets (including intangible assets), liabilities, business, prospects, capitalization, employees, operations or results of operations of the Company or any change that would reasonably be expected to materially impede or delay the Company’s ability to consummate the transactions contemplated by this Agreement, other than any event, circumstance or change resulting from changes in stock markets, interest rates, exchange rates, commodity prices or other general economic conditions or changes in conditions affecting the industry generally in which the Company operates;

3.1.3

the Company has not made or entered into any contract or letter of intent with respect to, or otherwise effected, any acquisition, sale, license, disposition or transfer of any asset that is material to the business of the Company, including without limitation, Intellectual Property other than IP Licenses Out;

3.1.4

there has not occurred any change in accounting methods or practices (including any change in depreciation or amortization policies or rates or revenue recognition policies or establishment of reserves) by the Company or any revaluation by the Company of any of its assets;

3.1.5

there has not occurred any declaration, setting aside, or payment of a dividend or other distribution with respect to any securities of the Company, or any redemption, purchase or other acquisition by the Company of any of its securities, or any change in any rights, preferences, privileges or restrictions of any of its outstanding securities;

Confidential

***Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

3.1.6

the Company has not entered into, amended, renewed or terminated any Material Contract (as hereinafter defined), and there has not occurred any material default or breach under any Material Contract to which the Company is a party or by which it is, or any of its assets and properties are, bound;

3.1.7

the Company has not incurred, created or assumed any Encumbrance on any of its assets or properties, any material indebtedness, or any liability as guarantor or surety with respect to the obligations of any other person; and

3.1.8

the Company has not paid or discharged any Encumbrance or liability which was not shown on the Accounts or incurred in the ordinary course of business consistent with past practice since the Last Accounting Date.

4.	TAX

4.1	The Company has, within the last three years, where legally obliged to do so:

4.1.1	duly and punctually paid all Tax which it has become liable to pay, whether or not shown or required to be shown on any Tax return;

4.1.2

duly deducted, withheld or collected for payment (as appropriate) all Tax due to have been deducted, withheld or collected for payment and has accounted for or paid all such Tax to the relevant Tax Authority (to the extent due); and

4.1.3	not been liable to pay any material interest, penalty or surcharge in respect of any unpaid Tax.

4.2

All returns, computations, information, accounts and notices which are or have been required by law to be made or given by the Company within the last three years for any Tax purposes have been made or given in the required form and have been properly submitted by the Company and are complete and accurate in all material respects.

4.3

The Company has, in the last three years, in all material respects, complied at all times with all statutory requirements, regulations, notices, orders, directions and conditions relating to all relevant Taxes, including the terms of any agreement made with HMRC or any other relevant Tax Authority.

4.4

The Company is not, nor has it at any time within the last three years, been involved in any dispute with or non-routine investigation, audit or discovery by any Tax Authority and, so far as the Warrantors are aware, no such dispute, investigation, audit or discovery is planned.

4.5	There are no liens or encumbrances against any of the Company’s assets, arising in connection with a failure to pay any Tax.

4.6

In the last three years, each related party transaction involving the Company is and has been at arm’s-length in all material respects and determined in compliance in all material respects with applicable transfer pricing rules and regulations.

4.7	The Company does not have any outstanding waivers or extension of the statute of limitations for assessment of any Tax.

4.8

The Company is not a party to, or bound by, any Tax indemnity agreement, Tax sharing agreement or Tax allocation agreement with respect to Taxes (other than any agreement entered into in the ordinary course of business and not primarily related to Taxes) and other than this Agreement, the Spin-Out License, and the License Agreement and any other agreement contemplated by any such agreements. The Company is not liable for Taxes of any other Person (i) under any applicable Law, (ii) as a transferee of any assets or successor to any liabilities, or (iii) by Contract, indemnity or otherwise, including by reason of the transactions contemplated by the Gamma IP License.

Confidential

4.9

In the last three years, no written claim has been made by any Tax Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Taxation by that jurisdiction.

4.10

The Company will not, after the Completion Date, be liable under any applicable Law, by Contract, indemnity or otherwise as a transferee of any assets or successor to any liabilities, for any Taxes of F-star, F-star GmbH, or any of their Affiliates as a result of (i) the Company’s entry into, and transactions contemplated by, the Gamma IP License, the License Agreement and the Services Agreement and/or (ii) the transactions contemplated by the Option Agreement and this Agreement other than VAT as provided for in any agreement.

5.	ASSETS

5.1	Title and condition

5.1.1	Each asset included in the Accounts or acquired by the Company since the Last Accounting Date is:

(a)	legally and beneficially owned solely by the Company;

(b)	where capable of possession, in the possession or under the control of the Company.

5.1.2	Company owns or has the right to use each asset used in and necessary for the effective operation of its business.

6.	INTELLECTUAL PROPERTY

The Company owns, or has rights to use, all Intellectual Property materially necessary for the Company to operate its business.

6.1	Registered Owned IP

6.1.1	The Disclosure Letter sets out details of all material registered Intellectual Property owned by the Company (“Registered Owned IP”). The Company solely owns the Registered Owned IP.

6.1.2

To the best of the knowledge, information and belief of the Warrantors, (i) there are no issued patents or registered trademarks within the Registered Owned IP that are invalid or unenforceable and (ii) there are no patent applications included within the Registered Owned IP that have not been duly filed and diligently prosecuted.

6.1.3

The Company has received an assignment of rights from each inventor listed in the patents and patent applications included in the Disclosure Letter save in the case of those inventors which are employees of the Company and whose inventions vest in the Company by virtue of their employment relationship. The Company is the sole legal and beneficial owner of each of the patents and patent applications.

6.1.4	All issuance, renewal and maintenance fees due up to and including the date of this Agreement in respect of each of the Registered Owned IP have been paid in full and on time.

6.2	No infringement by Company of third party Intellectual Property

6.2.1

To the best of the knowledge, information and belief of the Warrantors, the activities of the Company, and the practice of the inventions claimed under the Registered Owned IP, do not nor have they in the year prior to the date of this Agreement infringed, misappropriated, misused, violated or otherwise made use without authorisation of any third party Intellectual Property nor has any person threatened to the Company in writing to issue such a notice.

6.2.2

To the best of the knowledge, information and belief of the Warrantors, the Company has not issued any opposition, invalidation, revocation or cancellation proceeding or any other proceeding or counterclaim (including any litigation, arbitration or proceeding pursuant to any other dispute resolution mechanism) concerning the validity, enforceability or title to any Intellectual Property of any third party.

Confidential

6.3	IP Licenses In and IP Licenses Out

6.3.1	Copies of all material licenses of Intellectual Property granted by the Company (“IP Licenses Out”) and granted to the Company (“IP Licenses In”) are included in the Disclosure Bundle.

6.3.2

To the best of the knowledge, information and belief of the Warrantors, no IP License In or IP License Out is currently being, or has at any time been, breached in a material way by the Company or to the best of the Warrantors’ knowledge, information and belief, by any other party thereto. So far as the Warrantors are aware, the rights granted under the IP Licenses In and IP Licenses Out will not be adversely affected by the transactions contemplated by this Agreement.

6.3.3

To the best of the knowledge, information and belief of the Warrantors, all fees, royalties or other amounts due to be paid by or to the Company in respect of any IP License In or IP License Out have been paid in a timely manner and no such payments have been outstanding for more than 60 days.

6.4	Company Confidential Information

6.4.1

To the best of the knowledge, information and belief of the Warrantors, all Company Confidential Information held by the Company is accurately and properly documented to enable the Buyer to acquire and retain its full benefit and is subject to appropriate storage and security measures to preserve the confidentiality and secrecy of such Company Confidential Information.

6.4.2

To the best of the knowledge, information and belief of the Warrantors, the Company has not disclosed any Company Confidential Information to any person other than (i) its employees and advisors who are bound by obligations of confidence (howsoever arising); (ii) in circumstances where such disclosures have been made in the ordinary course of business; and (iii) pursuant to the IP Licenses Out and the IP Licenses In.

7.	INSURANCE

7.1	Policies

The Disclosure Letter sets out a list of insurance policies maintained by or on behalf of the Company (together the “Policies”);

7.2	Status of the Policies

Each of the Policies is valid and enforceable and the Warrantors are not aware of any circumstances that would render any of them void or voidable.

7.3	Premiums

All premiums which are due under the Policies have been paid.

8.	MATERIAL CONTRACTS

8.1	Validity of Material Contract

Confidential

8.1.1	Save for the Transaction Documents. the Company is not a party to or bound by any of the following contracts (each a “Material Contract”):

(c)

any contract limiting the freedom of the Company to engage or participate, or compete with any other person, in any line of business, market or geographic area, or to make use of any Intellectual Property, or any contract granting exclusive rights, rights of refusal, rights of first negotiation or similar rights and/or terms to any person, or any contract otherwise limiting the right of the Company to sell, distribute or manufacture any products or services or to purchase or otherwise obtain any products or services;

(d)

any licenses, sublicenses and other contracts pursuant to which any person is granted any rights to Intellectual Property of the Company or pursuant to which the Company has agreed to any restriction on the right of the Company to use or enforce any Intellectual Property owned by the Company or pursuant to which the Company agrees to encumber, transfer or sell rights in or with respect to any Intellectual Property owned by the Company; or

(e)

any other contract or obligation that individually had or has a value or payment obligation in excess of US$50,000 over the life of the contract or is otherwise material to the Company or its businesses, operations, financial condition, properties or assets.

8.1.2

Each of the Material Contracts is in full force and effect, subject only to the effect, if any, of applicable bankruptcy and other similar laws affecting the rights of creditors generally and rules of law governing specific performance, injunctive relief and other equitable remedies.

8.1.3	No party to a Material Contract has given notice of its intention to terminate to the Company, or has sought to repudiate or disclaim, the Material Contract.

8.1.4	Neither the Company nor, so far as the Warrantors are aware, any party with whom the Company has entered into a Material Contract is in material breach of the Material Contract.

8.1.5

So far as the Warrantors are aware, no circumstances exist which would give rise to any breach of any Material Contract or to any such Material Contract being terminated or varied without the Company’s consent (other than termination without cause upon notice in accordance with the terms of the agreement).

9.	EFFECT OF SALE

Neither the execution nor the performance of this Agreement or any document to be executed at or before the Completion Date will result in the Company losing the benefit of any material asset, grant, subsidy, right or privilege which it enjoys at the date of this Agreement.

10.	LIABILITIES

10.1	Indebtedness

The Company does not have outstanding and has not agreed to create or incur loan capital, borrowings, indebtedness in the nature of borrowings other than the trade debt incurred in the ordinary and usual course of trading.

10.2	Guarantees and indemnities

The Company is not a party to and is not liable under a guarantee, indemnity or other agreement to secure or incur a financial or other obligation with respect to another person’s obligation.

Confidential

10.3	Grants

10.3.1	The Company is not liable to repay an investment or other grant or subsidy made to it by a body (including the Department for Business, Innovation and Skills or its predecessor).

10.3.2

No fact or circumstance (including the execution and performance of this Agreement) exists which might entitle a body to require repayment of, or refuse an application by the Company for, the whole or part of a grant or subsidy.

11.	RESTRICTIONS ON BUSINESS ACTIVITIES

Other than the Transaction Documents, there is no contract, judgment, injunction, order or decree binding upon the Company as of the date of this Agreement which has or would reasonably be expected to have, whether before or after Completion, the effect of prohibiting, restricting or impairing any current or presently proposed business practice of the Company, any acquisition of property by the Company or the conduct or operation of the Company’s business or limiting the freedom of the Company to engage in any line of business, to sell, license or otherwise distribute services or products in any market or geographic area, or to compete with any person.

12.	SERVICE PROVIDERS

12.1	The Company has never employed or engaged any employees, consultants, advisory board members, or independent contractors. The Company has never maintained or offered any:

12.1.1	employee benefit plans;

12.1.2	loan to any independent contractor or consultant;

12.1.3

stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit, dependent care, life insurance or accident insurance plans, programs or arrangements;

12.1.4	bonus, pension, profit sharing, savings, severance, retirement, deferred compensation or incentive plans, programs or arrangements;
12.1.5	other fringe or employee benefit plans, programs or arrangements; or

12.1.6	employment or executive compensation or severance agreements, written or otherwise.

12.2

None of the execution and delivery of this Agreement, the Completion or any other transaction contemplated hereby or any termination of employment or service or any other event in connection therewith or subsequent thereto will, individually or together or with the occurrence of some other event:

12.2.1	result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any person;

12.2.2	increase or otherwise enhance any benefits otherwise payable by the Company;

12.2.3	result in the acceleration of the time of payment or vesting of any such benefits;

12.2.4	obligate the payment of compensation to any person; or

12.2.5	result in the forgiveness in whole or in part of any outstanding loans made by the Company to any person.

Confidential

13.	INTERESTED PARTY TRANSACTIONS

None of the officers and directors of the Company and, as far as the Warrantors are aware, none of the employees of the Company or Shareholders, nor, so far as the Warrantors are aware, any immediate family member of an officer, director, employee or Shareholder, has any direct or indirect ownership, participation, or other interest in, or is an officer, director, employee of or consultant or contractor for any firm, partnership, entity or corporation that competes with, or does business with, or has any contractual arrangement with, the Company (except with respect to (i) F-star or F-star GmbH or (ii) any interest in less than five per cent (5%) of the issued share capital of any Company whose shares are publicly traded). None of said officers, directors or Shareholders or, so far as the Warrantors are aware, any employees or member of their immediate families of the foregoing, is a party to or otherwise directly interested in, any contract to which the Company is a party or by which the Company or any of its assets or properties may be bound or affected in a material manner. As far as the Warrantors are aware, none of said officers, directors, employees or Shareholders has any material interest in any property, real or personal, tangible or intangible (including any Intellectual Property) that is directly related to the business of the Company.

14.	COMPLIANCE WITH OPTION AGREEMENT

At all times since the Effective Date (as defined in the Option Agreement) the Company has complied in all material respects with its covenants set forth in the Option Agreement.

15.	INSOLVENCY, WINDING UP ETC.

15.1	Winding up

No order has been made, petition presented or resolution passed for the winding up of the Company or for the appointment of a liquidator or provisional liquidator to the Company.

15.2	Administration

No administrator has been appointed in relation to the Company. So far as the Warrantors are aware, no notice has been given or filed with the court of an intention to appoint an administrator. No petition or application has been presented or order made for the appointment of an administrator in respect of the Company.

15.3	Receivership

No receiver or administrative receiver has been appointed, nor any notice given of the appointment of any such person, over the whole or part of the Company’s business or assets.

15.4	Moratorium

No moratorium has been sought or has been granted under section 1A of the Insolvency Act 1986 in respect of the Company.

15.5	Voluntary arrangements

No voluntary arrangement has been proposed under section 1 of the Insolvency Act 1986 in respect of the Company.

15.6	Scheme of arrangement

No compromise or arrangement has been proposed, agreed to or sanctioned under Part 26 (Arrangements and Reconstructions) of the Act in respect of the Company, nor has any application been made to, or filed with, the court for permission to convene a meeting to vote on a proposal for any such compromise or arrangement.

Confidential

15.7	Informal arrangements with creditors

The Company has not proposed or agreed to a composition, compromise, assignment or arrangement with any of its creditors.

15.8	Inability to pay debts

The Company is not unable to pay its debts within the meaning of section 123 of the Insolvency Act 1986. There are no unsatisfied written demands that have been served on the Company pursuant to section 123(1)(a) of the Insolvency Act 1986. There is no unsatisfied judgment or court order outstanding against the Company.

15.9	Payment of debts

The Company has not stopped payment of, nor is it unable to pay, its debts as they fall due, nor has the Company commenced negotiations with one or more of its creditors with a view to rescheduling or restructuring any of its indebtedness.

15.10	Distress

No distress, execution, attachment, sequestration or other process has been levied on an asset of the Company which remains undischarged.

15.11	Striking out

No action is being taken by the Registrar of Companies to strike the Company off the register under section 1000 of the Act.

15.12	Analogous proceedings

The Company is not, in any jurisdiction, subject to or threatened by any other procedures or steps which are analogous to those set out above.

16.	COMPETITION

So far as the Warrantors are aware, the Company has not failed to comply with or infringed the competition laws or regulations of any jurisdiction or been investigated for alleged non-compliance or infringement or given any undertaking in connection therewith.

17.	LITIGATION AND COMPLIANCE WITH LAW

Nothing in this Warranty concerns any matters concerned with any Intellectual Property.

For the purposes of this paragraph 12:

“Agent” means, with respect to an entity, any director, officer, employee or other representative of such entity; any person for whose acts such entity may be vicariously liable; and any other person that acts for or on behalf of, or provides services for or on behalf of, such entity, in each case, whilst acting in his capacity as such;

17.1	Litigation

17.1.1

Neither the Company nor, so far as the Warrantors are aware, a person for whose acts or defaults the Company may be vicariously liable is involved, or has been involved, in a civil, criminal, arbitration, administrative or other proceeding. The Company has not received written notice that any civil, criminal, arbitration, administrative or other proceeding is pending or threatened by or against the Company or the assets or properties of the Company, or any of the directors, officers or employees of the Company (in their capacities as such or relating to their employment, services or relationship with the Company) or, so far as the Warrantors are aware, a person for whose acts or defaults the Company may be vicariously liable. So far as the

Confidential

Warrantors are aware, there is no reasonable basis for any action, suit, proceeding, claim, mediation, arbitration or investigation against the Company or the assets or properties of the Company, or any of the directors, officers or employees of the Company (in their capacities as such or relating to their employment, services or relationship with the Company) or a person for whose acts or defaults the Company may be vicariously liable.

17.1.2

There is no outstanding judgment, order, decree, arbitral award or decision of a court, tribunal, arbitrator or governmental agency against the Company, any of its assets or properties, or a person for whose acts or defaults the Company may be vicariously liable.

17.1.3

So far as the Warrantors are aware, there is no reasonable basis for any Person to asset a claim against the Company based upon the Company entering into this Agreement or any of the Transaction Documents.

17.2	Compliance with law

17.2.1	The Company has conducted its business and dealt with its assets in all material respects in accordance with applicable legal and administrative requirements.

17.2.2

The Company has obtained each governmental consent, license, permit, grant, or other authorization of a governmental entity that is required for the operation of the Company’s business or the holding of its assets or properties (all of the foregoing consents, licenses, permits, grants, and other authorizations, collectively, the “Company Authorizations”) and all of the Company Authorizations are in full force and effect. The Company has not received any notice or other communication from any governmental entity regarding (i) any actual or possible violation of law or of any Company Authorization or any failure to comply with any term or requirement of any Company Authorization or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any Company Authorization. None of the Company Authorizations will be terminated or impaired, or will become terminable, in whole or in part, as a result of the consummation of the transactions contemplated by this Agreement.

17.3	Investigations

There is not and has not been any governmental or other investigation, enquiry or disciplinary proceeding concerning the Company that the Company has been notified of and, so far as the Warrantors are aware, none is pending or threatened.

17.4	Making unlawful payments

Neither the Company nor, so far as the Warrantors are aware, any of its Agents has paid, offered, promised, given or authorised the payment of money or anything of value directly or indirectly to any person:

17.4.1	intending to induce a person to improperly perform a function or activity or to reward a person for any such performance; or

17.4.2	while knowing or believing that the acceptance by that person would constitute the improper performance of a function or activity.

Confidential

17.5 Receiving unlawful payments

Neither the Company nor so far as the Warrantors are aware, have any of its Agents has directly or indirectly requested, agreed to receive or accepted money or anything of value:

17.5.1	as a reward for the improper performance of a function or activity by any person;

17.5.2	in circumstances which amount to an improper performance of a function or activity; or

17.5.3	intending that as a consequence of any such request, agreement to receive or acceptance a function or activity will be performed improperly.

SCHEDULE 8

Limitations on Sellers’ Liability

1.	LIMITATION ON QUANTUM

1.1.

No Warrantor shall be liable in respect of [***] unless and until the amount that would otherwise be recoverable from the Warrantors (in aggregate) in respect of [***], when aggregated with any other amounts recoverable in respect of [***] exceeds [***] (the “Threshold”), in which case the Warrantors shall be liable [***].

1.2.	The total aggregate liability of the Warrantors in respect of [***] shall be limited in accordance with clause 6.3.

1.3.

The liability in respect of each Seller in respect of [***] shall be limited to a maximum amount equal to [***] of the aggregate of the Total Consideration paid to such Seller, except for [***] with respect to [***] set forth in [***], which shall be limited to a maximum amount of [***]. The liability in respect of each Seller in respect of [***] shall be limited to a maximum amount equal to [***], except in the case of [***], which shall be limited to a maximum amount of [***].

1.4.

The liability of each Seller, in respect of [***] made against such Seller, and the liability of each Warrantor for [***], and [***] against a Seller shall be limited to a maximum amount equal to [***].

2.	TIME LIMITATIONS

2.1.

No Seller, in respect of [***], or Warrantor, in respect of [***], shall be liable for such Claim (as the case may be) unless the Buyer has given the Sellers’ Representative and each Warrantor notice of such Claim (as the case may be), which notice shall state in reasonable detail the nature of the Claim, the grounds on which it is based (including which Warranty has or Warranties have been breached) and a good faith estimate of the amount claimed and must be notified to the Sellers’ Representative or Warrantor (as the case may be):

(a)	on or before the date that is [***] after the Completion Date in respect of [***];

(b)	on or before [***] in respect of [***]; or

(c)	on or before [***] in respect of [***].

2.2. No Seller shall be liable for [***] or Warrantor shall be liable for [***] unless proceedings in respect of such Claim (as the case may be) are issued and served on the Sellers’ Representative within a period of [***] starting on the day of the Buyer’s notification of such Claim pursuant to Section 2.1 above and provided that such Claim has not otherwise been satisfied, settled or withdrawn.

Confidential

***Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

3.	RECOURSE FOR [***]

In the event that any Seller is liable to the Buyer in respect of [***]following the earlier of (i) exhaustion of the money standing to the credit of the Escrow Account and (ii) the Release Date, the Buyer’s [***] recourse for such liability shall be [***].

4.	NO LIMITATION FOR FRAUD ETC.

Nothing in this Schedule 8 shall have the effect of limiting or restricting any liability of any Seller or Warrantor in respect of a Claim arising as a result of any fraud, wilful misconduct or wilful concealment by or on behalf of that Seller or Warrantor.

5.	RECOVERY ONLY ONCE

The Buyer is not entitled to recover more than once in respect of any one matter giving rise to a loss or liability under this Agreement.

6.	THIRD PARTY RECOVERY

6.1.

If the Sellers pay to a Buyer’s Group Undertaking an amount in respect of a Claim and a Buyer’s Group Undertaking subsequently recovers from another person an amount which is referable to the matter giving rise to the Claim:

(a)	if the amount paid by the Sellers in respect of the Claim is more than the Sum Recovered, the Buyer shall promptly pay to the Sellers the Sum Recovered; and

(b)	if the amount paid by the Sellers in respect of the Claim is less than or equal to the Sum Recovered, the Buyer shall promptly pay to the Sellers an amount equal to the amount paid by the Sellers.

For the purposes of paragraph 6.1 of this Schedule 8, “Sum Recovered” means an amount equal to the total of the amount recovered from the other person plus any interest in respect of the amount recovered from that person less all reasonable costs incurred by a Buyer’s Group Undertaking in recovering the amount from the person.

6.2.

If the Buyer or a Buyer’s Group Undertaking becomes aware that matters have arisen which will or could reasonably be expected to give rise to a Claim, the Buyer will (or will procure that the relevant Buyer’s Group Undertaking will) where practicable (and provided such information is not subject to confidentiality or is not privileged) disclose in writing to the Sellers’ Representative such information and documents relating to the Claim as the Sellers’ Representative may reasonably request (at the sole cost of the Sellers) and will consult with those Sellers to the extent practicable and have regard to their reasonable representations in respect of the resolution of the Claim.

7.	ACCOUNTS

The Sellers shall have no liability in respect of any Claim if and to the extent that any allowance, provision or reserve was made or otherwise reflected in the Accounts or the Completion Accounts in respect of the matter or circumstances giving rise to the Claim.

8.	TAX

8.1.	The Sellers shall not be liable in respect of [***] to the extent that:

(a)	it has been discharged or made good without cost or loss to the Buyer; or

Confidential

***Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

(b)	it arises or is increased as a result of any increase in the rates of Tax announced after the date of this Agreement; or

(c)

it arises or is increased by virtue of the failure or omission by the Company or the Buyer to make any claim, election, surrender or disclaimer or give any notice or consent or do any other thing after Completion (otherwise than at the written request of the Sellers), the making, giving or doing of which was taken into account or assumed in computing any provision or reserve for Tax in the Completion Accounts; or

(d)

any Relief (other than a Relief which has been reflected or shown as an asset in the Completion Accounts, or has been taken into account in calculating any provisions for Tax in the Completion Accounts) is available to reduce or eliminate such Tax liability.

9.	CHANGE IN LAW

The Sellers shall not be liable in respect of any Claim to the extent that it arises, or its value is increased, as a result of a change in any law, legislation, rule or regulation (including any new law, legislation, rule or regulation) that comes into force or otherwise takes effect after the date of this Agreement.

10.	VOLUNTARY ACTS

10.1.

The Sellers shall not be liable in respect of any Claim to the extent that the matter or circumstance giving rise to such Claim arises, occurs or is otherwise attributable to, or the Sellers’ liability pursuant to such Claim is increased as a result of:

[***]

10.2.	The Sellers shall not be liable in respect of any Claim to the extent that [***].

11.	SET OFF

11.1.

Subject to the procedures set forth in paragraph 11.2 below, the Buyer shall be entitled to deduct from the Contingent Consideration payable to a Seller or Sellers when it becomes due and payable in accordance with the provisions of Schedule 5 (Contingent Consideration), an amount equal to any Claim which may exist at the date upon which the Contingent Consideration falls due to be paid by the Buyer; provided, however, that in respect of [***], the Buyer may only deduct or withhold from the Contingent Consideration payable to the Sellers the proportion of the Contingent Consideration (as notified by the Sellers’ Representative pursuant to clause 3.5 of the Agreement) that is due or becomes due to [***].

11.2.

If in connection with a payment of Contingent Consideration that has become due and payable in accordance with the provisions of Schedule 5 (Contingent Consideration), the Buyer in good faith believes that a Claim exists and the Buyer intends to make a deduction to such Contingent Consideration as permitted under paragraph 11.1 above, the Buyer shall, within three (3) Business Days following such payment becoming due and payable, deliver to the Sellers’ Representative and each Warrantor a notice in writing (a

Confidential

***Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

“Set Off Notice”) of such Claim, which Set Off Notice shall state in reasonable detail the nature of the Claim, the grounds on which it is based (including which Warranty has or Warranties have been breached) and a good faith estimate of the amount claimed (the “Set Off Claim”). If the Sellers’ Representative wishes to dispute the Set Off Claim on behalf of the Sellers or any Seller, it may, within twenty (20) Business Days of receipt of the Set Off Notice, indicate the same by written notice to the Buyer (the “Set Off Dispute Notice”) which also shall state in reasonable the basis for the Sellers’ Representative’s dispute and the grounds on which it is based, in which case, either the Buyer or the Sellers’ Representative may then elect to initiate an alternative dispute resolution proceeding pursuant to the procedures set forth in clause 23.3 for purposes of having the Set Off Claim settled (a “Set Off ADR”)

11.3.

Promptly following timely receipt of the Set Off Dispute Notice, the Buyer shall deposit the applicable Contingent Consideration into escrow with SunTrust Bank or another escrow agent mutually acceptable to the Buyer and the Sellers’ Representative. The applicable Contingent Consideration shall be released from escrow and paid in accordance with the decision of the arbitrators in such Set Off ADR.

11.4.	For the avoidance of doubt, the set-off right set out in this paragraph 11 shall not apply to [***].

12.	[***]

[***].

13.	CONDUCT OF THIRD PARTY CLAIMS

13.1.

The provisions of this paragraph 13 shall apply in the event that any third party brings or makes (or threatens to bring or make) any claim, demand, action or proceedings against any of the Buyer or a Buyer’s Group Undertaking which may reasonably be considered likely to give rise to a Claim (a “Third Party Claim”).

13.2.	In the event of a Third Party Claim, the Buyer shall:

(a)	as soon as reasonably practicable [***] give written notice of the Third Party Claim to the Sellers’ Representative, specifying in reasonable detail the nature of the Third Party Claim;

(b)	permit the Sellers’ Representative to participate in the defence of (but not conduct or control) such Third Party Claim at the expense of the Sellers’ Representative;

(c)	keep the Sellers reasonably informed (through the Sellers’ Representative) of the progress of, and all material developments in relation to, the Third Party Claim;

(d)	provide the Sellers’ Representative with copies of all material information and correspondence relating to the Third Party Claim; and

(e)

give (and cause each relevant Buyer’s Group Undertaking to give) the Sellers’ Representative and/or its professional advisers access at reasonable times (and on reasonable prior notice) to its premises and personnel, and to any relevant assets, accounts, documents or records within its control, for the purposes of enabling the Sellers to assess the Third Party Claim and to exercise their rights under this paragraph 13.2.

13.3.

The Buyer shall have the right in its sole discretion to conduct the defence of and to settle or resolve such Third-Party Claim. However, without the prior written consent of the Sellers’ Representative, which consent will not be unreasonably withheld, delayed or conditioned, [***]. In the event that the Sellers’ Representative has consented in writing [***], neither the Sellers’ Representative nor any Seller shall have any power or authority to object [***].

Confidential

***Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

13.4.

The Sellers shall indemnify the Buyer in respect of all costs, charges and expenses that are reasonably and properly incurred by the Buyer (or any other member of the Buyer’s Group) in connection with the defence of a Third Party Claim.

14.	PROVISION OF INFORMATION

If, at any time after the date of this Agreement, a Seller wants to insure against its liabilities in respect of a Claim, the Buyer shall provide such information and assistance as a prospective insurer may reasonably require before effecting the insurance.

15.	PRESERVATION OF INFORMATION

The Buyer shall, and shall ensure that each Buyer Group Company will, use reasonable endeavours to preserve all documents, records, correspondence, accounts and other information whatsoever relevant to a matter which may give rise to a Claim.

16.	RELEASING SELLER FROM LIABILITY

The Buyer may release or compromise in whole or in part the liability of any of the Sellers under this Agreement or grant any time or indulgence to that Seller without affecting the liability of any other Seller.

17.	CONTINGENT LIABILITIES

If any potential Claim arises as a result of a contingent or unquantifiable liability of any Buyer’s Group Undertaking, each Seller will not be obliged to pay any sum in respect of the potential Claim until the liability either ceases to be contingent or becomes quantifiable; provided, however, that this paragraph 17 shall not restrict the Buyer from setting off and deducting the Buyer’s reasonable estimate of any such potential Claim from Contingent Consideration, as permitted by paragraph 11.

EXECUTED and DELIVERED as	)
a DEED by DENALI	)
THERAPEUTICS INC. acting by an authorised officer	)
In the presence of:

Signature of Witness:

Name of Witness:

Address of Witness:

Occupation of Witness:

Confidential

EXECUTED and DELIVERED as	)
a DEED by SHAREHOLDER	)
REPRESENTATIVE SERVICES	)
LLC. acting by an authorised officer
In the presence of:

Signature of Witness:

Name of Witness:

Address of Witness:

Occupation of Witness:

EXECUTED and DELIVERED as a DEED
by
an authorised signatory of

In the presence of:

Signature of Witness:

Name of Witness:

Address of Witness:

Occupation of Witness:

SCHEDULE 3

Form of Exercise Notice

NOTICE OF EXERCISE OF OPTION AGREEMENT

To:	Shareholder Representative Services LLC Attn: Managing Director 1614 15th Street Suite 200 Denver CO 80202 United States	The Board of Directors F-star Gamma Limited Eddeva B920 Babraham Research Campus Cambridge CB22 3AT

This notice comprises an Exercise Notice for the purposes of clause 5 of the option agreement between, among others, Denali Therapeutics Inc., F-star Gamma Limited (the “Company”) and the shareholders in the Company dated [insert date] (the “Option Agreement”).

Capitalised terms in this Exercise Notice have the same meanings given to them in the Option Agreement unless otherwise indicated.

We hereby exercise the option to acquire all of the issued share capital of the Company in accordance with the provisions of the SPA.

This Exercise Notice shall constitute [***] for the purposes of the SPA.

Name:

for and on behalf of
DENALI THERAPEUTICS INC.

Date:

EXECUTED and DELIVERED as a	)
DEED by F-STAR GAMMA	)
LIMITED acting by a director:	)	/s/ John Haurum
In the presence of:
Signature of Witness:		[***]
Name of Witness:		[***]
Address of Witness:		[***]
[***]
Occupation of Witness:		[***]

EXECUTED and DELIVERED as a	)
DEED by DENALI	)
THERAPEUTICS INC. acting by an	)
authorised officer:		/s/ Ryan Watts, CEO
In the presence of:
Signature of Witness:		[***]
Name of Witness:		[***]
Address of Witness:		[***]
[***]
Occupation of Witness:		[***]

Confidential

***Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

EXECUTED and DELIVERED as a	)
DEED by SHAREHOLDER	)
REPRESENTATIVE SERVICES	)
LLC., solely in its capacity as the	)
Shareholders’ Representative, as acting	)
by an authorized officer	)	/s/Illegible
In the presence of:
Signature of Witness:		[***]
Name of Witness:		[***]
Address of Witness:		[***]
[***]
Occupation of Witness:		[***]

EXECUTED and DELIVERED as a DEED by		)
)
	,	)
an authorised signatory of		)
)
)
)
)
In the presence of:
Signature of Witness:
Name of Witness:
Address of Witness:
Occupation of Witness:

Schedule 1.51

TfR Fcab Desired Drug Candidate Profile (DCP) and Fcab Delivery Criteria

[***]

Schedule 1.51

TfR Fcab Discovery Plan

[***]

Confidential

***Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

Schedule 1.89

Licensor Background Patents

[***]

Schedule 11.4

Press Release

F-star Announces Collaborative Agreement with Denali Therapeutics for the

Development of a Multispecific Antibody Platform to Deliver Therapeutics

Across the Blood-Brain Barrier

Cambridge, UK and South San Francisco, USA – 25 August 2016 – F-star, a biopharmaceutical company developing novel bispecific antibodies, announces a collaborative agreement with Denali Therapeutics Inc. (Denali), a biotechnology company focused on neurodegenerative disorders, to research and develop antibodies for the delivery of medicines across the blood-brain barrier (BBB) into the central nervous system (CNS).

The collaboration will leverage F-star’s Modular Antibody TechnologyTM and Denali’s expertise in the development of therapeutics for neurological diseases to generate FcabsTM (constant Fc-domains with antigen-binding activity) which can bind to transporters in the BBB. Using the “plug-and-play” properties of the platform, these Fcabs can be rapidly inserted into any existing antibody to generate a full size bispecific antibody (mAb² TM) which can both cross the BBB, as well as bind to specific targets within the CNS. This mechanism has the potential to treat neurological diseases by acting on specific targets in the brain.

The agreement is with F-star Gamma Limited (F-star Gamma), a new Asset-Centric Vehicle in the F-star family. Under the agreement, Denali will make upfront payments to F-star totalling $6 million. Denali has the option to nominate a pre-specified number of Fcab targets. F-star Gamma will also receive research funding and is eligible for technical milestone payments. In addition, Denali also has the option to acquire F-star Gamma prior to the initiation of the first Phase 1 clinical trial in return for aggregate exercise and milestone payments to the F-star Gamma shareholders of up to $450M in total. If Denali does not exercise the option to acquire F-star Gamma, it has the right to license a pre-specified number of mAb² based on each Fcab generated by F-star Gamma, in return for license fees, development, regulatory and commercial milestones payments with a potential aggregate value of $1B and tiered royalties on product sales.

Confidential

***Certain information in this agreement has been omitted and filed separately with the Securities and Exchange Commission. [***] indicates that text has been omitted and is the subject of a confidential treatment request.

F-star Schedule of Cases for Denali - July 2016

John Haurum, CEO of F-star, commented: “Our Modular Antibody Technology is ideally suited to deliver biologic drugs into the Central Nervous System across the blood-brain barrier. Denali’s scientists are world leaders in understanding the complex mechanisms of the blood-brain barrier and we look forward to collaborating with the team to unlock the potential of our platform and develop more efficient treatments for neurological disorders.”

Ryan Watts, CEO of Denali, said: “We are excited to partner with F-star to tackle one of the toughest problems in medicine, delivery of biologics across the blood-brain barrier. F-star’s deep expertise and proven track record of engineering novel antibodies offer a promising approach for the treatment of neurological disease.”

-Ends-

For further information, please contact:

F-star

John Haurum

Chief Executive Officer

+ 44 7881 244 040

john.haurum@f-star.com

Jane Dancer

Chief Business Officer

+ 44 7739 174 297

jane.dancer@f-star.com

Hume Brophy for F-star

Mary Clark, Eva Haas, Alexia Faure

+44 207 862 6381

fstar@humebrophy.com

About F-star

F-star is a clinical-stage biopharmaceutical company developing bispecific antibody immuno-oncology products selected for their potential to transform the treatment of cancer. Through the application of its highly efficient Modular Antibody Technology™ platform, F-star is the only biotechnology company able to create bispecific antibodies where the second binding site is in the constant Fc region of an antibody.

The strength of the technology and programmes has been leveraged through partnerships with leading biopharmaceutical companies including AbbVie, Bristol-Myers Squibb, Merck Serono and Boehringer Ingelheim. F-star has currently one program in the clinic with a second immuno-oncology program heading toward IND. The Company has built a comprehensive IP estate around its technology and product pipeline, with over 50 patent applications filed and over 25 granted patents.

F-star’s management team has a well-established track record in building successful biotech companies, and developing biologics. The team is advised by a world-leading scientific advisory board and a highly experienced board of directors. F-star has raised close to $100M in non-dilutive capital and revenues. The company currently employs over 60 people at its research site in Cambridge, UK.

For more information visit www.f-star.com

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F-star Schedule of Cases for Denali - July 2016

About Denali Therapeutics Inc.

Denali Therapeutics Inc. is a privately held biotechnology company focused on the discovery and development of therapies for patients with neurodegenerative disease, including Alzheimer’s disease, Parkinson’s disease, ALS and others. Located in South San Francisco, Denali was founded by Drs. Marc Tessier-Lavigne, Ryan Watts, Alex Schuth and investors who share the vision that recent scientific insights in genetics, biology and translational medicine offer an unprecedented opportunity to discover and develop effective medicines for neurodegenerative disease. Denali is rigorously pursuing a science-driven approach to translational medicine and clinical development. Founding investors include ARCH Venture Partners, F-Prime Biosciences, Flagship Ventures and the Alaska Permanent Fund. To learn more, visit our website: www.denalitherapeutics.com.

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